                                  SCHEDULE 14C
                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

                Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:
/ /        Preliminary Information Statement
/ /        Confidential, for Use of the Commission Only (as permitted by
           Rule 14c-5(d)(2))
/X/        Definitive Information Statement

                             NABISCO HOLDINGS CORP.
         -------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required

/X/ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

           (1)  Title of each class of securities to which transaction applies:
                Common Stock, par value $.01 per share, of Nabisco
                Holdings Corp.
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                265,069,593 shares
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                $55.00 per share (representing the merger consideration
                payable in cash to Nabisco Holdings Corp. stockholders)
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $14,578,827,615
                ----------------------------------------------------------
           (5)  Total fee paid:
                $2,915,766
                ----------------------------------------------------------
                This fee is partially offset as provided below. The
                remaining $570,016 is being paid with this filing.
/X/        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                $2,345,750
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                Schedule 14A
                ----------------------------------------------------------
           (3)  Filing Party:
                Nabisco Group Holdings Corp.
                ----------------------------------------------------------
           (4)  Date Filed:
                July 21, 2000
                ----------------------------------------------------------

                                 [NABISCO LOGO]

                             NABISCO HOLDINGS CORP.
                                 7 CAMPUS DRIVE
                           PARSIPPANY, NJ 07054-0311

Dear Stockholder:

    The Board of Directors of Nabisco Holdings Corp. has approved a merger agreement which provides for the acquisition of the company by Philip Morris Companies Inc. for $55 per share.

    The proposed merger requires approval by a majority of the voting power of all outstanding shares of Nabisco Holdings. Nabisco Group Holdings Corp. ("NGH"), the controlling stockholder of Nabisco Holdings, has agreed to approve the merger upon receipt of approval of the transaction by NGH's public stockholders. NGH will seek approval from its stockholders at a special meeting to be held on October 27, 2000.

    We are not asking you to vote on the merger and the merger agreement. If NGH stockholders approve the transaction at their special meeting on October 27, 2000, NGH, in its capacity as controlling stockholder of Nabisco Holdings, will on the same day act by written consent to adopt the merger agreement and approve the merger. Your approval is not being sought and is not required.

    Please read the attached statement carefully for information about the merger. Please note, however, that Nabisco Holdings is not asking you for a proxy and you are requested not to send a proxy.

    Please do not send in your share certificates at this time. If the merger is completed, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.

    We appreciate your support.

Sincerely,

/s/ Steven F. Goldstone                        /s/ James M. Kilts
STEVEN F. GOLDSTONE                            JAMES M. KILTS
CHAIRMAN                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

Information Statement dated October 3, 2000 and first mailed to stockholders on or about October 5, 2000.

                                 [NABISCO LOGO]

                             NABISCO HOLDINGS CORP.
                                 7 CAMPUS DRIVE
                           PARSIPPANY, NJ 07054-0311

                            ------------------------

                             INFORMATION STATEMENT

                            ------------------------

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY

    This information statement is being furnished to the holders of common stock, $0.01 par value, of Nabisco Holdings Corp. ("Nabisco Holdings") in connection with the proposed acquisition of the company by Philip Morris Companies Inc. ("Philip Morris"). The acquisition will be effected by the merger of a wholly-owned subsidiary of Philip Morris with and into Nabisco Holdings pursuant to an Agreement and Plan of Merger dated as of June 25, 2000 by and among Nabisco Holdings, Philip Morris and the merger subsidiary.

    Under the merger agreement, upon completion of the merger, each outstanding Class A and Class B share of Nabisco Holdings common stock, other than shares as to which appraisal rights have been properly exercised, will be converted into the right to receive $55 in cash.

    The proposed merger requires approval by a majority of the voting power of all outstanding shares of Nabisco Holdings. Nabisco Group Holdings Corp. ("NGH") is the controlling stockholder of Nabisco Holdings, owning Class B shares representing 97.6% of the voting power of Nabisco Holdings. NGH has agreed to approve the merger upon receipt of approval of the transaction by NGH's public stockholders. NGH will seek approval from its stockholders at a special meeting to be held on October 27, 2000.

    We are not asking you to vote on the merger or the merger agreement. If NGH stockholders approve the transaction at their special meeting on October 27, 2000, NGH, in its capacity as controlling stockholder of Nabisco Holdings, will on the same day act by written consent to adopt the merger agreement and approve the merger. Your approval is not being sought and is not required.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................      1

SUMMARY.....................................................      2

THE MERGER..................................................      6
  General...................................................      6
  Company Information and the 1999 Restructuring............      6
  Background of the Transactions............................      7
  Nabisco Holdings' Reasons for the Merger; Recommendation
    of the Nabisco Holdings Board of Directors..............     10
  Opinions of Financial Advisors............................     11
  Merger Agreement..........................................     22
  NGH Voting and Indemnity Agreement........................     29
  Other Matters.............................................     32

INTERESTS OF OFFICERS AND DIRECTORS.........................     33
  Stock Options, Restricted Stock and Restricted Stock
    Units...................................................     33
  Agreements with Certain Executive Officers................     35
  Prior Employment Relationships............................     38
  Indemnification; Directors' and Officers' Insurance.......     38

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES......     39

APPRAISAL RIGHTS............................................     41

SECURITY OWNERSHIP..........................................     44
  Security Ownership of Management..........................     44
  Security Ownership of Certain Beneficial Owners...........     45

WHERE YOU CAN FIND MORE INFORMATION.........................     46

                               ANNEXES

Annex A--Merger Agreement...................................    A-1

Annex B--NGH Voting and Indemnity Agreement.................    B-1

Annex C--Opinion of UBS Warburg LLC.........................    C-1

Annex D--Opinion of Morgan Stanley & Co. Incorporated.......    D-1

Annex E-- Section 262 of the Delaware General Corporation
Law Relating to
         Appraisal Rights...................................    E-1

                               SUMMARY TERM SHEET

Q:  WHAT TRANSACTION IS BEING PROPOSED?

A: We are proposing the acquisition of Nabisco Holdings by Philip Morris for $55 per share. The acquisition will be effected by the merger of a wholly-owned subsidiary of Philip Morris with and into Nabisco Holdings.

Q:  WHAT IS THE REASON FOR THE MERGER?

A: In order to maximize stockholder value, the Board conducted an auction for the sale of Nabisco Holdings. Your Board of Directors believes that the merger is fair to and in the best interests of the company's stockholders; and that the merger will provide value to stockholders substantially greater than the trading prices of Nabisco Holdings stock prior to the announcement of the transaction. An important factor in the Board's determination was the broad scope of the auction conducted by management and outside advisors for the sale of Nabisco Holdings.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: After the merger is completed, you will receive $55 in exchange for each of your shares of Nabisco Holdings.

Q:  WHAT VOTE OF STOCKHOLDERS IS REQUIRED TO APPROVE THE MERGER?

A: The merger requires approval by a majority of the voting power of all outstanding shares of Nabisco Holdings. NGH, the controlling stockholder of Nabisco Holdings, has agreed to approve the merger upon receipt of approval of the transaction by NGH's public stockholders. As a result, your vote is not required.

Q:  WHY IS THERE NO NABISCO HOLDINGS STOCKHOLDER MEETING ABOUT THIS TRANSACTION?

A: No Nabisco Holdings stockholder meeting is necessary because NGH controls sufficient shares to approve the merger by written consent.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. A letter of transmittal for use in surrendering your stock certificates and obtaining payment for the shares will be sent to you promptly after the merger is completed.

Q:  DO I HAVE APPRAISAL RIGHTS?

A: If you so choose, you will be entitled to exercise appraisal rights upon completion of the merger so long as you take all the steps required to perfect your rights. See "Appraisal Rights" in this information statement.

Q:  WHEN WILL THE MERGER BE COMPLETED?

A: We are working towards completing the merger as quickly as possible. In addition to stockholder approval, we must also obtain regulatory approvals. We expect to complete the merger during the fourth quarter of 2000.

Q:  WHOM DO I CALL IF I HAVE QUESTIONS ABOUT THE MERGER?

A: If you have any questions, require assistance, or need additional copies of this information statement or other related materials, please call MacKenzie Partners, Inc. at 1-800-322-2885.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL INFORMATION FROM THIS INFORMATION STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE PROPOSED MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. ADDITIONAL INFORMATION ABOUT NABISCO HOLDINGS HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND IS AVAILABLE UPON REQUEST WITHOUT CHARGE; SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 47.

THE MERGER

This information statement relates to the acquisition of Nabisco Holdings by Philip Morris for $55 per share. The acquisition will be effected by the merger of a wholly-owned subsidiary of Philip Morris with and into Nabisco Holdings.

THE COMPANIES

NABISCO HODINGS CORP.
NABISCO GROUP HOLDINGS CORP.
7 Campus Drive
Parsippany, NJ 07054-0311
(973) 682-5000

Nabisco Holdings, through its operating subsidiaries, is one of the largest food companies in the world, and the largest manufacturer and marketer of cookies and crackers in the United States. NGH is a holding company which owns 100% of the outstanding Class B common stock of Nabisco Holdings, representing approximately 80.5% of the economic interest and 97.6% of the total voting power of Nabisco Holdings' outstanding common stock.

PHILIP MORRIS COMPANIES INC.
120 Park Avenue
New York, NY 10017-5592
(917) 663-5000

Philip Morris is a holding company whose principal wholly-owned subsidiaries, Philip Morris Incorporated, Philip Morris International Inc., Kraft Foods, Inc. and Miller Brewing Company, are engaged in the manufacture and sale of various consumer products. Philip Morris is the largest consumer packaged goods company in the world.

REASONS FOR THE MERGER

In order to maximize stockholder value, the Board conducted an auction for the sale of Nabisco Holdings. The Board of Directors of Nabisco Holdings believes that the proposed merger is fair to and in the best interests of Nabisco Holdings stockholders; and that the proposed merger will provide value to stockholders substantially greater than the trading prices of Nabisco Holdings stock prior to the announcement of the transaction. An important factor in the Board's determination was the broad scope of the auction conducted by management and outside advisors for the sale of Nabisco Holdings.

To review the reasons for the merger in greater detail, see page 10.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

You should be aware that a number of Nabisco Holdings officers and directors may have interests in the merger that are different from, or in addition to, yours (see page 33).

LEGAL DOCUMENTS

The merger agreement and the related NGH voting and indemnity agreement are attached as Annex A and Annex B to this information statement. We encourage you to read these agreements as they are the legal documents that govern the merger.

CONSIDERATION

In the merger, each share of Nabisco Holdings common stock (including all the publicly traded Class A common stock and the 213,250,000 shares of Class B common stock of Nabisco Holdings owned by NGH) will be exchanged for $55 in cash.

STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER

The merger requires approval by a majority of the voting power of all outstanding shares of Nabisco Holdings common stock. NGH, the controlling stockholder of Nabisco Holdings, has entered into a voting and indemnity agreement with Philip Morris with respect to the merger. The agreement generally provides that, upon receiving approval from NGH stockholders, NGH will promptly vote in favor of (or execute a written consent adopting) the merger. The approval by NGH is the only approval from Nabisco Holdings stockholders required to complete the merger.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 11)

In deciding to approve the merger, the Board of Directors considered the opinions of Nabisco Holdings' financial advisors. The Board received written opinions dated June 25, 2000 from each of UBS Warburg LLC and Morgan Stanley & Co. Incorporated to the effect that the consideration to be received by Nabisco Holdings stockholders, including NGH, in the merger is fair to such stockholders from a financial point of view. These opinions are attached as Annex C and Annex D to this information statement.

REGULATORY APPROVALS (SEE PAGE 32)

The merger cannot be completed until

    - the waiting period under the Hart-Scott-Rodino Act has expired or been terminated; and

    - the European Commission approves the merger.

CONDITIONS TO THE MERGER (SEE PAGE 26)

The obligation of Nabisco Holdings and Philip Morris to complete the merger depends upon meeting a number of conditions, including the following:

    - approval by NGH (which, in turn, depends on approval by NGH stockholders of the sale of its 80.5% interest in Nabisco Holdings);

    - no law, court order or injunction shall prohibit the merger;

    - receipt of the regulatory approvals we refer to above;

    - accuracy as of the closing of the representations and warranties made by the other party to the extent specified in the merger agreement; and

    - performance in all material respects by the other party of the obligations required to be performed at or prior to closing.

In addition, Philip Morris's obligation to complete the merger is subject to receipt of all required consents and approvals of governmental entities, except those that, if not received, would not have a material adverse effect on Nabisco Holdings.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 27)

Nabisco Holdings and Philip Morris may mutually agree at any time prior to the completion of the merger to terminate the merger agreement. In addition, either Nabisco Holdings or Philip Morris may terminate the merger agreement if:

    (1) the merger has not been completed by April 30, 2001;

    (2) there is a permanent legal prohibition to the completion of the merger;

    (3) NGH stockholders do not approve the sale of NGH's 80.5% interest in Nabisco Holdings;

    (4) the NGH voting and indemnity agreement has been terminated because the NGH Board has withdrawn its recommendation of the merger agreement or NGH has accepted a superior proposal or breached its obligation to vote in favor of the merger; or

    (5) a change in tax law occurs that would reasonably be expected to result in specified adverse tax consequences.

Philip Morris may terminate the merger agreement if:

    (6) the Nabisco Holdings Board fails to recommend the merger, withdraws or modifies in a manner adverse to Philip Morris its approval or recommendation of the merger or approves or recommends a superior proposal relating to an acquisition of Nabisco Holdings;

    (7) Nabisco Holdings enters into or announces its intention to enter into a definitive agreement with respect to a superior proposal relating to an acquisition of Nabisco Holdings; or

    (8) Nabisco Holdings fails to perform in any material respect any material obligation under the merger agreement, or materially breaches its representations and warranties.

Nabisco Holdings may terminate the merger agreement if:

    (9) its Board authorizes Nabisco Holdings to enter into a written agreement concerning a superior proposal with respect to Nabisco Holdings, so long as Nabisco Holdings has complied with the non-solicitation, board recommendation, notice, negotiation and termination fee provisions of the merger agreement and Philip Morris has not made a definitive, binding offer that is at least as favorable to the Nabisco Holdings stockholders as the superior proposal; or

    (10) Philip Morris fails to perform in any material respect any material obligation under the merger agreement or materially breaches its representations and warranties.

TERMINATION FEES AND EXPENSE REIMBURSEMENT (SEE PAGE 28)

Nabisco Holdings must pay Philip Morris a termination fee of $445 million if:

    - the merger agreement terminates as described in items (6), (7) or
      (9) above;
    - the merger agreement terminates as described in item (8) above, if at the time of termination a third party has made an acquisition proposal relating to an acquisition of Nabisco Holdings and within nine months after termination of the merger agreement, Nabisco Holdings enters into a definitive agreement relating to any acquisition proposal or such a transaction is completed; or

    - the merger agreement terminates as described in items (3) or (4) above and prior to the NGH stockholder meeting, a third party or Nabisco Holdings has publicly announced an acquisition proposal relating to an acquisition of Nabisco Holdings and within nine months after termination of the merger agreement, Nabisco Holdings enters into a definitive agreement relating to any acquisition proposal or such a transaction is completed.

Nabisco Holdings must pay Philip Morris up to $30 million for Philip Morris's transaction-related expenses if:

    - the merger agreement terminates as described in item (8) above, if at the time of termination, a third party has made an acquisition proposal for Nabisco Holdings; or

    - the merger agreement terminates as described in item (3) above.

The expense reimbursement payment would reduce the $445 million payment if it becomes payable.

Philip Morris must pay Nabisco Holdings up to $30 million for Nabisco Holdings' transaction-related expenses if the merger agreement terminates as described in item (10) above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 39)

The receipt by a Nabisco Holdings stockholder of cash for Nabisco Holdings shares will be a taxable transaction for United States federal income tax purposes. A Nabisco Holdings stockholder generally will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder and the stockholder's tax basis in the Nabisco Holdings shares surrendered in the merger. That gain or loss will be a capital gain or loss if the Nabisco Holdings shares are held as a capital asset by the stockholder.

APPRAISAL RIGHTS (SEE PAGE 41)

Nabisco Holdings stockholders will be entitled to appraisal rights under
Section 262 of the Delaware General Corporation Law in connection with the merger so long as they take all steps necessary to perfect their rights.
Section 262 is reprinted in its entirety as Annex E to this information statement.

Annex E should be reviewed carefully by anyone who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, because failure to comply strictly with the procedures set forth in Annex E may result in the loss of appraisal rights. You should not take any action at this time to perfect your appraisal rights. We will send you a notice of appraisal rights at a later date that will describe the timing of any action you will be required to take to perfect your appraisal rights.

                                   THE MERGER

GENERAL

    Nabisco Holdings' Board of Directors is using this information statement to inform Nabisco Holdings' public stockholders about the proposed acquisition of Nabisco Holdings by Philip Morris. The Nabisco Holdings Board of Directors has approved the acquisition.

    The proposed acquisition would occur pursuant to the Agreement and Plan of Merger dated as of June 25, 2000 among Nabisco Holdings, Philip Morris and Strike Acquisition Corp., a wholly-owned subsidiary of Philip Morris (the "merger agreement"). As more fully described in "The Merger--Merger Agreement", under this agreement all outstanding shares of Nabisco Holdings common stock-- consisting of the Class A shares held by Nabisco Holdings' public stockholders and the Class B shares held by NGH--will at the completion of the merger be converted into the right to receive $55 per share in cash.

    NGH is seeking approval from NGH's stockholders for the sale, pursuant to the merger agreement, of all 213,250,000 shares of Class B common stock of Nabisco Holdings currently owned by NGH. The approval from NGH stockholders is required for this transaction because it constitutes the disposition of substantially all of the assets of NGH. Although none of the executive officers or directors of NGH has entered into any voting agreement with respect to this transaction, all such executive officers and directors have indicted their intention to vote their shares in favor of the transaction. The special meeting of NGH stockholders for this purpose will take place on October 27, 2000.

    If NGH stockholders approve the sale of the Nabisco Holdings shares, NGH will act by written consent, as controlling stockholder of Nabisco Holdings, to adopt the merger agreement. Since NGH holds 97.6% of the voting power of Nabisco Holdings, no approval by Nabisco Holdings' public stockholders will be required. NGH's obligation to vote in favor of the merger agreement, and against any competing proposals, is set forth in the NGH voting and indemnity agreement described in "NGH Voting and Indemnity Agreement" and attached as Annex B to this information statement.

COMPANY INFORMATION AND THE 1999 RESTRUCTURING

    NGH is a holding company which owns 100% of the outstanding shares of Class B common stock of Nabisco Holdings, representing approximately 80.5% of the economic interest and 97.6% of the total voting power of Nabisco Holdings' outstanding common stock. Nabisco Holdings, through its operating subsidiaries, is one of the largest food companies in the world, and the largest manufacturer and marketer of cookies and crackers in the United States.

    Prior to the second quarter of 1999, NGH also owned 100% of R.J. Reynolds Tobacco Holdings, Inc. ("RJR"), a holding company which owns R. J. Reynolds Tobacco Company ("Reynolds Tobacco"). During the second quarter of 1999, a series of reorganization transactions was completed, as a result of which NGH, Nabisco Holdings and its subsidiaries are no longer affiliated with RJR, Reynolds Tobacco and its subsidiaries. The principal transactions that affected NGH were the following:

    - On May 12, 1999, RJR and Reynolds Tobacco completed the sale of their international tobacco business to Japan Tobacco Inc. for $8 billion, including the assumption of approximately $200 million of net debt. Proceeds from the sale were used to reduce debt and for general corporate purposes.

    - On May 18, 1999, pursuant to an internal reorganization, RJR transferred all of the outstanding Class B common stock of Nabisco Holdings to its parent, NGH, through a merger transaction (the "Nabisco Holdings Distribution").

    - On June 14, 1999, NGH distributed all of the outstanding shares of RJR common stock to NGH common stockholders of record as of May 27, 1999 (the "RJR Spinoff").

    In connection with the 1999 restructuring, NGH, RJR, Nabisco Holdings and Reynolds Tobacco entered into a Tax Sharing Agreement dated as of June 14, 1999. The Tax Sharing Agreement contains a number of covenants that are intended to protect the tax-free nature of the RJR Spinoff and the Nabisco Holdings Distribution, including a covenant that neither NGH nor Nabisco Holdings will merge with any other person before June 14, 2001, unless the companies obtain an opinion of Davis Polk & Wardwell acceptable to RJR and Reynolds Tobacco, or a ruling from the IRS, in either case to the effect that the proposed transactions will not cause the RJR Spinoff to be taxable to NGH or the Nabisco Holdings Distribution to be taxable to RJR or NGH.

BACKGROUND OF THE TRANSACTIONS

    On February 4, 2000, Carl C. Icahn and certain of his affiliates ("Icahn") filed a statement of beneficial ownership on Schedule 13D disclosing that since December 3, 1999 Icahn had acquired 6.7% of NGH's shares "because [Icahn] believe[d] that they are undervalued compared to their intrinsic worth". The statement further indicated that Icahn "may, from time to time, communicate with [NGH] concerning its affairs, including, possibly, exploring methods to enhance stockholder value". On March 1, 2000, Icahn filed an amendment to the
Schedule 13D, indicating that Icahn's ownership of NGH had increased to 7.8%.

    On March 10, 2000, Icahn & Co., Inc., an Icahn affiliate, sent a letter notifying NGH of its intention to propose nominations of persons for election as directors at NGH's 2000 Annual Meeting of Stockholders. By this time, Mr. Icahn had also increased his beneficial ownership of NGH to 8.9%.

    On March 13, 2000, in response to the risk that Mr. Icahn might acquire control of NGH without paying a fair price, the Board of Directors of NGH adopted a stockholder rights plan, which would be triggered if any person acquired 10% or more of NGH's stock. The rights plan provides that if any person becomes the beneficial owner of 10% or more of NGH's stock, all stockholders, other than such acquiring person, will be entitled to receive, for each right held, upon payment of the exercise price of $50, NGH common stock (or other securities) equal in value to twice such amount.

    On March 30, 2000, Mr. Icahn sent a letter to the Board of Directors of NGH stating that he was prepared to commence a tender offer for 100 million shares of NGH's common stock at $13.00 per share, subject to certain conditions, including that the Board of Directors (1) eliminate NGH's stockholder rights plan, (2) approve his purchase of shares in the proposed tender offer for purposes of Section 203 of the Delaware General Corporation Law and (3) change the 2000 Annual Meeting so that he would be able to vote the shares he purchased in the proposed tender offer at that meeting. By March 30, 2000, Mr. Icahn had further increased his beneficial ownership of NGH to 9.6%. Consummation of the proposed offer would have resulted in Icahn owning over 131 million shares in total, or approximately 40% of NGH.

    On the same day, NGH issued a press release stating that the proposal would be reviewed by the Board of Directors and urging that NGH stockholders take no action pending further announcement from the Board.

    On April 3, 2000, the Board of Directors of NGH held a special meeting to consider the proposal set forth in Mr. Icahn's letter. At that meeting, the Board of Directors of NGH unanimously determined that the price offered in Mr. Icahn's letter was inadequate and that his proposal was not in the best interests of NGH's stockholders. It was the consensus of the NGH Board that, in the absence of Mr. Icahn's proposal and threatened proxy contest, NGH and its stockholders would be best served by continuing with Nabisco Holdings' strategic plan and staying the course as an independent public company while Nabisco Holdings' business and financial results continued to improve. However, the NGH Board concluded, based on the advice of its financial and legal advisors and proxy solicitor, that continuing with this strategy in the face of Mr. Icahn's actions presented a substantial risk that Icahn could gain control of NGH without providing stockholders adequate value, and thus that the NGH Board should explore all practicable alternatives. As a result, NGH issued a press release announcing that its Board of Directors had directed its management to explore all alternatives to maximize stockholder value, including the sale of NGH or the sale of NGH's 80.5% ownership interest in Nabisco Holdings. NGH also announced that it had engaged UBS Warburg LLC ("UBS Warburg") and Morgan Stanley & Co. Incorporated ("Morgan Stanley") as financial advisors.

    The following day, Mr. Icahn sent a letter to the Board of Directors of NGH indicating that, subject to due diligence by himself and his banking institutions for a three-week period, he would be willing to pay $16 per share for all outstanding NGH shares in a transaction to be completed on a "friendly" basis.

    NGH responded on April 5, 2000 with a letter to Mr. Icahn inviting him to join the process then being implemented by NGH's financial advisors, aimed at assuring that NGH stockholders received the greatest value possible for their shares. NGH encouraged Mr. Icahn to contact NGH's financial advisors to obtain a confidentiality agreement and a schedule for submission of bids. NGH noted that the Board of Directors would consider all bona fide proposals at the appropriate time.

    On April 10, 2000, Icahn executed a confidentiality agreement with NGH. The agreement contained a limited standstill provision, under which Icahn agreed to refrain from making an unsolicited offer for NGH or waging a proxy contest until the earlier of July 15, 2000 and the date a definitive agreement is executed with any person for the sale of NGH or Nabisco Holdings.

    Beginning the first week of April 2000, management and the financial and legal advisors of NGH conducted an auction process for the sale of NGH and Nabisco Holdings. The financial and legal advisors contacted numerous potential bidders. On April 6, 2000, confidentiality agreements were sent to a number of these parties, and 15 such agreements in total were signed over the following weeks. In particular, confidentiality agreements were signed with Philip Morris on April 19, 2000 and with RJR on May 5, 2000. After the confidentiality agreements were signed, informational packages were sent to potential bidders, or in the case of Mr. Icahn, to his financing source. Starting on April 12, 2000, NGH's legal and financial advisors began meeting with the potential bidders who had signed confidentiality agreements to discuss due diligence issues. Numerous such meetings were held during April and May. During this same time period, management and the financial and legal advisors of NGH also explored the alternative of converting NGH to a registered investment company following the sale of its 80.5% interest in Nabisco Holdings. As described below, the Board subsequently determined that the sale of NGH to RJR at $30 per share would provide greater value to the stockholders than conversion of NGH to an investment company.

    Representatives of NGH contacted several parties, including RJR, regarding their possible interest in the acquisition of NGH after the sale of Nabisco Holdings. NGH's legal advisors met with the legal advisors of one party, other than RJR, to discuss the prior restructuring transactions and how an acquisition of NGH would be structured. A meeting between senior management of NGH and that party followed. The party later reported it would not be submitting a bid in the auction process, but would continue to evaluate making a proposal once a definitive agreement for the sale of Nabisco Holdings had been signed. In addition, because of RJR's status as a party to the Tax Sharing Agreement described above and as a member of the NGH consolidated tax group prior to the RJR Spinoff, management and legal advisors of NGH and RJR had a number of conversations about the impact of the proposed transactions on the tax treatment of the 1999 restructuring.

    On May 11, 2000, the financial advisors received preliminary indications of interest from a number of bidders. Three parties, including Philip Morris, submitted bids for Nabisco Holdings. One party submitted a bid for the non-biscuit portion of Nabisco Holdings' assets. Icahn submitted a bid for NGH; RJR submitted a bid for NGH after the sale of Nabisco Holdings. These parties were invited to pursue a further due diligence investigation of NGH and Nabisco Holdings through management presentations and visits to a data room, each of which began on May 22 and continued for several weeks thereafter. After May 11, 2000, one additional party presented a preliminary proposal to acquire Nabisco Holdings, and that party thereafter was permitted to participate in the due diligence process.

    On June 7, 2000, draft merger agreements and a draft NGH voting and indemnity agreement were sent to the bidders. However, NGH did not enter into negotiations with any of the seven parties who had submitted preliminary indications of interest with respect to such indications at that time. Of those seven parties, three (for reasons that were not disclosed to NGH) did not submit final bids. Four bidders submitted final bids at the close of business on June 21, 2000.

    In its June 21st bid, Philip Morris offered to purchase 100% of the capital stock of Nabisco Holdings for $54 per share. On June 22, 2000, Steven F. Goldstone, Chairman of NGH and Nabisco Holdings, met with Geoffrey Bible, Chief Executive Officer and Chairman of Philip Morris, and Louis Camilleri, Chief Financial Officer of Philip Morris, and requested that Philip Morris increase its bid and assume NGH and Nabisco Holdings transaction costs. After further negotiations, Mr. Bible stated that Philip Morris would be prepared to increase its bid to $55 per share and pay up to $50 million in transaction-related expenses if the parties could come to agreement quickly on the other terms outlined in Philip Morris's June 21st proposal. In response to Philip Morris's request for a period of exclusive negotiations, Mr. Goldstone sent a letter to Philip Morris committing not to negotiate with anyone else for the sale of Nabisco Holdings until the Board had either accepted or rejected Philip Morris's offer.

    Another all-cash bid for Nabisco Holdings was submitted on June 21st by another party at a lower price than the Philip Morris bid. On June 23rd, the financial advisors for this other party contacted Nabisco Holdings' financial advisors and indicated that they were in the process of putting together a higher bid. Nabisco Holdings' financial advisors responded that, in view of the late stage of the auction process, any enhanced bid should be submitted as soon as possible. No such bid was ever submitted.

    In its June 21st bid, RJR offered to purchase 100% of the capital stock of NGH, after the sale of Nabisco Holdings had been completed, for a specified percentage of the net after-tax proceeds received by NGH from such sale, which percentage varied depending on the sale price of Nabisco Holdings. Based on a $55 per share price for Nabisco Holdings and RJR's assumptions as to NGH's net liabilities, this bid implied a per share price for NGH of $28.22. On June 22, 2000, a series of discussions occurred between the legal and financial advisors for NGH and RJR regarding certain of the terms and conditions contained in RJR's bid, in particular, the assumptions regarding and the calculation of NGH's net liabilities underlying RJR's bid. Following these discussions, Mr. Goldstone and Andrew Schindler, Chairman and Chief Executive Officer of RJR, had several conversations regarding RJR's offer. During the course of those conversations, Mr. Goldstone advised Mr. Schindler that RJR needed to improve its offer, that RJR was in a competitive situation, and that RJR's bid was insufficient. In a subsequent conversation, Mr. Schindler agreed to improve RJR's offer to more than $29 per share; but Mr. Goldstone responded that the improved offer was still insufficient for him to recommend to the NGH Board and that RJR's bid would need to be at least $30 per share. Mr. Goldstone also advised
Mr. Schindler that he should assume that NGH and Nabisco Holdings would be accepting an offer for Nabisco Holdings at $55 per share. At the conclusion of these discussions, Mr. Schindler agreed to increase RJR's bid to $30 per NGH share.

    In his June 21st bid, Mr. Icahn offered to acquire NGH, assuming no prior sale of Nabisco Holdings, for a combination of $19 in cash and $9 face value in two-year 14% notes for each NGH share. The bid contemplated increasing the leverage at Nabisco Holdings by approximately $3.5 billion in order to finance a substantial portion of the NGH acquisition. Financing for the transactions was not committed and was subject to further due diligence by Mr. Icahn's lenders. On June 22, 2000, Mr. Goldstone telephoned Mr. Icahn to request that he consider raising his bid for NGH. Later that day, Mr. Icahn sent a letter to Mr. Goldstone increasing his bid to $19 in cash and $12 face value in two-year 14% notes for each NGH share. Alternatively, Mr. Icahn offered to acquire NGH after the sale of Nabisco Holdings for 88% of the cash proceeds to NGH from such sale, net of taxes and other liabilities. This offer was conditioned on obtaining financing, which Mr. Icahn estimated would take three weeks.

    On June 23, 2000, the NGH Board and Nabisco Holdings Board held a joint meeting to evaluate the bids. The Boards received a presentation from UBS Warburg and Morgan Stanley regarding the financial aspects of the proposals, and from Davis Polk & Wardwell regarding the legal aspects of the proposals. At the conclusion of the meeting, the Boards instructed management, along with the financial and legal advisors, to pursue negotiations with Philip Morris for the acquisition of Nabisco Holdings and with RJR for the acquisition of NGH, subject to final approval by the Boards.

    Management and the legal advisors for the parties negotiated the terms of the definitive agreements, including the amount of the "break-up" fee and expense reimbursement, the conditions to closing, the termination provisions and the "fiduciary out" provisions, in the following days. Davis Polk & Wardwell delivered the tax opinion required under the Tax Sharing Agreement with respect to the proposed transactions, and RJR confirmed that such opinion was acceptable to RJR for the purposes of these transactions.

    On June 25, 2000, the NGH Board and Nabisco Holdings Board held a joint meeting to give final consideration to the transactions. Davis Polk & Wardwell made a presentation regarding the terms and conditions of the Nabisco Holdings merger agreement with Philip Morris, the related NGH voting and indemnity agreement and the NGH merger agreement with RJR. Each of UBS Warburg and Morgan Stanley delivered its oral opinion to the Nabisco Holdings and NGH Boards, which was subsequently confirmed in writing, that as of such date and based upon and subject to the matters stated in the opinion, the consideration to be received in the Nabisco Holdings merger is fair from a financial point of view to Nabisco Holdings stockholders, including NGH. The NGH Board did not request, and did not receive, a fairness opinion from its financial advisors relating to the NGH merger. The NGH Board believed it could conclude on its own that the RJR acquisition of NGH at $30 per share would provide greater value than the alternative uses for the cash proceeds from the sale of Nabisco Holdings shares, specifically the investment of such proceeds and conversion of NGH to a registered investment company. The NGH Board's conclusion was based, in part, on calculations prepared by NGH's financial advisors regarding the range of likely discounts to net asset value at which NGH stock would trade if NGH were converted to a registered investment company, which range was based on a review of the historical trading discount of NGH's stock relative to its underlying asset value. By the affirmative vote of all directors present, the Nabisco Holdings Board then approved the Nabisco Holdings merger agreement and the NGH voting and indemnity agreement, and the NGH Board approved the NGH merger agreement, the NGH voting and indemnity agreement and the sale of the Nabisco Holdings shares by NGH. NGH issued a press release that afternoon announcing the transactions.

NABISCO HOLDINGS' REASONS FOR THE MERGER; RECOMMENDATION OF THE NABISCO HOLDINGS
  BOARD OF DIRECTORS

    The members of the Boards of Directors of Nabisco Holdings and NGH present at the June 25, 2000 meeting unanimously determined that the Nabisco Holdings merger is fair to and in the best interests of Nabisco Holdings and its stockholders. The Nabisco Holdings Board has approved the merger agreement and the NGH Board has approved the NGH voting and indemnity agreement. All but one member of the NGH Board of Directors attended the meeting. The absent member was unavailable.

    In the course of reaching its decision to approve the merger, the Nabisco Holdings Board consulted with Nabisco Holdings' management, as well as its financial and legal advisors, and considered the following factors:

        (1) the broad scope of the auction for Nabisco Holdings conducted by management and the financial and legal advisors, which involved contacting all parties that were likely to have a potential interest and providing substantial due diligence information to bidders;

        (2) the fact that the merger consideration of $55 per Nabisco Holdings share represented a premium of approximately 101% over the closing price of Nabisco Holdings stock on March 29, 2000, the day prior to the announcement by Mr. Icahn of his proposal to acquire 100 million NGH shares for $13 per share;

        (3) the opinions of UBS Warburg and Morgan Stanley that, as of June 25, 2000 and based upon and subject to the matters stated in the opinions, the consideration to be received in the merger is fair, from a financial point of view, to Nabisco Holdings' stockholders, including NGH;

        (4) the fact that the merger agreement did not include a financing condition and the Board's conclusion, based on consultation with its legal and financial advisors and information provided by Philip Morris, that Philip Morris could reasonably finance the purchase price for the merger;

        (5) the lack of any required approval by Philip Morris stockholders to complete the merger;

        (6) the opinion provided by Davis Polk & Wardwell to NGH and RJR that the proposed transactions will not cause the Nabisco Holdings Distribution or the RJR Spinoff to be taxable, which opinion was required under the Tax Sharing Agreement; and

        (7) the terms and conditions of the merger agreement and the NGH voting and indemnity agreement, including the provisions that permit Nabisco Holdings or NGH to furnish information to and participate in discussions or negotiations with a third party that has made an unsolicited acquisition proposal if the applicable Board of Directors determines in good faith that such an acquisition proposal is likely to result in a superior proposal (as described in "The Merger--Merger Agreement") and to terminate the merger agreement to accept such superior proposal upon prior notice to, and further negotiations with, Philip Morris and payment of a $445 million termination fee.

    In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Nabisco Holdings Board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors considered in connection with the recommendation. The Board relied on the experience and expertise of UBS Warburg and Morgan Stanley, its financial advisors, for quantitative analysis of the financial terms of the merger. See "Opinions of Financial Advisors." In addition, the Board did not undertake to make any specific determination as to whether any particular factor was essential to its ultimate determination, but rather the Board conducted an overall analysis of the factors described above, including thorough discussions with and questioning of its management and legal and financial advisors. In considering the factors described above, individual members of the Board may have given different weight to different factors.

OPINIONS OF FINANCIAL ADVISORS

    NGH and Nabisco Holdings jointly retained UBS Warburg LLC and Morgan Stanley & Co. Incorporated to act as financial advisors in connection with the merger.

    OPINION OF UBS WARBURG LLC

    At the joint meeting of the NGH Board and the Nabisco Holdings Board held on June 25, 2000, UBS Warburg delivered its oral opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, including a review of the definitive agreements for the transaction, the consideration of $55.00 per share in cash that each of the holders of Nabisco Holdings common stock other than Philip Morris and its affiliates is to receive pursuant to the Nabisco Holdings merger agreement is fair, from a financial point of view, to the holders of Nabisco Holdings common stock, including NGH. The opinion was confirmed by delivery of a written opinion dated June 25, 2000, the date of execution of the Nabisco Holdings merger agreement.

    THE FOLLOWING SUMMARY OF THE UBS WARBURG OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. THE FULL TEXT OF THE UBS WARBURG OPINION SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN AND IS ATTACHED AS ANNEX C TO THIS INFORMATION STATEMENT AND INCORPORATED HEREIN BY REFERENCE. WE ENCOURAGE YOU TO READ CAREFULLY THE UBS WARBURG OPINION IN ITS ENTIRETY.

    UBS Warburg's opinion:

    - is directed to the NGH Board and the Nabisco Holdings Board;

    - relates only to the fairness, from a financial point of view, to the holders of Nabisco Holdings common stock, including NGH, of the consideration to be received by such holders in the merger;

    - does not address the relative fairness of the consideration to be paid pursuant to the merger agreement to the holders of the Class A common stock and to NGH, the holder of the Class B common stock;

    - does not constitute a recommendation to holders of NGH or Nabisco Holdings common stock about how to vote on the transactions;

    - does not address NGH's or Nabisco Holdings' underlying business decision to effect the merger, the form of the transaction or the after-tax consequences of the transaction to any holder of Nabisco Holdings common stock; and

    - is necessarily based upon economic, monetary, market and other conditions as they existed as of the date of the opinion and should be evaluated based upon those conditions.

    In arriving at its opinion, UBS Warburg, among other things:

    - reviewed publicly available business and historical financial information relating to Nabisco Holdings;

    - reviewed the reported prices and trading activity for Nabisco Holdings Class A common stock;

    - reviewed internal financial information and other data concerning the business and financial prospects of Nabisco Holdings, including estimates and financial forecasts prepared by the management of Nabisco Holdings, which were provided to UBS Warburg by Nabisco Holdings;

    - held discussions with members of senior management of Nabisco Holdings regarding the business and prospects of Nabisco Holdings, as well as other matters it believed relevant to its inquiry;

    - reviewed publicly available financial and stock market data with respect to selected companies in lines of business UBS Warburg believed to be generally comparable to those of Nabisco Holdings;

    - compared the financial terms of the merger with the publicly available financial terms of selected other transactions that UBS Warburg believed to be generally relevant;

    - reviewed drafts of the merger agreement and related agreements; and

    - conducted and considered other financial studies, analyses, investigations and information that it considered necessary or appropriate.

    In connection with its review, at NGH's and Nabisco Holdings' direction, UBS
Warburg:

    - did not independently verify any of the information referred to above and relied on it as being complete and accurate in all material respects;

    - assumed that the financial forecasts and estimates referred to above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Nabisco Holdings as to the future financial performance of Nabisco Holdings;

    - did not make any independent evaluation or appraisal of any of the assets or liabilities of Nabisco Holdings, nor was UBS Warburg furnished with any similar evaluation or appraisal;

    - did not express any opinion as to the prices at which the NGH common stock would trade subsequent to the Nabisco Holdings merger or the use of proceeds from the Nabisco Holdings merger by NGH or any other Nabisco Holdings stockholder; and

    - assumed that Nabisco Holdings, Philip Morris and Strike Acquisition Corp. would comply with all material terms of the merger agreement.

    UBS Warburg was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiation between NGH and Nabisco Holdings, on the one hand, and Philip Morris, on the other hand. At NGH's and Nabisco Holdings' direction, UBS Warburg contacted third parties to solicit indications of interest in possible business combination transactions with NGH and Nabisco Holdings. UBS Warburg held discussions with a number of these parties before the date of its opinion. Except to the extent set forth above, neither NGH nor Nabisco Holdings limited UBS Warburg regarding the procedures to be followed or factors to be considered in rendering its opinion.

    In preparing its opinion, UBS Warburg performed a variety of financial and comparative analyses. The material analyses are summarized below. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, UBS Warburg made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, UBS Warburg believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

    In performing its analyses, UBS Warburg made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of NGH or Nabisco Holdings. No company, transaction or business used in those analyses as a comparison is identical to Nabisco Holdings or its businesses or the merger, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

    The estimates contained in the analyses performed by UBS Warburg and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

    NGH and Nabisco Holdings selected UBS Warburg based on its experience, expertise and reputation. UBS Warburg is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, UBS Warburg and its predecessors have provided investment banking services to NGH, Nabisco Holdings and Philip Morris and received customary compensation for the rendering of these services. In the ordinary course of its business, UBS Warburg, its successors and affiliates may trade or have traded securities of NGH, Nabisco Holdings and Philip Morris for their own accounts and, accordingly, may at any time hold a long or short position in such securities. UBS Warburg and its affiliates, including UBS AG, may have other business relationships with NGH, Nabisco Holdings, Philip Morris and their respective affiliates.

    The following is a summary of the material financial analyses used by UBS Warburg in connection with the rendering of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

    HISTORICAL STOCK PRICE ANALYSIS. UBS Warburg reviewed the historical trading prices for Nabisco Holdings Class A common stock for the period from June 15, 1999 through June 21, 2000, and compared the movements in those prices to the movements of an index of publicly-traded branded foods companies for the same period. The branded food company index consists of Campbell Soup Company, ConAgra, Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Keebler Foods Company, Kellogg Company, The Quaker Oats Company, Ralston Purina Company and Sara Lee Corporation. UBS Warburg observed that, during the period from March 29, 2000 (the last day prior to the announcement of Mr. Icahn's intention to commence a tender offer for 100 million shares of NGH's common stock) to June 21, 2000, the per share price of Nabisco Holdings Class A common stock increased 94.1% from $27.31 on March 21, 2000 to $53.00 on June 21, 2000. During the same period, the branded food company index increased by 15.2%.

    SELECTED PUBLIC COMPANIES TRADING ANALYSIS. UBS Warburg reviewed and analyzed selected financial information, ratios and public market multiples for the following 10 publicly-traded branded food companies:

    - Campbell Soup Company

    - ConAgra, Inc.

    - General Mills, Inc.

    - H.J. Heinz Company

    - Hershey Foods Corporation

    - Keebler Foods Company

    - Kellogg Company

    - The Quaker Oats Company

    - Ralston Purina Company

    - Sara Lee Corporation

    UBS Warburg chose the selected public companies because they were publicly-traded companies that, for purposes of the analysis, UBS Warburg considered reasonably similar to Nabisco Holdings in that these companies operate in the branded foods industry. The selected public companies may significantly differ from Nabisco Holdings based on, among other things, the size of the companies, the geographic coverage of the companies' operations, and the particular segments of the branded foods industry in which the companies focus.

    UBS Warburg reviewed, among other things, the following:

    - enterprise values, calculated as the market value of fully diluted equity securities plus indebtedness and minority interests less cash, as of June 21, 2000, as a multiple of actual trailing 12 months sales, earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes, commonly referred to as EBIT;

    - equity values, calculated as per share closing stock prices on June 21, 2000, as a multiple of estimated calendar 2000 earnings per share, commonly referred to as EPS; and

    - the ratio of 2000 estimated price/earnings ratio to five-year growth rate provided by I/B/E/S International Inc., or IBES.

    This analysis indicated the following implied multiples for the selected public companies:

                                                        IMPLIED RANGE OF MULTIPLES OF
                                                         SELECTED PUBLIC COMPANIES:
                                                  -----------------------------------------
                                                    LOW        HIGH       MEAN      MEDIAN
                                                  --------   --------   --------   --------
ENTERPRISE VALUE
Actual Trailing 12 Months Sales.................    0.6x       2.7x       1.9x       2.0x
Actual Trailing 12 Months EBITDA................    7.5x      12.7x      10.0x      10.2x
Actual Trailing 12 Months EBIT..................   10.0x      15.0x      12.6x      12.5x
EQUITY VALUE
Estimated Calendar 2000 EPS.....................   11.1x      22.2x      17.3x      17.7x
2000 P/E
IBES Five-Year Growth Rate......................    1.1x       2.2x       1.7x       1.7x

    UBS Warburg then compared the implied multiples derived for the selected public companies with the relevant financial statistics for Nabisco Holdings. This comparison yielded an implied valuation range of $32 to $42 per Nabisco Holdings share versus the $55 per share offered by Philip Morris. Actual trailing 12 months data for Nabisco Holdings and the selected companies were based on the respective companies' Forms 10-K and 10-Q. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for Nabisco Holdings were based on internal estimates provided by the management of Nabisco Holdings.

    SELECTED TRANSACTIONS ANALYSIS. UBS Warburg reviewed and compared publicly available information relating to the following 10 selected transactions in the branded foods industry announced since 1985:

                                                                                  ANNOUNCEMENT
TARGET                                   ACQUIROR                                     DATE
------                                   --------                                 ------------
Bestfoods                                Unilever N.V. and Unilever PLC              5/25/00
American Home Products Corp.             Hicks, Muse, Tate & Furst Inc.               9/6/96
  (Food Division)
Pet Incorporated                         Grand Metropolitan plc                       1/9/95
Gerber Products Company                  Sandoz Ltd.                                 5/23/94
Borden, Inc.                             Kohlberg Kravis Roberts & Co.               9/12/94
Snapple Beverage Corp.                   The Quaker Oats Company                     11/2/94
Beatrice Company                         ConAgra, Inc.                                6/7/90
The Pillsbury Company                    Grand Metropolitan plc                      10/4/88
Kraft Foods, Inc.                        Philip Morris                              10/18/88
General Foods Corporation                Philip Morris                               9/27/85

    UBS Warburg chose the selected transactions because they were business combinations that, for the purposes of the analysis, UBS Warburg considered to be reasonably similar to the merger in that these transactions involved companies in the branded foods industry. The selected transactions may significantly differ from the merger based on, among other things, the size of the transactions, the structure of the transactions and the date the transactions were consummated.

    UBS Warburg reviewed, among other things, the enterprise values implied in the relevant transactions as a multiple of actual trailing 12-months sales, EBITDA and EBIT.

    This analysis indicated the following implied multiples for the selected transactions:

                                                            IMPLIED MULTIPLES OF
                                                           SELECTED TRANSACTIONS:
                                                  -----------------------------------------
                                                    LOW        HIGH       MEAN      MEDIAN
                                                  --------   --------   --------   --------
ENTERPRISE VALUE TO ACTUAL TRAILING 12 MONTHS:
Sales...........................................    0.5x       3.2x       1.6x       1.3x
EBITDA..........................................    5.2x      16.9x      11.5x      11.4x
EBIT............................................    7.6x      24.0x      15.4x      14.9x

    UBS Warburg then compared the implied multiples derived for the selected transactions with the relevant financial statistics for Nabisco Holdings. This comparison yielded an implied valuation range of $48 to $59 per Nabisco Holdings share versus the $55 per share offered by Philip Morris. All multiples for the selected transactions were based on publicly available information at the time of the announcement of the particular transaction. Actual trailing 12-months data for Nabisco Holdings was based on its applicable Forms 10-K and 10-Q.

    DISCOUNTED CASH FLOW ANALYSIS. UBS Warburg performed a discounted cash flow analysis, using internal estimates of the management of Nabisco Holdings, in order to derive an implied equity value reference range for Nabisco Holdings. This analysis was based on:

    - the present value of the estimated unlevered, after-tax free cash flows that Nabisco Holdings could generate over the five-year period 2000 through 2004; and

    - the present value of the 2004 terminal value of Nabisco Holdings based on a range of multiples applied to its estimated future 2004 EBITDA.

    For purposes of this analysis, UBS Warburg used discount rates of 8.5% to 10.0%, which were based on Nabisco Holdings' estimated weighted average cost of capital, and terminal 2004 EBITDA multiples of 9.0x to 11.0x, which were derived by reference to the selected public companies trading analysis. This analysis implied a per share equity value reference range for Nabisco Holdings of $44 to $58.

    OPINION OF MORGAN STANLEY & CO. INCORPORATED

    Pursuant to a letter agreement dated as of April 3, 2000, Morgan Stanley was engaged by NGH and Nabisco Holdings to provide financial advisory services in connection with the merger. At the joint meeting of the Boards of Directors of NGH and Nabisco Holdings on June 25, 2000, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing on the same day, that based upon and subject to the various considerations set forth in the opinion, the aggregate consideration to be paid pursuant to the merger agreement to the holders of the Class A common stock and Class B common stock of Nabisco Holdings (other than Philip Morris and its affiliates) is fair from a financial point of view to such holders, including NGH. Morgan Stanley did not opine on the relative fairness of the consideration to be paid to NGH, as the holder of the Class B common stock, and to the holders of the Class A common stock.

    THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY, DATED JUNE 25, 2000, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX D TO THIS INFORMATION STATEMENT. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE BOARDS OF DIRECTORS OF NGH AND NABISCO HOLDINGS AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID PURSUANT TO THE MERGER AGREEMENT IN THE AGGREGATE TO THE HOLDERS OF SHARES OF NABISCO HOLDINGS COMMON STOCK AS OF THE DATE OF THE OPINION, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF NABISCO HOLDINGS OR NGH AS TO HOW TO VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In connection with rendering its opinion, Morgan Stanley, among other things:

    - reviewed certain publicly available financial statements and other information of Nabisco Holdings;

    - reviewed certain internal financial statements and other financial and operating data concerning Nabisco Holdings prepared by the management of Nabisco Holdings;

    - reviewed certain financial projections regarding Nabisco Holdings prepared by the management of Nabisco Holdings;

    - discussed the past and current operations and financial condition and the prospects of Nabisco Holdings with senior executives of Nabisco Holdings;

    - reviewed the reported prices and trading activity of the Class A common stock;

    - compared the financial performance of Nabisco Holdings and the prices and trading activity of the Class A common stock with that of certain comparable publicly-traded companies and their securities;

    - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    - participated in certain discussions and negotiations among representatives of Nabisco Holdings, NGH and Philip Morris and their financial and legal advisors;

    - reviewed certain drafts of the merger agreement, as well as the NGH voting and indemnity agreement;

    - discussed the tax implications of the consummation of the merger with Nabisco Holdings, NGH and their counsel; and

    - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Nabisco Holdings.

    Morgan Stanley did not make, and did not assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities of Nabisco Holdings, nor was it furnished with any such appraisals. Morgan Stanley assumed that the executed versions of the merger agreement and the NGH voting and indemnity agreement would not differ in any material respect from the last drafts reviewed by Morgan Stanley. Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without material modification or waiver. Morgan Stanley also assumed that the consummation of the merger would not adversely affect the tax-free treatment of the RJR Spinoff. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of June 25, 2000, but its opinion did not address Nabisco Holdings' underlying business decision to effect the transactions contemplated by the merger agreement.

    The following is a brief summary of all material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated June 25, 2000. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary.

    HISTORICAL SHARE PRICE PERFORMANCE. Morgan Stanley reviewed the stock performance of Nabisco Holdings and compared such performance with the stock performance of the companies comprising a U.S.-based, large capitalization food company index (the "Large Capitalization Food Company Index"), which consists of the following companies: Bestfoods, Campbell Soup Company, ConAgra, Inc., General Mills, Inc., Hershey Foods Corporation, H.J. Heinz Company, Kellogg Company, The Quaker Oats Company, Ralston Purina Company and Sara Lee Corporation. Morgan Stanley observed that during the period from March 29, 2000 (the last day prior to the announcement of Mr. Icahn's intention to commence a tender offer for 100 million shares of NGH common stock) to June 21, 2000, the price per share of Nabisco Holdings Class A common stock increased 94.1%. Nabisco Holdings Class A common stock closed at $27.31 per share on March 29, 2000 (the "Unaffected Price") and closed at $53.00 per share on June 21, 2000. In comparison, the Large Capitalization Food Company Index increased 15.9% during the period from March 29, 2000 to June 21, 2000. Morgan Stanley noted that the trading range for the 52-week period ended March 29, 2000 for the Class A common stock was from $26.94 per share to $43.75 per share and compared that to the consideration to be paid in the merger of $55.00 per share. Morgan Stanley also noted that the implied premium of the consideration in the merger of $55.00 per share to the Unaffected Price was 101.4%.

    PEER GROUP COMPARISON. Morgan Stanley compared financial information of Nabisco Holdings with publicly- available information for the following U.S.-based, large capitalization food companies:

    - Bestfoods;

    - Campbell Soup Company;

    - ConAgra, Inc.;

    - General Mills, Inc.;

    - Hershey Foods Corporation;

    - H.J. Heinz Company;

    - Kellogg Company; and

    - The Quaker Oats Company.

    For this analysis, Morgan Stanley examined a range of estimates based on securities research analysts' estimates. The following table presents, as of June 21, 2000, the low, high and median of the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated calendar year 2000 EBITDA, the ratio of share price to estimated calendar year 2000 EPS, the estimated growth in earnings per share over a five-year period, as provided by selected research analysts on publicly-traded companies, and the ratio of the estimated calendar year 2000 price-to-earnings ratio to the estimated five-year growth in earnings per share. Morgan Stanley then compared this information to similar information for Nabisco Holdings based on the consideration to be received pursuant to the merger agreement and Nabisco Holdings based on the Unaffected Price.

                                                                            2000E
                                AGGREGATE                             PRICE-TO-EARNINGS
                               VALUE/2000E    PRICE/     FIVE-YEAR     RATIO/FIVE-YEAR
                                 EBITDA      2000E EPS   EPS GROWTH      EPS GROWTH
                               -----------   ---------   ----------   -----------------
Low..........................       7.0x        11.1x        9.0%             1.1x
High.........................      12.4         25.3        10.0              2.5
Median.......................       9.8         17.7        10.0              1.8
Nabisco Holdings merger
  consideration..............      12.6         23.8        10.0              2.4
Nabisco Holdings (Unaffected
  Price).....................       7.5         11.8        10.0              1.2

    Morgan Stanley noted that a trading comparable multiple range for the peer group companies of 9.0x-11.5x of 2000E EBITDA would imply a Nabisco Holdings price range for the Class A common stock of approximately $36 to $49 per share.

    No company utilized in the peer group comparison analysis is identical to Nabisco Holdings. In evaluating the peer group, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Nabisco Holdings, such as the impact of competition on the business of Nabisco Holdings or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Nabisco Holdings or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Morgan Stanley compared statistics based on publicly available information for selected precedent transactions to the relevant financial statistics for Nabisco Holdings. Morgan Stanley reviewed the following 15 food industry transactions:

TARGET                                 ACQUIROR                               ANNOUNCEMENT DATE
------                                 --------                               -----------------
Bestfoods                              Unilever PLC and Unilever N.V.               5/25/00
Slim-Fast Foods Company                Unilever N.V.                                4/12/00
The Iams Company                       The Procter & Gamble Company                 8/11/99
United Biscuits (Holdings) plc         Finalrealm Limited                          12/17/99
Tropicana Products, Inc.               PepsiCo, Inc.                                7/20/98
Keebler Foods Company                  Flowers Industries, Inc.                      2/3/98
Pet Incorporated                       Grand Metropolitan plc                        1/9/95
Pace Foods Ltd.                        Campbell Soup Company                       11/28/94
Snapple Beverage Corp.                 The Quaker Oats Company                      11/2/94
Borden Inc.                            Kohlberg Kravis Roberts & Co.                9/12/94
Gerber Products Company                Sandoz Ltd.                                  5/23/94
Beatrice Company                       ConAgra, Inc.                                 6/7/90
RJR Nabisco, Inc.                      Kohlberg Kravis Roberts & Co.               10/24/88
Kraft Foods, Inc.                      Philip Morris Companies Inc.                10/17/88
The Pillsbury Company                  Grand Metropolitan plc                       10/4/88

    The following table presents the high, low and median ratios of aggregate value to last twelve-month ("LTM") sales, EBITDA and earnings before interest and taxes ("EBIT") for the selected precedent transactions and compared this information to similar information for Nabisco Holdings based on the consideration to be received pursuant to the merger agreement.

                                                AGGREGATE   AGGREGATE   AGGREGATE
                                                VALUE/LTM   VALUE/LTM   VALUE/LTM
                                                  SALES      EBITDA       EBIT
                                                ---------   ---------   ---------
Low...........................................     0.6x        5.4x        7.9x
High..........................................     4.7        18.6        32.0
Median........................................     1.8        12.4        18.3
Nabisco Holdings merger consideration.........     2.3        13.9        22.6

    Morgan Stanley observed that a trading comparable multiple range of 12.0x-15.0x of LTM EBITDA for selected precedent transactions would imply a Nabisco Holdings price range for the Class A common stock of approximately $46 to $60 per share.

    No transaction utilized as a comparison in the selected precedent transactions analysis is identical to the merger. In evaluating the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Nabisco Holdings, such as the impact of competition on the business of Nabisco Holdings or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Nabisco Holdings or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

    DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley performed a discounted cash flow analysis, which is an analysis of the present value of projected unlevered free cash flows using terminal year EBITDA multiples and discount rates of Nabisco Holdings. Morgan Stanley analyzed Nabisco Holdings' business using publicly-available information, discussions with Nabisco Holdings' management and certain financial forecasts prepared by Nabisco Holdings management for the fiscal years 2000 through 2004. The terminal value was calculated using terminal multiples of estimated 2004 EBITDA ranging from 9.0x to 11.0x. For purposes of this analysis, Morgan Stanley estimated Nabisco Holdings' discounted unlevered free cash flow value using discount rates ranging from 8.5% to 9.5%. The range of discount rates was selected based in part on an analysis of food industry companies used to derive a range of estimated weighted average costs of capital and the experience and judgment of Morgan Stanley with respect to the food industry. The discounted cash flow analysis implied a range of values for Nabisco Holdings Class A common stock of approximately $43 to $55 per share.

    In connection with the review of the merger by the Boards of Directors of NGH and Nabisco Holdings, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Nabisco Holdings.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Nabisco Holdings. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness from a financial point of view of the consideration to be paid pursuant to the merger agreement in the aggregate to the holders of Nabisco Holdings common stock, including NGH, and were conducted in connection with the delivery of the Morgan Stanley opinion to the Boards of Directors of NGH and Nabisco Holdings. The consideration to be received by the holders of the common stock pursuant to the merger agreement and other terms of the merger agreement and the NGH voting and indemnity agreement were determined through arm's-length negotiations between NGH, Nabisco Holdings and Philip Morris and were approved by the NGH and the Nabisco Holdings Boards of Directors. Morgan Stanley provided advice to NGH and Nabisco Holdings during such negotiations; however, Morgan Stanley did not recommend any specific consideration to Nabisco Holdings or that any specific consideration constituted the only appropriate consideration for the Nabisco Holdings merger. In addition, as described above, Morgan Stanley's opinion and presentation to the NGH and the Nabisco Holdings Boards of Directors was one of many factors taken into consideration by such Boards of Directors in making their decision to approve the Nabisco Holdings merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the NGH and the Nabisco Holdings Boards of Directors with respect to the value of Nabisco Holdings or of whether the NGH or the Nabisco Holdings Boards of Directors would have been willing to agree to a different consideration.

    The NGH and the Nabisco Holdings Boards of Directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise and its knowledge of the business affairs of NGH and Nabisco Holdings. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley has provided financial advisory and financing services for NGH, Nabisco Holdings and Philip Morris and has received fees for the rendering of these services. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities or indebtedness of NGH, Nabisco Holdings or Philip Morris for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness.

    FEE ARRANGEMENTS

    Pursuant to an engagement letter dated March 13, 2000 among NGH, Nabisco Holdings and UBS Warburg, and an engagement letter dated April 3, 2000 among NGH, Nabisco Holdings and Morgan Stanley, each of UBS Warburg and Morgan Stanley provided financial advisory services and a fairness opinion to NGH and Nabisco Holdings in connection with the merger. Pursuant to the engagement letters, NGH and Nabisco Holdings have agreed to pay UBS Warburg and Morgan Stanley in the aggregate as compensation for their services the following amounts:
(i) retainer fees of $200,000 per month, (ii) opinion fees of $10,000,000, and
(iii) transaction fees of $41,000,000 upon the completion of an acquisition transaction involving NGH or Nabisco Holdings, against which any retainer fees and opinion fees paid will be credited, it being understood that no more than $41,000,000 in transaction fees will be payable even if more than one such transaction is completed. In addition, pursuant to the engagement letters, Nabisco Holdings has agreed to pay the financial advisors incentive fees of $8,000,000 in the aggregate upon the closing of the merger based upon the $55 per share consideration, and NGH and Nabisco Holdings have agreed to pay additional discretionary incentive fees of $8,000,000 in the aggregate to the financial advisors.

    NGH and Nabisco Holdings have also agreed to reimburse UBS Warburg and Morgan Stanley for their expenses reasonably incurred in performing their services. In addition, NGH and Nabisco Holdings have agreed to indemnify each of UBS Warburg and Morgan Stanley and their respective affiliates, and their respective directors, officers, agents and employees and each person, if any, controlling UBS Warburg or Morgan Stanley or any of their affiliates against certain liabilities and expenses related to or arising out of UBS Warburg's or Morgan Stanley's engagement and any related transactions.

MERGER AGREEMENT

    The following is a summary of the material terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this information statement.

    THE MERGER

    Under the merger agreement, a subsidiary of Philip Morris will merge with and into Nabisco Holdings in accordance with Delaware law. The separate existence of the merger subsidiary will cease and Nabisco Holdings will become a wholly-owned subsidiary of Philip Morris.

    COMPLETION OF THE MERGER

    As soon as practicable after all of the conditions set forth in the merger agreement have been satisfied or waived, the parties will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will be completed at the time the certificate is filed.

    MERGER CONSIDERATION

    The merger agreement provides that each share of Nabisco Holdings common stock outstanding immediately prior to the completion of the merger (except for shares as to which appraisal rights have been properly exercised), will, at the completion of the merger, be converted into the right to receive $55 per share in cash, without interest. However, shares of Nabisco Holdings held as treasury shares or owned by Philip Morris or its subsidiaries will be canceled without any payment for those shares.

    SURRENDER OF CERTIFICATES AND PAYMENT PROCEDURES

    Philip Morris will appoint an exchange agent to handle the exchange of your share certificates for the merger consideration. Soon after the merger is completed, the exchange agent will send you a letter of transmittal and instructions explaining how to surrender your share certificates. If you surrender your certificates to the exchange agent, together with a properly completed letter of transmittal, and all other documents the exchange agent may reasonably require, you will receive the appropriate merger consideration. Until surrendered in accordance with the foregoing instructions, each certificate formerly representing shares of Nabisco Holdings will only represent the right to receive the merger consideration. No interest will be paid or will accrue on the merger consideration payable.

    At the completion of the merger, the stock transfer book of Nabisco Holdings will be closed and there will be no further registration of transfers of shares. If certificates of shares are presented after the completion of the merger, they will be canceled and exchanged for the right to receive the merger consideration.

    STOCK OPTIONS

    At or immediately prior to the completion of the merger, each employee and director option to purchase shares outstanding under any stock option or compensation plan or arrangement of Nabisco

Holdings, whether or not vested or exercisable, will be canceled, and Nabisco Holdings will pay each optionholder an amount in cash determined by multiplying
(1) the excess, if any, of $55 over the applicable exercise price of such option by (2) the number of shares to which such option relates (assuming full vesting of all outstanding options). The payment shall be made before, at or promptly after the completion of the merger in the case of options that were outstanding on the date of the merger agreement. Otherwise, the payment shall be made when and if such option is exercised (or vests, if converted into the right to receive cash) in accordance with its terms.

    COVENANTS

    Nabisco Holdings and Philip Morris have agreed to certain covenants in the merger agreement. A description of the covenants follows:

           NO SOLICITATION BY NABISCO HOLDINGS. The merger agreement prohibits Nabisco Holdings from soliciting, initiating or encouraging any proposal for an alternative acquisition transaction involving Nabisco Holdings or its subsidiaries, or negotiating with or furnishing nonpublic information to, any third party regarding such an acquisition transaction, except that Nabisco Holdings may engage in such activities prior to receipt of approval of the merger from its stockholders if:

       - Nabisco Holdings has received an unsolicited acquisition proposal from that third party, has so notified Philip Morris and has complied with the non-solicitation provisions of the merger agreement;

       - the Board determines in good faith that such proposal is likely to result in a superior proposal, as defined below, and after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties;

       - the third party executes a confidentiality agreement with terms no less favorable to Nabisco Holdings than those contained in the confidentiality agreement with Philip Morris; and

       - Nabisco Holdings notifies Philip Morris of the action it intends to take with respect to the acquisition proposal.

           NABISCO HOLDINGS BOARD'S COVENANT TO RECOMMEND. The Nabisco Holdings Board of Directors has agreed to recommend the approval and adoption of the merger agreement to its stockholders. However, the Board is permitted to withdraw, or modify in a manner adverse to Philip Morris, its recommendation, if:

       - Nabisco Holdings has received an unsolicited acquisition proposal from a third party, has so notified Philip Morris and has complied with the non-solicitation provisions of the merger agreement;

       - the Board determines in good faith that such proposal constitutes a superior proposal, as defined below, and after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties; and

       - Nabisco Holdings notifies Philip Morris of the action it intends to take with respect to its recommendation.

        A "superior proposal" is a bona fide written acquisition proposal
    (1) on terms that the Board of Directors of Nabisco Holdings determines in good faith (after consultation with its financial advisor and taking into account all terms and conditions of the proposal, including the legal, financial and regulatory aspects) provide greater value to Nabisco Holdings' stockholders than the Nabisco Holdings merger (or, if applicable, the amended proposal offered by Philip Morris) and (2) that is reasonably likely to be completed.

           REASONABLE BEST EFFORTS COVENANT. Nabisco Holdings and Philip Morris have agreed to use their reasonable best efforts to take all actions necessary, proper or advisable under applicable laws and regulations to complete the merger. In particular, Nabisco Holdings and Philip Morris have agreed to take all actions necessary to cause the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and to obtain the necessary approvals under foreign laws governing antitrust or merger control matters as soon as practicable, including, in the case of Philip Morris, entering into any required settlement, undertaking, consent decree or stipulation with any governmental entity or implementing any required divestiture, hold separate or similar transaction with respect to any assets. However, Philip Morris is not required to waive any substantial rights or to accept any substantial limitation on its operations or to dispose of any significant assets in connection with obtaining any such consent or authorization unless such waiver, limitation or disposition would not reasonably be expected to have a material adverse effect on Nabisco Holdings, Philip Morris or Philip Morris's food business.

           NABISCO HOLDINGS' INTERIM OPERATIONS. Nabisco Holdings has agreed that until the completion of the merger, Nabisco Holdings and its subsidiaries will conduct their business and operate their properties in the ordinary course consistent with past practice and will use reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Nabisco Holdings has also agreed, with certain exceptions, that neither it nor its subsidiaries will prior to the completion of the merger do any of the following without the consent of Philip Morris:

       - declare dividends other than customary quarterly cash dividends and intercompany dividends;

       - repurchase, redeem or otherwise acquire shares or other securities of Nabisco Holdings or any of its subsidiaries;

       - issue, encumber or sell any shares of Nabisco Holdings, or any securities convertible into shares, or any rights, warrants or options to acquire any shares, other than pursuant to existing stock- based awards or options, or additional options awarded pursuant to existing stock plans in the ordinary course not in excess of 100,000 shares and not granted to any officers or directors of Nabisco Holdings;

       - amend the certificate of incorporation, by-laws or the terms of any outstanding securities of Nabisco Holdings or its subsidiaries;

       - merge with, invest in or acquire the stock or assets of any entity, other than pursuant to existing disclosed commitments, ordinary course purchases of materials and other items, planned capital expenditures or any transaction in the ordinary course not over $5 million;

       - sell, lease, license or otherwise dispose of any subsidiary or assets, other than pursuant to existing disclosed commitments, sales of inventory and equipment in the ordinary course or any transaction in the ordinary course not over $10 million;

       - incur or guarantee indebtedness in excess of $4.6 billion in the aggregate outstanding at any time;

       - adopt or amend an existing employee benefits or compensation arrangement;

       - increase the compensation of executive officers or directors by any amount or of other employees in the aggregate by more than 2% over existing compensation;

       - renew or enter into any material collective bargaining agreement;

       - contribute to any trust or employee arrangement, except as required under existing agreements;

       - adopt a plan of liquidation, dissolution, merger, consolidation, recapitalization or reorganization, or enter into any agreement providing for acceleration of payment or performance as a result of a change in control;

       - enter into or renew any material noncompete or exclusivity agreement;

       - enter into, amend or terminate any agreement with a term longer than a year and having an aggregate value over $10 million;

       - renew, enter into, amend or waive any material rights under any affiliate contract or loan, certain distribution agreements or certain joint venture agreements;

       - exercise any voting or veto rights under the United Biscuits joint venture agreements relating to acquisitions, dispositions or additional indebtedness, other than the fulfillment of certain existing commitments;

       - settle or compromise any material litigation or waive or release any material claim;

       - change accounting policies;

       - sell, license, lease or otherwise dispose of any intellectual property rights, other than existing disclosed commitments; or

       - agree or commit to do any of the foregoing.

           EMPLOYEE BENEFITS MATTERS. Philip Morris has agreed that for a period of two years after the completion of the merger, Nabisco Holdings will provide employee compensation and benefits for current and former employees of Nabisco Holdings and its subsidiaries that are in the aggregate not less favorable to such employees than the benefits plans and arrangements currently maintained by Nabisco Holdings. In the event the employment of any Nabisco Holdings employee is terminated other than for cause during this two-year period, the employee will receive severance or separation benefits in an aggregate amount at least equal to the severance or separation benefits the employee would have received under such circumstances under the benefits plans and arrangements currently maintained by Nabisco Holdings. Philip Morris has also agreed that Nabisco Holdings will after the merger give Nabisco Holdings employees full credit for purposes of eligibility, vesting and, for purposes of vacation and severance benefits only, benefit accrual under any new plans or arrangements for the employees' service recognized for these purposes under benefits plans and arrangements currently maintained by Nabisco Holdings. The obligations outlined above do not extend to employees represented by collective bargaining units and employees with employment agreements, because these employees will receive compensation and benefits in accordance with their respective collective bargaining agreements or employment agreements.

           INDEMNIFICATION AND INSURANCE OF NABISCO HOLDINGS DIRECTORS AND OFFICERS. Philip Morris has agreed that it will cause Nabisco Holdings for six years after the merger:

       - to indemnify Nabisco Holdings' present and former officers and directors for liabilities from their acts or omissions in those capacities occurring prior to the completion of the merger, to the fullest extent permitted by applicable laws or provided under Nabisco Holdings' charter and bylaws; and

       - to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the completion of the merger on terms with respect to coverage and amount no less favorable than the existing policy, provided that the aggregate annual premium paid need not exceed 200% of the current rate paid by Nabisco Holdings.

    REPRESENTATIONS AND WARRANTIES

    Nabisco Holdings made certain customary representations and warranties to Philip Morris, including as to:

    - corporate existence and power;

    - corporate authorization;

    - governmental authorization;

    - non-contravention;

    - capitalization;

    - subsidiaries;

    - SEC filings;

    - disclosure documents;

    - accuracy of financial statements;

    - absence of certain changes;

    - absence of undisclosed liabilities;

    - no material litigation;

    - tax matters;

    - employee benefits matters;

    - compliance with laws and court orders;

    - finders' fees;

    - receipt of opinion of financial advisors;

    - environmental matters;

    - intellectual property rights;

    - ownership and condition of real property;

    - material contracts and joint ventures;

    - indebtedness; and

    - inapplicability of anti-takeover statute.

    Philip Morris made certain customary representations and warranties to Nabisco Holdings, including as to:

    - corporate existence;

    - corporate authorization;

    - governmental authorization;

    - non-contravention;

    - disclosure documents;

    - finders' fees; and

    - availability of financing.

    The representations and warranties contained in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.

    CONDITIONS TO THE MERGER

           MUTUAL CLOSING CONDITIONS. The obligations of Nabisco Holdings and Philip Morris to complete the merger are subject to the satisfaction of the following conditions:

       - adoption of the merger agreement by NGH, as controlling stockholder of Nabisco Holdings;

       - no law, court order, injunction or other legal restraint shall prohibit the merger;

       - expiration or termination of the HSR Act waiting period;

       - approval by the European Commission;

       - accuracy as of the closing of the representations and warranties made by the other party to the extent specified in the merger agreement; and

       - performance in all material respects by the other party of the obligations required to be performed at or prior to closing.

           ADDITIONAL CLOSING CONDITION FOR PHILIP MORRIS'S BENEFIT. Philip Morris's obligation to complete the merger is subject to receipt of all required consents and approvals of government entities, except for consents and approvals which, if not received, would not have a material adverse effect on Nabisco Holdings.

    TERMINATION

    Nabisco Holdings and Philip Morris may mutually agree, at any time prior to the completion of the merger, to terminate the merger agreement. In addition, either Nabisco Holdings or Philip Morris may terminate the merger agreement if:

       (1) the merger has not been completed by April 30, 2001. Neither Nabisco Holdings nor Philip Morris may terminate the merger agreement on this basis, however, if its breach of the merger agreement results in the merger not being completed by this date;

       (2) there is a permanent legal prohibition to the completion of the merger;

       (3) the merger agreement has not been adopted by Nabisco Holdings stockholders because the requisite vote of the NGH stockholders to approve the sale of NGH's Nabisco Holdings shares was not obtained at a duly held NGH stockholders' meeting;

       (4) the NGH voting and indemnity agreement has terminated because the NGH Board has withdrawn its recommendation of the merger agreement or NGH has accepted a superior proposal or breached its obligation to vote in favor of the merger and against completing proposals; or

       (5) a change in tax law occurs that (i) would apply to a transaction completed after such change in tax law (despite a binding written agreement for such transaction) and (ii) would reasonably be expected to result in (A) the imposition of tax on gain realized with respect to Nabisco Holdings shares arising out of the Nabisco Holdings Distribution or on gain realized with respect to RJR shares arising out of the RJR Spinoff or (B) a material increase in the tax liability of NGH resulting from the Nabisco Holdings merger.

    Philip Morris may terminate the merger agreement if:

       (6) the Nabisco Holdings Board fails to recommend the merger, withdraws or modifies in a manner adverse to Philip Morris its approval or recommendation of the merger or the merger agreement, approves or recommends a superior proposal relating to an acquisition of Nabisco Holdings, or resolves to do any of the foregoing;

       (7) Nabisco Holdings enters into, or publicly announces its intention to enter into, a definitive agreement or an agreement in principle with respect to a superior proposal relating to an acquisition of Nabisco Holdings; or

       (8) Nabisco Holdings fails to perform in any material respect any material obligation to be performed under the merger agreement, or breaches any of its representations and warranties such that Philip Morris's condition to closing in this respect cannot be satisfied, and in either case such failure is not cured within 15 business days or such longer period during which Nabisco Holdings exercises its reasonable best efforts to cure.

    Nabisco Holdings may terminate the merger agreement if:

       (9) if its Board authorizes Nabisco Holdings to enter into a written agreement concerning a superior proposal, so long as Nabisco Holdings has complied with the non-solicitation, board recommendation, notice, negotiation and termination fee provisions of the merger agreement and Philip Morris has not made a definitive, binding offer that the Nabisco

           Holdings Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the Nabisco Holdings stockholders as the superior proposal; or

       (10) Philip Morris fails to perform in any material respect any material obligation to be performed under the merger agreement, or breaches any of its representations and warranties such that Nabisco Holdings' condition to closing in this respect cannot be satisfied, and in either case such failure is not cured within 15 business days or such longer period during which Philip Morris exercises its reasonable best efforts to cure.

    If the merger agreement is validly terminated, it will become void without any liability on any party unless such party is in willful breach. However, the provisions relating to termination fees and expenses and certain other provisions will continue in effect.

    CERTAIN FEES AND EXPENSES

    Except as described below, all costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring such costs or expenses.

        NABISCO HOLDINGS AND NGH ADVISOR FEES. The parties have agreed that Nabisco Holdings will be responsible for fees and expenses of the financial, legal and other advisors to Nabisco Holdings and NGH up to $50 million, and NGH will be responsible for all such fees and expenses in excess of $50 million.

        TERMINATION FEES.  Nabisco Holdings has agreed to pay Philip Morris
    $445 million in cash, net of any expenses paid as described below, in any of the following circumstances:

       - the merger agreement terminates as described in items (6), (7) or
         (9) under "--Termination";

       - the merger agreement terminates as described in item (8) under "--Termination" (other than as a result of a breach of representation not caused by action of Nabisco Holdings and not capable of being cured using reasonable best efforts), if at the time of termination a third party has made an acquisition proposal relating to an acquisition of Nabisco Holdings and within nine months after termination of the merger agreement, Nabisco Holdings enters into a definitive agreement in respect of any acquisition proposal or such a transaction is completed; or

       - the merger agreement terminates as described in items (3) or (4) under "--Termination" and prior, to the NGH stockholder meeting, a third party or Nabisco Holdings has publicly announced an acquisition proposal relating to an acquisition of Nabisco Holdings and within nine months after termination of the merger agreement, Nabisco Holdings enters into a definitive agreement in respect of any acquisition proposal or such a transaction is completed.

           EXPENSE REIMBURSEMENT. Nabisco Holdings has agreed to pay Philip Morris up to $30 million as reimbursement for expenses relating to the negotiation and execution of the merger agreement in any of the following circumstances:

       - the merger agreement terminates as described in item (8) under "--Termination" if, at the time of termination, a third party has made an acquisition proposal for Nabisco Holdings; or

       - the merger agreement terminates as described in item (3) under "--Termination".

        The expense reimbursement payment would reduce the $445 million payment if it becomes payable.

        Philip Morris has agreed to pay Nabisco Holdings up to $30 million as reimbursement for expenses relating to the negotiation and execution of the merger agreement if the merger agreement terminates as described in item
    (10) under "--Termination".

    AMENDMENTS AND WAIVERS

    The parties may amend the merger agreement or waive its terms and conditions before the completion of the merger, but, after Nabisco Holdings' stockholders have approved the merger agreement, the parties may not amend the merger agreement in a manner that would reduce or change the kind of consideration stockholders will receive in the merger without further approval of Nabisco Holdings' stockholders.

NGH VOTING AND INDEMNITY AGREEMENT

    The following is a summary of the material terms of the NGH voting and indemnity agreement and is qualified by reference to the complete text of such agreement, which is incorporated by reference and attached as Annex B.

    COVENANTS

    NGH has agreed to certain covenants in the NGH voting and indemnity agreement. The material covenants are as follows:

           AGREEMENT TO VOTE IN FAVOR OF THE NABISCO HOLDINGS MERGER. If NGH stockholders approve the sale of the Nabisco Holdings shares pursuant to the merger agreement, NGH has agreed, in its capacity as controlling stockholder of Nabisco Holdings, to adopt by written consent or otherwise the merger agreement, and to execute and deliver such written consent immediately following (i.e., the same day as) approval of the sale of the Nabisco Holdings shares by NGH stockholders. No further approval by the Nabisco Holdings public stockholders will be required in connection with the merger. NGH has further agreed that, if NGH stockholders approve the sale of the Nabisco Holdings shares, NGH will vote against any competing transaction or proposal.

           NO SOLICITATION BY NGH. The NGH voting and indemnity agreement prohibits NGH from soliciting, initiating or encouraging any proposal for an alternative acquisition transaction involving NGH or its subsidiaries, or negotiating with or furnishing nonpublic information to, any third party regarding such an acquisition transaction, except that NGH may engage in such activities prior to receipt of NGH stockholder approval for the sale of the Nabisco Holdings share if:

       - NGH has received an unsolicited acquisition proposal from that third party, has so notified Philip Morris and has complied with the non-solicitation provisions of the NGH voting and indemnity agreement;

       - the NGH Board determines in good faith that such proposal is likely to result in a superior proposal, as defined below, and after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties; and

       - the third party executes a confidentiality agreement with terms no less favorable to NGH than those contained in the confidentiality agreement with Philip Morris; and

       - NGH notifies Philip Morris of the action it intends to take with respect to the acquisition proposal.

           NGH BOARD'S COVENANT TO RECOMMEND. The NGH Board of Directors has agreed to recommend the sale of NGH's shares of Nabisco Holdings pursuant to the Nabisco Holdings merger agreement. However, the NGH Board is permitted to withdraw, or modify in a manner adverse to Philip Morris, its recommendation, if:

       - NGH has received an unsolicited acquisition proposal from a third party, has so notified Philip Morris and has complied with the non-solicitation provisions of the NGH voting and indemnity agreement; and

       - the NGH Board determines in good faith that such proposal constitutes a superior proposal, as defined below, and after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties; and

       - NGH notifies Philip Morris of the action it intends to take with respect to its recommendation.

        A "superior proposal" is a bona fide written acquisition proposal
    (1) on terms that the Board of Directors of NGH determines in good faith (after consultation with its financial advisor and taking into account all terms and conditions of the proposal, including the legal, financial and regulatory aspects) are more favorable to NGH's stockholders (taking into account the consideration to be received by NGH in the merger) than the merger (or, if applicable, the amended proposal offered by Phillip Morris) and (2) that is reasonably likely to be completed.

           NO AMENDMENTS TO CERTAIN AGREEMENTS.  NGH has agreed not to:

       - amend the NGH merger agreement with RJR or waive any of its rights under that agreement in any manner that would materially delay completion of the merger or create any material additional liabilities of Nabisco Holdings;

       - amend or terminate NGH's stockholder rights plan, except to permit the transactions contemplated by the NGH merger agreement with RJR and the Nabisco Holdings merger agreement or any other transaction to be completed after the Nabisco Holdings merger; or

       - amend the Distribution Agreement dated as of May 12, 1999 among NGH, RJR and Reynolds Tobacco in any manner adverse to Nabisco Holdings' rights under specified provisions of that agreement.

    TERMINATION

    The NGH voting and indemnity agreement may be terminated in any of the following ways:

       (a) The NGH voting and indemnity agreement will automatically terminate on the earlier to occur of:

           (1) the completion of the Nabisco Holdings merger;

           (2) the termination of the merger agreement; and

           (3) the date of the NGH stockholder meeting (including reasonable extensions up to 30 days to obtain additional proxies), if NGH stockholders fail to approve the sale of NGH's Nabisco Holdings shares at such meeting.

       (b) The NGH voting and indemnity agreement may be terminated by NGH if its Board authorizes NGH to enter into a written agreement concerning a superior proposal, so long as NGH has complied with the non-solicitation, board recommendation, notice, negotiation and termination fee provisions of the NGH voting and indemnity agreement and Philip Morris has not made a definitive, binding offer that the NGH Board determines, in good faith after consultation with its financial advisors, is at least as favorable to NGH stockholders (taking into account the consideration to be received by NGH in the merger) as the superior proposal.

       (c) The NGH voting and indemnity agreement may be terminated by Philip Morris if:

           (1) the NGH Board fails to recommend, or withdraws or modifies in a manner adverse to Philip Morris, its approval or recommendation of the sale of the Nabisco Holdings shares, recommends a superior proposal, or resolves to do any of the foregoing;

           (2) NGH enters into, or publicly announces its intention to enter into, a definitive agreement with respect to a superior proposal; or

           (3) NGH breaches its obligations to vote in favor of the Nabisco Holdings merger and against any competing proposal.

    If the NGH voting and indemnity agreement is validly terminated, most of its provisions will cease to have effect. The expenses and indemnification provisions will survive any termination, but the indemnification provisions will terminate automatically if both the Nabisco Holdings merger agreement and the NGH merger agreement have terminated.

    CERTAIN FEES AND EXPENSES

    Except as described below, all costs and expenses incurred in connection with the NGH voting and indemnity agreement and related transactions will be paid by the party incurring such costs or expenses.

        NABISCO HOLDINGS AND NGH ADVISOR FEES. The parties have agreed that Nabisco Holdings will be responsible for fees and expenses of the financial, legal and other advisors to Nabisco Holdings and NGH up to $50 million, and NGH will be responsible for all such fees and expenses in excess of $50 million.

        TERMINATION FEES. NGH has agreed to pay Philip Morris $445 million in cash, less termination fees or expenses previously paid under the merger agreement, in any of the following circumstances:

       - NGH terminates the NGH voting and indemnity agreement as described above in paragraph (b) under "--Termination";

       - the NGH voting and indemnity agreement terminates as described above in paragraph (a)(3) under "--Termination" and, prior to the NGH stockholder meeting, a third party, NGH or Nabisco Holdings has announced an acquisition proposal and within nine months after termination of the NGH voting and indemnity agreement, NGH or Nabisco Holdings enters into a definitive agreement involving any acquisition proposal with respect to Nabisco Holdings or NGH or such a transaction is completed; or

       - Philip Morris terminates the NGH voting and indemnity agreement as described above in paragraphs (c) under "--Termination".

        If termination fees become payable under both the merger agreement and the NGH voting and indemnity agreement, a single fee will be paid by Nabisco Holdings. However, if Nabisco Holdings fails to pay such fee in full on a timely basis, NGH will immediately pay the fee, in which case NGH shall have the right to obtain reimbursement of the fee from Nabisco Holdings.

    INDEMNIFICATION

    After completion of the Nabisco Holdings merger, NGH has generally agreed to indemnify Philip Morris and its affiliates for liabilities relating to NGH's business and Nabisco Holdings has generally agreed to indemnify NGH and its affiliates for liabilities relating to Nabisco Holdings' business.

OTHER MATTERS

    FINANCING OF THE MERGER

    Philip Morris has obtained commitments from Chase Securities Inc. and Credit Suisse First Boston Corp. to provide financing to Philip Morris in an amount sufficient, together with Philip Morris's existing credit facilities, cash on hand and other liquid securities, to pay all required amounts under the merger agreement to Nabisco Holdings stockholders, to effect all necessary refinancing of Nabisco Holdings' or Philip Morris's existing indebtedness that is required as a result of the merger and to pay all related fees and expenses. There is no financing condition to the closing of the merger.

    REGULATORY MATTERS

        U.S. ANTITRUST. Under the HSR Act and the related rules, the merger may not be completed until notifications have been given, certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. On July 21, 2000, NGH (as controlling stockholder of Nabisco Holdings) and Philip Morris each filed the required notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice. On August 18, 2000, the Federal Trade Commission requested additional information in connection with the Nabisco Holdings merger, thereby extending the HSR Act waiting period to the 20th day after substantial compliance with the information request. Expiration or termination of the HSR Act waiting period is a condition to the completion of the merger.

        EUROPEAN UNION. Under EC Council Regulation No. 4064/89 and accompanying regulations, the Nabisco Holdings merger is subject to review by the European Commission. Philip Morris formally notified the European Commission of the merger on September 14, 2000. Completion of review under the European Commission merger regulation is a condition to the merger.

        OTHER LAWS. Nabisco Holdings and Philip Morris conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. Nabisco Holdings and Philip Morris are currently in the process of reviewing whether filings or approvals may be required or desirable in these other jurisdictions. It is currently anticipated that filings will be made in Argentina, Brazil, Canada, Colombia, Hungary, Mexico, South Africa and Taiwan.

        GENERAL. It is possible that governmental entities having jurisdiction over Nabisco Holdings and Philip Morris may seek concessions as conditions for granting approval of the merger. We can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to closing of the merger or within the time frame contemplated by Nabisco Holdings and Philip Morris.

                      INTERESTS OF OFFICERS AND DIRECTORS

    You should be aware that the officers and directors of Nabisco Holdings and NGH have interests in the merger and in the acquisition of NGH by RJR (collectively, the "transactions") that are different from, or in addition to, their interests as stockholders of Nabisco Holdings generally. The Nabisco Holdings Board was aware of these interests and considered them, among other matters, in approving the merger, the merger agreement, the NGH voting and indemnity agreement and the transactions contemplated by these agreements.

STOCK OPTIONS, RESTRICTED STOCK AND RESTRICTED STOCK UNITS

    NGH's and Nabisco Holdings' Long-Term Incentive Plans (each, an "LTIP") contain change of control provisions that will give rise to accelerated vesting of outstanding unvested options as a result of the transactions. In addition, shares of restricted stock, restricted stock units and certain contingent performance shares outstanding under each LTIP will also be subject to accelerated vesting upon stockholder approval of the transactions. Any NGH or Nabisco Holdings option held by a current or former employee or director that is not exercised before completion of the transactions will be cancelled in exchange for a cash payment. Outstanding NGH options held by individuals actively employed by the predecessor to NGH or its subsidiaries on October 11, 1995 and NGH options granted thereafter and prior to January 15, 1999, will be cancelled in exchange for a cash payment equal to the value of the NGH options using a specified "Black-Scholes Methodology" (see Note 4 to the following table). All other NGH options and all Nabisco Holdings options will be cancelled in exchange for a cash payment equal to the difference between the option exercise price and $30.00 (for NGH options) or $55.00 (for Nabisco Holdings options), respectively (in each case, the "Option Spread").

    The following table shows the number of unvested NGH and Nabisco Holdings options held by NGH's and Nabisco Holdings' executive officers and directors whose vesting will accelerate as a result of the transactions, the number of already vested options and the estimated value of all NGH options and Nabisco Holdings options held by such persons.

                                                                                  NUMBER OF
                                                                                  UNVESTED
                             NUMBER OF                                             NABISCO                        AGGREGATE
                           UNVESTED NGH                                           HOLDINGS         ALREADY      OPTION SPREAD
                           OPTIONS THAT                                         OPTIONS THAT       VESTED        VALUE OF ALL
                          ACCELERATE AS A                    AGGREGATE VALUE   ACCELERATE AS A     NABISCO         NABISCO
                           RESULT OF THE    ALREADY VESTED     OF ALL NGH       RESULT OF THE     HOLDINGS         HOLDINGS
                          TRANSACTIONS(1)    NGH OPTIONS       OPTIONS(2)      TRANSACTIONS(1)     OPTIONS        OPTIONS(3)
          NAME                  (#)              (#)               ($)               (#)             (#)             ($)
------------------------  ---------------   --------------   ---------------   ---------------   -----------   ----------------
Steven F. Goldstone.....             0        3,021,323        $54,721,010(4)            0         460,000        $7,648,700
  Chairman of NGH and
  Nabisco Holdings and
  Former Chief Executive
  Officer of NGH
James M. Kilts..........     1,557,298          421,813         34,405,391(5)      559,100         405,900        11,992,405
  President and Chief
  Executive Officer of
  Nabisco Holdings
  and NGH
Richard H. Lenny........       454,000           66,000          8,675,000         124,100          75,900         2,690,570
  President, Nabisco
  Biscuit Company
Douglas R. Conant.......       392,250           57,750          7,485,938          88,950         275,902         6,840,288
  President, Nabisco
  Foods Company

                                                                                  NUMBER OF
                                                                                  UNVESTED
                             NUMBER OF                                             NABISCO                        AGGREGATE
                           UNVESTED NGH                                           HOLDINGS         ALREADY      OPTION SPREAD
                           OPTIONS THAT                                         OPTIONS THAT       VESTED        VALUE OF ALL
                          ACCELERATE AS A                    AGGREGATE VALUE   ACCELERATE AS A     NABISCO         NABISCO
                           RESULT OF THE    ALREADY VESTED     OF ALL NGH       RESULT OF THE     HOLDINGS         HOLDINGS
                          TRANSACTIONS(1)    NGH OPTIONS       OPTIONS(2)      TRANSACTIONS(1)     OPTIONS        OPTIONS(3)
          NAME                  (#)              (#)               ($)               (#)             (#)             ($)
------------------------  ---------------   --------------   ---------------   ---------------   -----------   ----------------
James E. Healey.........       332,500           49,500          6,338,750          79,350         106,150         2,647,320
  Executive Vice
  President & Chief
  Financial Officer of
  Nabisco Holdings and
  Senior Vice President
  and Chief Financcial
  Officer of NGH
C. Michael Sayeau.......       285,750           41,250          5,463,750          77,850         280,868         7,600,969
  Executive Vice
  President & Chief
  Personnel Officer of
  Nabisco Holdings
James A. Kirkman III....       237,000           33,000          4,546,875          64,600         224,997         5,771,453
  Executive Vice
  President, General
  Counsel and Secretary
  of Nabisco Holdings
  and Senior Vice
  President, General
  Counsel and Secretary
  of NGH
David B. Rickard........             0          388,993          6,741,985(4)            0               0                 0
  Former Senior Vice
  President & Chief
  Financial Officer of
  NGH
William L. Rosoff.......             0          233,480          4,025,195(4)            0               0                 0
  Former Senior Vice
  President & General
  Counsel of NGH
All other executive
  officers as a group...     1,526,250          222,750         29,157,702         461,451         811,018        23,255,039
Non-Employee directors
  as a group............        31,503          132,198          1,704,529           9,330          33,870           910,453

------------------------------

(1) This represents the number estimated to be unvested as of August 31, 2000.

(2) The estimated value of NGH options shown in this column assumes a value of NGH common stock of $30 per share and, except as noted for Messrs. Goldstone, Kilts, Rickard and Rosoff, is based on the Option Spread.

(3) The estimated Option Spread value shown in this column assumes a value of Nabisco Holdings common stock of $55 per share.

(4) Following completion of the NGH merger, the NGH options held by Messrs. Goldstone, Rickard and Rosoff will be cancelled in exchange for cash payments equal to the value of the NGH options under a Black-Scholes methodology using the following assumptions: a value of $30 per share; a term equal to the remaining portion of the original option term; a risk-free factor equal to the average yield on zero-coupon U.S. government issues; a maturity coincident with the expiration of the remaining option term; a dividend yield of $.49 per year as a percent of $30 per share; and a volatility based on the daily share closing prices from June 15, 1999 through completion of the NGH merger. The values noted are estimates based on these assumptions, and assume a closing date of November 15, 2000 and a stable market price of $27.00 through the closing date. Actual valuations of these options may vary from the above numbers.

(5) The value shown for Mr. Kilts includes the Option Spread value of 1,590,000 NGH options and, based on the assumptions in Note 4 above, the estimated Black-Scholes value of 389,111 NGH options.

    The following table shows the number of NGH and Nabisco Holdings restricted stock units held by NGH's and Nabisco Holdings' officers and directors and the estimated value of such shares and units (based on the applicable transaction price). These shares and units will vest upon stockholder approval of the transactions.

                                            NUMBER (AND VALUE)   NUMBER (AND VALUE)
                                                  OF NGH         OF NABISCO HOLDINGS
                                             RESTRICTED STOCK     RESTRICTED STOCK
NAME                                             UNITS(1)             UNITS(1)
----                                        ------------------   -------------------
Mr. Goldstone.............................         200,000                     0
                                               $(6,000,000)         $         (0)

Mr. Kilts.................................               0               310,000
                                               $        (0)         $(17,050,000)

Mr. Lenny.................................          42,000                38,500
                                               $(1,260,000)         $ (2,117,500)

Mr. Conant................................          36,000                46,200
                                               $(1,080,000)         $ (2,541,000)

Mr. Healey................................          29,000                17,500
                                               $  (870,000)         $   (962,500)

Mr. Sayeau................................          28,000                39,000
                                               $  (840,000)         $ (2,145,000)

Mr. Kirkman...............................          24,500                25,800
                                               $  (735,000)         $ (1,419,000)

Mr. Rickard...............................               0                     0
                                               $        (0)         $         (0)

Mr. Rosoff................................               0                     0
                                               $        (0)         $         (0)

All other executive officers as a group...         141,500               142,529
                                               $(4,245,000)         $ (7,839,095)

Non-Employee Directors as a group.........         127,600                   502
                                               $(3,828,000)         $    (27,610)

------------------------

(1) The estimated values assume a value of NGH common stock of $30 and a value of Nabisco Holdings common stock of $55.

AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS

    NGH and Mr. Goldstone are parties to an agreement providing that Mr. Goldstone will serve as Chairman of the NGH and the Nabisco Holdings Boards of Directors. While serving as Chairman of both Boards of Directors, Mr. Goldstone will receive an annual fee of $1,250,000 and NGH-provided office facilities in lieu of any other compensation or benefits. Mr. Goldstone will not receive any additional benefits upon termination of his service as Chairman of the NGH and Nabisco Holdings Boards. Under a separation agreement with NGH, dated December 31, 1999, pursuant to which Mr. Goldstone ceased to be the CEO of NGH, Mr. Goldstone is entitled to benefit continuation through December 31, 2002, and will be eligible for retiree health and life coverage thereafter. Under his separation agreement, Mr. Goldstone is also entitled to the payment through 2006 of annual insurance premiums of $74,000 and related tax-reimbursement payments, as well as NGH-provided office facilities until age 65 and to tax-reimbursement payments in connection therewith. Mr. Goldstone also holds 301,725 NGH contingent performance shares which will be payable as a result of the NGH transaction, with a value of $9,051,750. If a "parachute excise tax" is imposed on any payments to

Mr. Goldstone (including with respect to the options and restricted stock units noted above), he will be entitled to tax reimbursement payments.

    Mr. Kilts is a party to an employment agreement with Nabisco Holdings, Nabisco, Inc. and NGH pursuant to which Mr. Kilts serves as President and Chief Executive Officer of Nabisco Holdings, Nabisco, Inc. and NGH and as a member of the Board of Directors of Nabisco Holdings, Nabisco Inc. and NGH. Pursuant to the employment agreement, Mr. Kilts is entitled to receive an annual base salary of at least $1,000,000 per year and is eligible for an annual target bonus opportunity of not less than 100% of his base salary for the relevant year. Upon his completion of five years of active service (or certain earlier involuntary terminations of employment), Mr. Kilts is entitled to a minimum annual pension of $200,000 (payable generally as a single life annuity beginning at age 60). Under the employment agreement, Nabisco Holdings also provides Mr. Kilts with additional term life insurance and will provide Mr. Kilts with retiree medical coverage, with a minimum of 10 years' credited service, upon his retirement on or after age 55.

    Mr. Kilts' employment agreement provides that if his employment is terminated without "cause" by Nabisco Holdings or if he terminates his employment for "good reason," then he will be entitled to two times his annual salary and annual target bonus opportunity, payable over three years, and benefit continuation for three years, and his annual incentive award will vest pro-rata and be paid in a lump sum. In addition, Mr. Kilts will be entitled to secretarial services and an office for six months, outplacement benefits, and a cash payment for his 125,000 Nabisco Holdings contingent performance shares in the amount of $6,875,000. However, if such a termination occurs within two years after stockholder approval of the transactions, then Mr. Kilts will be entitled to three times such salary and bonus and three times his annual perquisite allowance, in a lump sum, in lieu of the continued payment of salary and bonus for two years as noted above, and he will also be entitled to receive his company automobile with a related tax reimbursement payment. If Mr. Kilts' employment is terminated without cause immediately after the consummation of the transaction, he will be entitled to a cash severance payment of approximately $6,600,000. "Cause" includes a crime involving moral turpitude or misconduct materially damaging to Nabisco Holdings, Nabisco, Inc. or NGH. "Good reason" includes a reduction in Mr. Kilts' responsibilities, a reduction in his salary or certain incentive opportunities, relocation, or a change of control or divestiture of Nabisco Holdings or Nabisco, Inc. following which the Chairman of Nabisco Holdings is anyone other than the immediately prior Chairman of NGH. Compensation continuance is based on the highest annual rate of salary in effect prior to termination or a change of control and the higher of the current target incentive award opportunity for the calendar year in which employment terminates or a change of control occurs, or, if higher, the actual award for the prior year. The transactions will constitute a change of control under Mr. Kilts' employment agreement. If a "parachute" excise tax is imposed on any payments to Mr. Kilts (including with respect to the options, stock units and performance shares noted above), he will be entitled to tax reimbursement payments.

    Each of Messrs. Lenny, Conant, Healey, Sayeau, Kirkman and the other Nabisco Holdings executive officers is a party to an employment agreement with Nabisco Holdings, Nabisco, Inc. and NGH which provides that if the executive's employment is involuntarily terminated other than for "cause" by Nabisco, Inc. or if the executive terminates his employment for "good reason," he will be entitled to two years base salary plus bonus, payable over three years, benefit continuation for three years and certain other benefits, including the vesting pro-rata and payment in a lump sum of annual incentive awards. In addition, if the executive will be age 50 with 10 years of service at the end of benefit continuation, he will be deemed eligible for retiree benefits under all welfare benefit and executive compensation plans. However, if such a termination occurs within two years after stockholder approval of the transactions, then the executive will be entitled to two times such salary and bonus and three times his annual perquisite allowance, in a lump sum, in lieu of the continued payment of salary and bonus for two years as noted above, and he will also be entitled to receive his company automobile with a related tax reimbursement payment. The 2000 base salary and annual target bonus opportunity (as a percentage of base salary) for Messrs. Lenny, Conant, Healey, Sayeau and Kirkman is: $470,000, 85%; $400,000, 85%; $385,000, 75%;
$340,000, 65%; and $305,000, 60%, respectively. If Messrs. Lenny, Conant, Healey, Sayeau and Kirkman are terminated without cause immediately after the transactions, they will be entitled to cash severance payments of approximately $1,900,000, $1,650,000, $1,500,000, $1,400,000, and $1,200,000, respectively.
Under their agreements, "cause" generally includes certain criminal conduct, certain other misconduct and the failure to perform certain employment duties; and "good reason" generally includes, but is not limited to, certain reductions in duties, pay, grade, or incentive opportunities, and relocation. Compensation continuance is based on the highest annual rate of salary in effect prior to termination or a change of control and the current target incentive award opportunity for the calendar year in which employment terminates or a change of control occurs, or in the case of Messrs. Sayeau and Kirkman, if higher, the actual award for the prior year. Upon involuntary termination, annual incentive awards will be paid and all vested and a portion of the unvested retention awards under the Nabisco Holdings 1999 Retention Program will be paid. (The aggregate of such retention payments for Messrs. Lenny, Conant, Healey, Sayeau and Kirkman is approximately: $799,500; $793,000; $633,750; $509,000; and
$416,000, respectively, assuming termination without cause immediately after the transactions.) In the event that a "parachute" excise tax is imposed on any payments to any of Messrs. Lenny, Conant, Healey, Sayeau and Kirkman, or any other Nabisco Holdings executive officers (including with respect to the options and stock units noted above), the officer will also be entitled to tax reimbursement payments.

    Under their separation agreements with NGH, pursuant to which they ceased to be NGH officers and employees, Messrs. Rickard and Rosoff are entitled to benefit continuation for three years following their terminations of employment, and each will be eligible for retiree health and life insurance coverage. If a "parachute" excise tax is imposed on any payments to Mr. Rickard or Mr. Rosoff, each will be entitled to tax reimbursement payments.

    Under the Deferred Compensation Plan of Nabisco, Inc., participants were permitted to elect to have their accounts paid immediately upon a change of control. In addition, participants in this plan were permitted to elect to defer amounts payable to them with respect to the cashout of their options and restricted stock units, as described above, and any severance payable to them under the employment agreements described above. All deferred amounts are required to be funded through a Nabisco grantor trust. In addition, participants who are terminated within two years after completion of the transactions will be allowed to have payments of their accounts made over periods of up to 10 years, even if they have less than five years of service; absent a change of control, such participants would have received a lump sum distribution. Finally, under this plan Nabisco is obligated to pay legal fees incurred by participants to enforce their rights under the plan after completion of the transactions.

    Under the Nabisco Holdings Annual Incentive Award Plan, upon consummation of the transactions, all participants will receive a pro-rata bonus based upon their target awards. The payments that will be made to Messrs. Kilts, Lenny, Conant, Healey, Sayeau and Kirkman under this provision, assuming a closing date of November 15, 2000, will be approximately $875,000, $350,000, $298,000,
$253,000, $193,000, and $160,000, respectively (assuming termination without cause immediately after the transactions).

    It is anticipated that Philip Morris will enter into an agreement with Mr. Kilts, effective as of the closing of the transaction. If the proposed agreement becomes final, Mr. Kilts would make himself available for consultation and would be subject to certain restrictive covenants, including a noncompete covenant and a nonsolicitation covenant and would be entitled to an office and secretary. Furthermore, under the proposed agreement, Mr. Kilts would be entitled to enhanced supplemental retirement benefits. In lieu of the cashing out of Mr. Kilts' unvested Nabisco Holdings options and certain restricted shares, those options and restricted shares would be converted, upon the closing of the transaction, into Philip Morris options and restricted shares. It is possible that no agreement between

Philip Morris and Mr. Kilts will be reached or that any agreement reached will be on terms different from those described above.

PRIOR EMPLOYMENT RELATIONSHIPS

    Prior to joining Nabisco Holdings in 1998, Mr. Kilts was Executive Vice President-Worldwide Food of Philip Morris Companies from 1994 to 1997. Prior thereto, Mr. Kilts was President of Kraft USA from 1989 to 1994.

    Prior to joining Nabisco Holdings as President of Nabisco Biscuit Company in 1998, Mr. Lenny was President of Pillsbury North America from 1996 to 1998 and President, Pillsbury Specialty Brands, from 1995 to 1996. Prior thereto,
Mr. Lenny was an employee of Kraft Foods from 1977 to 1995.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    See "The Merger--Merger Agreement--Covenants--Indemnification and Insurance of Nabisco Holding Directors and Officers."

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    This summary of the material United States federal income tax consequences to Nabisco Holdings stockholders, other than NGH, of the merger is based on the law as currently in effect. This summary does not discuss all of the tax consequences that may be relevant to a Nabisco Holdings stockholder in light of its particular circumstances or to stockholders subject to special rules, such as financial institutions, broker-dealers, tax-exempt organizations, stockholders that hold their Nabisco Holdings shares as part of a straddle or a hedging or conversion transaction and stockholders who acquired their Nabisco Holdings shares through the exercise of an employee stock option or otherwise as compensation.

    Nabisco Holdings stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger, including the effect of United States state and local tax laws or foreign tax laws.

    A United States holder refers to:

    - a citizen or resident of the United States,

    - a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States, or

    - an estate or trust, the income of which is includible in gross income for federal income tax purposes regardless of its source.

    A Non-United States holder refers to a Nabisco Holdings stockholder that is not a United States holder.

    UNITED STATES HOLDERS

    The receipt in the merger by a United States holder of cash for Nabisco Holdings shares will be a taxable transaction for United States federal income tax purposes. A Nabisco Holdings stockholder that is a United States holder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder in the merger and the stockholder's tax basis in the Nabisco Holdings shares surrendered in the merger. That gain or loss will be a capital gain or loss if the Nabisco Holdings shares are held as a capital asset by the Nabisco Holdings stockholder, and will be long term capital gain or loss if the Nabisco Holdings shares have been held for more than one year at the time of the merger.

    A Nabisco Holdings stockholder that is a United States holder may be subject to backup withholding at a rate of 31% unless, at the time it surrenders Nabisco Holdings shares in the merger, it provides its taxpayer identification number and certifies that the number is correct or properly certifies that it is awaiting a taxpayer identification number, or unless an exemption is demonstrated to apply. Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the United States holder, provided appropriate information is forwarded to the IRS.

    NON-UNITED STATES HOLDERS

    A Nabisco Holdings stockholder that is a Non-United States holder will not be subject to United States federal income tax on any gain realized on a disposition of Nabisco Holdings shares in the merger unless:

    - the gain is effectively connected with a trade or business in the United States of that Non-United States holder,

    - that Non-United States holder is a non-resident alien individual who holds the Nabisco Holdings shares as a capital asset and who is present in the United States for 183 or more days during the calendar year in which the merger is completed, or

    - that Non-United States holder is subject to tax under the provisions of the Internal Revenue Code on the taxation of United States expatriates.

    Information reporting and backup withholding imposed at a rate of 31% may apply under specified circumstances to cash payments received in the merger by a Non-United States holder unless, at the time it surrenders Nabisco Holdings shares in the merger, the Non-United States holder certifies as to its foreign status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the Non-United States holder, provided appropriate information is forwarded to the IRS.

                                APPRAISAL RIGHTS

    Under Section 262 ("Section 262") of the Delaware General Corporation Law (the "DGCL"), if you comply with the conditions established by Section 262, you will be entitled to dissent and elect to have the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery (the Delaware Court") and paid to you in cash.

    The following is a summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, a copy of which is provided as Annex E to this information statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Nabisco Holdings stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of stock held of record in the name of another person, such as a broker or nominee, you will be required to act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect your appraisal rights.

    Under Section 262, where a merger is accomplished by written consent pursuant to Section 228 of DGCL, the corporation, either before or within 10 days after the completion of the merger, must notify each stockholder entitled to appraisal rights of the approval of the merger and that appraisal rights are available and include in the notice a copy of Section 262. We will send you such a notice no more than 10 days after the completion of the merger. At that time, if you wish to exercise your appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 and seek advice of legal counsel, since failure to comply fully with the procedures of Section 262 will result in the loss of appraisal rights. YOU ARE NOT PRESENTLY REQUIRED TO TAKE ACTION TO PERFECT YOUR APPRAISAL RIGHTS. THE NOTICE WE WILL SEND TO YOU NO MORE THAN 10 DAYS AFTER THE COMPLETION OF THE MERGER WILL DESCRIBE THE TIMING OF ANY ACTION YOU WILL BE REQUIRED TO TAKE TO PERFECT YOUR APPRAISAL RIGHTS.

    If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262, you will be required to deliver to Nabisco Holdings a written demand for appraisal of your shares of Nabisco Holdings stock within 20 days after the date of mailing of the notice of completion of the merger, which demand will be sufficient if it reasonably informs Nabisco Holdings of your identity and that you intend to demand appraisal of your shares.

    Only a holder of record of shares of Nabisco Holdings stock issued and outstanding immediately prior to the completion of the merger will be entitled to assert appraisal rights for the shares of stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of shares of stock owned and that the stockholder intends thereby to demand appraisal of the stockholder's shares of Nabisco Holdings stock.

    If your shares of Nabisco Holdings stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written demand should be made in that capacity. If your shares of Nabisco Holdings stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners.

    A record holder such as a broker who holds shares of Nabisco Holdings stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Nabisco Holdings stock held for one or more beneficial owners while not exercising those rights with respect to the shares of Nabisco Holdings stock held for one or more other beneficial owners; in that case, the written demand should set forth the number of shares of Nabisco Holdings stock as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Nabisco Holdings stock held in the name of the record owner. If you hold your shares of Nabisco Holdings stock in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

    Within 120 days after the completion of the merger, but not thereafter, either Nabisco Holdings or any holder of dissenting shares of Nabisco Holdings stock who has complied with the requirements of Section 262 may file a petition in the Delaware Court demanding a determination of the fair value of all shares of Nabisco Holdings stock held by dissenting stockholders. Nabisco Holdings is under no obligation to and has no present intent to file a petition for appraisal, and you should not assume that Nabisco Holdings will file a petition or that Nabisco Holdings will initiate any negotiations with respect to the fair value of the shares. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262.

    Within 120 days after the completion of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Nabisco Holdings, upon written request, a statement setting forth the aggregate number of shares of Nabisco Holdings stock for which demands for appraisal have been received by Nabisco Holdings and the aggregate number of holders of the shares. Nabisco Holdings must mail this statement to the stockholder within 10 days of receipt of a request or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

    A stockholder timely filing a petition for appraisal with the Delaware Court must deliver a copy to Nabisco Holdings, which will then be obligated within 20 days to provide the Delaware Court with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of Nabisco Holdings stock. After notice to the stockholders, the Delaware Court is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court may dismiss the proceedings as to that stockholder.

    After determining the stockholders entitled to an appraisal, the Delaware Court will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. Upon application of a holder of dissenting shares of Nabisco Holdings stock, the Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares of Nabisco Holdings stock entitled to appraisal.

    IF YOU CONSIDER SEEKING APPRAISAL, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION YOU WOULD RECEIVE UNDER THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES.

    In determining fair value and, if applicable, a fair rate of interest, the Delaware Court is to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In WEINBERGER, the Delaware Supreme Court further stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Any stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger).

    If any stockholder who demands appraisal of shares of Nabisco Holdings stock under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder's shares of Nabisco Holdings stock will be converted into the right to receive the merger consideration in cash in accordance with the merger agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the merger. A stockholder may withdraw a demand for appraisal by delivering to Nabisco Holdings a written withdrawal of the demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the merger will require the written approval of Nabisco Holdings. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder, absent approval of the Delaware Court.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information, as of August 31, 2000, regarding the beneficial ownership of (i) Nabisco Holdings Class A common stock and (ii) common stock, par value $.01 per share, of NGH by each director of Nabisco Holdings, by each of the five most highly compensated executive officers of Nabisco Holdings (as required by SEC rules) and by all directors and executive officers of as a group. Most of these individuals have the opportunity to become the beneficial owners of additional shares of Nabisco Holdings common stock as a result of stock options vesting or becoming exercisable. See "Interests of Officers and Directors in the Transactions". Otherwise, except as noted, the persons named in the table below do not own, beneficially or of record, any other securities of Nabisco Holdings or its subsidiaries and have sole voting and investment power over all securities for which they are shown as beneficial owner.

                                  NUMBER OF SHARES
                                     OF CLASS A         PERCENT OF      NUMBER OF SHARES
                                  NABISCO HOLDINGS       CLASS A             OF NGH
                                    COMMON STOCK     NABISCO HOLDINGS     COMMON STOCK      PERCENT OF
                                    BENEFICIALLY          COMMON          BENEFICIALLY         NGH
NAME OF BENEFICIAL OWNER           OWNED(1)(2)(3)        STOCK(1)         OWNED(1)(4)      COMMON STOCK
------------------------          ----------------   ----------------   ----------------   ------------
Herman Cain.....................         10,300               *                     0             *
John T. Chain, Jr...............         11,300               *                21,837             *
Julius L. Chambers..............              0               *                19,866             *
John L. Clendenin...............            500               *                20,290             *
Douglas R. Conant...............        215,903            0.41%               57,750             *
Steven F. Goldstone.............        274,981            0.53%            3,037,852          0.92%
Ray J. Groves...................              0               *                19,165             *
James E. Healey.................         58,000            0.11%               49,500             *
David B. Jenkins................         11,900               *                     0             *
Nancy Karch(5)..................              0               *                 6,000             *
James M. Kilts..................         11,000               *               421,813          0.13%
Fred H. Langhammer..............              0               *                11,651             *
Richard H. Lenny................          4,225               *                67,000             *
H. Eugene Lockhart..............              0               *                13,929             *
Theodore E. Martin..............              0               *                12,884             *
Rozanne L. Ridgway..............              0               *                11,494             *
C. Michael Sayeau...............        230,719            0.44%               41,296             *
All Directors and Officers as a
  Group.........................      1,517,676            2.85%            4,085,734          1.24%

------------------------

*   Less than 0.1%

(1) For purposes of this table, a person or group of persons is deemed to be the "beneficial owner" of any shares that such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security that such persons or persons has the right to acquire within 60 days is deemed to be outstanding, but it is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) The number of shares of Class A common stock beneficially owned includes shares subject to currently exercisable options in the following amounts:
    (i) 10,300 shares for each of General Chain and Messrs. Cain and Jenkins;
    (ii) 214,852 shares for Mr. Conant; (iii) 260,000 shares for Mr. Goldstone;
    (iv) 229,718 shares for Mr. Sayeau; (v) 55,000 shares for Mr. Healey and
    (vi) 1,475,458 shares for all directors and executive officers as a group.

(3) The number of shares of Class A common stock beneficially owned does not include units issued in the following amounts: (i) 502 units for Mr. Cain;
    (ii) 46,200 units for Mr. Conant; (iii) 17,500 units for Mr. Healey;
    (iv) 310,000 units for Mr. Kilts; (v) 38,500 units for Mr. Lenny;
    (vi) 39,000 units for Mr. Sayeau; and (vii) 605,031 units to all directors and executive officers as a group. The units issued to Mr. Cain are common stock equivalents and were received as deferred compensation. The units issued to the officers are equivalents to restricted stock grants and were received as deferred equity incentives.

(4) The number of shares of NGH common stock beneficially owned includes shares subject to currently exercisable options in the following amounts:
    (i) 19,837 shares for each of General Chain and Messrs. Chambers and Clendenin; (ii) 57,750 shares for Mr. Conant; (iii) 3,021,323 shares for Mr. Goldstone; (iv) 18,000 for Mr. Groves; (v) 49,500 shares for Mr. Healey; (vi) 6,000 shares for
    Ms. Karch; (vii) 421,813 shares for Mr. Kilts; (viii) 11,651 shares for
    Mr. Langhammer; (ix) 66,000 shares for Mr. Lenny; (x) 13,659 shares for
    Mr. Lockhart; (xi) 12,884 shares for Mr. Martin; (xii) 10,494 shares for
    Ms. Ridgway; and (xiii) 3,781,585 shares for all directors and executive officers as a group. The number of shares of NGH common stock beneficially owned does not include the following stock units, which are common stock equivalents received as equity incentives or as deferred fees and other compensation: 7,955 units for each of General Chain and Mr. Chambers; 33,004 units for Mr. Clendenin; 36,000 units for Mr. Conant; 200,000 units for Mr. Goldstone; 25,570 units for Mr. Groves; 29,000 units for Mr. Healey; 1,005 units for each of Mr. Jenkins and Ms. Karch; 11,890 units for Mr. Langhammer; 42,000 units for Mr. Lenny; 15,146 units for Mr. Lockhart; 17,119 units for Mr. Martin; 6,951 units for Ms. Ridgway; and 459,100 units for all directors and officers as a group.

(5) Until December 31, 1999 and for more than five years prior thereto, Ms. Karch was a Senior Partner and Director of McKinsey & Company, Inc., an international consulting firm. McKinsey & Company, Inc. has, from time to time, provided consulting services to Nabisco Holdings and its affiliates during the past few years, for which the consulting firm has been paid usual and customary fees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information, as of August 31, 2000, regarding the beneficial ownership of persons known to Nabisco Holdings to be the beneficial owners of more than 5% of any class of Nabisco Holdings' voting securities. The information was obtained from Nabisco Holdings records and information supplied by the stockholders, including information on
Schedule 13G. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                           NAME AND ADDRESS            NUMBER OF SHARES    PERCENT
TITLE OF CLASS                            OF BENEFICIAL OWNER         BENEFICIALLY OWNED   OF CLASS
--------------                     ---------------------------------  ------------------   --------
Class A common stock               FMR Corp.(1)                              2,717,780       5.3%
                                   82 Devonshire Street
                                   Boston, MA 02109

Class A common stock               John A. Levin & Co., Inc.(2)              3,340,000       6.5%
                                   One Rockefeller Plaza
                                   New York, NY 10020

Class B common stock               Nabisco Group Holdings Corp.(3)         213,250,000       100%
                                   7 Campus Drive
                                   Parsippany, NJ 07054-0311

------------------------

(1) Share numbers and percentages are based on information available to Nabisco Holding as of August 31, 2000. On June 9, 2000, FMR Corp. ("FMR"), Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company ("FMRC") jointly filed a Schedule 13G with the SEC. According to the
    Schedule 13G, FMRC, a wholly-owned subsidiary of FMR, is the beneficial owner of 2,662,300 shares of Class A common stock, as investment advisor to various registered investment companies (the "Funds"). Edward C. Johnson 3d, FMR and the Funds each has sole dispositive power, and the Funds have sole power to vote, the 2,662,300 shares owned by the Funds. As investment manager of institutional accounts, Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 95,300 shares of Class A common stock. Edward C. Johnson 3d and FMR each has sole dispositive power over these shares, sole voting power over 39,200 of these shares and no voting power over 56,100 of these shares.

(2) Share numbers and percentages are based on information available to Nabisco Holdings as of August 31, 2000. According to the Schedule 13G filed jointly with the SEC by John A. Levin & Co., Inc. ("Levin & Co.") and Baker, Fentress & Company ("Baker Fentress") on February 14, 2000, Levin & Co., an indirect wholly-owned subsidiary of Baker Fentress, is the beneficial owner of 3,319,650 shares of Class A common stock, which it holds for the accounts of its investment advisory clients. Levin & Co. has sole voting and dispositive power over 34,500 of these shares.

(3) NGH is the beneficial owner of all 213,250,000 outstanding shares of Class B common stock, which account for approximately 80.5% of the economic interest in Nabisco Holdings and 97.6% of the combined voting power of its outstanding common stock. Because each of these shares is immediately convertible into a share of Class A common stock at the option of the holder, NGH is also deemed to be the beneficial owner of the same number of shares of Class A common stock. Upon such conversion, these shares would account for 80.5% of the economic interest in Nabisco Holdings and 80.5% of the voting power of the outstanding common stock. NGH has voting and investment power over these shares.

                      WHERE YOU CAN FIND MORE INFORMATION

    Nabisco Holdings files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Nabisco Holdings files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1- 800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

    The SEC allows Nabisco Holdings to "incorporate by reference" information into this information statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement, except for any information superseded by information in, or incorporated by reference in, this information statement. This information statement incorporates by reference the documents set forth below that Nabisco Holdings has previously filed with the SEC. These documents contain important information about Nabisco Holdings and our finances.

NABISCO HOLDINGS SEC FILINGS (FILE NO. 1-13566)                       PERIOD
-----------------------------------------------    ---------------------------------------------
Annual Report on Form 10-K                         Fiscal Year ended December 31, 1999

Quarterly Reports on Form 10-Q                     Fiscal Quarters ended March 31, 2000 and
                                                   June 30, 2000

Current Report on Form 8-K                         Filed on July 28, 2000

    We are also incorporating by reference additional documents that we file with the SEC between the date of this information statement and the date that NGH acts by written consent to approve the merger.

    If you are a Nabisco Holdings stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Nabisco Holdings at the following address:

        Nabisco Holdings Corp.
       7 Campus Drive
       Parsippany, NJ 07054-0311
       Attention: Investor Relations
       Telephone: (973) 682-6478

    If you would like to request documents from us, please do so by October 19, 2000.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED OCTOBER 3, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                    ANNEXES

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  dated as of
                                 June 25, 2000
                                     among
                            NABISCO HOLDINGS CORP.,
                         PHILIP MORRIS COMPANIES INC.,
                                      and
                            STRIKE ACQUISITION CORP.

                               TABLE OF CONTENTS

                            ------------------------

                                                                              PAGE
                                                                              ----
                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01.   DEFINITIONS.................................................   A-1

                                    ARTICLE 2
                                    THE MERGER
Section 2.01.   THE MERGER..................................................   A-4
Section 2.02.   CONVERSION OF SHARES........................................   A-5
Section 2.03.   SURRENDER AND PAYMENT.......................................   A-5
Section 2.04.   DISSENTING SHARES...........................................   A-6
Section 2.05.   STOCK OPTIONS...............................................   A-6
Section 2.06.   ADJUSTMENTS.................................................   A-6
Section 2.07.   WITHHOLDING RIGHTS..........................................   A-6
Section 2.08.   LOST CERTIFICATES...........................................   A-7

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

Section 3.01.   CERTIFICATE OF INCORPORATION................................   A-7
Section 3.02.   BYLAWS......................................................   A-7
Section 3.03.   DIRECTORS AND OFFICERS......................................   A-7

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01.   CORPORATE EXISTENCE AND POWER...............................   A-7
Section 4.02.   CORPORATE AUTHORIZATION.....................................   A-7
Section 4.03.   GOVERNMENTAL AUTHORIZATION..................................   A-8
Section 4.04.   NON-CONTRAVENTION...........................................   A-8
Section 4.05.   CAPITALIZATION..............................................   A-8
Section 4.06.   SUBSIDIARIES................................................   A-9
Section 4.07.   SEC FILINGS.................................................   A-9
Section 4.08.   FINANCIAL STATEMENTS........................................  A-10
Section 4.09.   DISCLOSURE DOCUMENTS........................................  A-10
Section 4.10.   ABSENCE OF CERTAIN CHANGES..................................  A-10
Section 4.11.   NO UNDISCLOSED LIABILITIES..................................  A-11
Section 4.12.   COMPLIANCE WITH LAWS AND COURT ORDERS.......................  A-11
Section 4.13.   LITIGATION..................................................  A-11
Section 4.14.   FINDERS' FEES...............................................  A-12
Section 4.15.   OPINION OF FINANCIAL ADVISORS...............................  A-12
Section 4.16.   TAXES.......................................................  A-12
Section 4.17.   EMPLOYEE BENEFIT PLANS......................................  A-13
Section 4.18.   ENVIRONMENTAL MATTERS.......................................  A-15
Section 4.19.   INTELLECTUAL PROPERTY.......................................  A-15
Section 4.20.   ANTITAKEOVER STATUTE........................................  A-16
Section 4.21.   REAL PROPERTY...............................................  A-16
Section 4.22.   CONTRACTS; JOINT VENTURES...................................  A-16
Section 4.23.   INDEBTEDNESS................................................  A-16

                                                                              PAGE
                                                                              ----
                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.01.   CORPORATE EXISTENCE AND POWER...............................  A-16
Section 5.02.   CORPORATE AUTHORIZATION.....................................  A-17
Section 5.03.   GOVERNMENTAL AUTHORIZATION..................................  A-17
Section 5.04.   NON-CONTRAVENTION...........................................  A-17
Section 5.05.   DISCLOSURE DOCUMENTS........................................  A-17
Section 5.06.   FINDERS' FEES...............................................  A-17
Section 5.07.   FINANCING...................................................  A-17

                                    ARTICLE 6
                             COVENANTS OF THE COMPANY

Section 6.01.   CONDUCT OF THE COMPANY......................................  A-18
                STOCKHOLDER ACTION BY WRITTEN CONSENT; INFORMATION
Section 6.02.   MATERIAL....................................................  A-20
Section 6.03.   ACCESS TO INFORMATION.......................................  A-20
Section 6.04.   NO SOLICITATION; OTHER OFFERS...............................  A-21
Section 6.05.   THIRD PARTY STANDSTILL AGREEMENTS...........................  A-22

                                    ARTICLE 7
                               COVENANTS OF PARENT

Section 7.01.   CONFIDENTIALITY.............................................  A-22
Section 7.02.   OBLIGATIONS OF MERGER SUBSIDIARY............................  A-22
Section 7.03.   DIRECTOR AND OFFICER LIABILITY..............................  A-22
Section 7.04.   EMPLOYEE MATTERS............................................  A-23

                                    ARTICLE 8
                       COVENANTS OF PARENT AND THE COMPANY

Section 8.01.   REASONABLE BEST EFFORTS.....................................  A-24
Section 8.02.   CERTAIN FILINGS.............................................  A-24
Section 8.03.   PUBLIC ANNOUNCEMENTS........................................  A-25
Section 8.04.   FURTHER ASSURANCES..........................................  A-25
Section 8.05.   NOTICES OF CERTAIN EVENTS...................................  A-25

                                    ARTICLE 9
                             CONDITIONS TO THE MERGER

Section 9.01.   CONDITIONS TO OBLIGATIONS OF EACH PARTY.....................  A-25
                CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER
Section 9.02.   SUBSIDIARY..................................................  A-26
Section 9.03.   CONDITIONS TO THE OBLIGATIONS OF THE COMPANY................  A-26

                                    ARTICLE 10
                                   TERMINATION

Section 10.01.  TERMINATION.................................................  A-26
Section 10.02.  EFFECT OF TERMINATION.......................................  A-28

                                                                              PAGE
                                                                              ----
                                    ARTICLE 11
                                  MISCELLANEOUS

Section 11.01.  NOTICES.....................................................  A-28
Section 11.02.  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES..............  A-29
Section 11.03.  AMENDMENTS; NO WAIVERS......................................  A-29
Section 11.04.  EXPENSES....................................................  A-29
Section 11.05.  SUCCESSORS AND ASSIGNS......................................  A-30
Section 11.06.  GOVERNING LAW...............................................  A-30
Section 11.07.  JURISDICTION................................................  A-30
Section 11.08.  WAIVER OF JURY TRIAL........................................  A-31
Section 11.09.  COUNTERPARTS; EFFECTIVENESS; BENEFIT........................  A-31
Section 11.10.  ENTIRE AGREEMENT............................................  A-31
Section 11.11.  CAPTIONS....................................................  A-31
Section 11.12.  SEVERABILITY................................................  A-31
Section 11.13.  SPECIFIC PERFORMANCE........................................  A-31

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER dated as of June 25, 2000, among Nabisco Holdings Corp., a Delaware corporation (the "COMPANY"), Philip Morris
Companies Inc., a Virginia corporation ("PARENT"), and Strike Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

    WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth herein; and

    WHEREAS, as a condition and inducement to Parent entering this Agreement, concurrently with the execution and delivery of this Agreement, Parent and Nabisco Group Holdings Corp., a Delaware corporation ("NGH"), a significant stockholder of the Company, are entering into a voting and indemnity agreement (the "NGH VOTING AGREEMENT") pursuant to which, among other things, NGH has agreed to vote its Shares in favor of the above-described merger, subject to approval by NGH's stockholders.

    NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

    Section 1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

    "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

    "BENEFIT ARRANGEMENT" means any employment, severance or similar contract, plan, policy, fund or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries employed in the United States.

    "BUSINESS DAY" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

    "CLASS A SHARES" means the shares of Class A common stock, $0.01 par value, of the Company.

    "CLASS B SHARES" means the shares of Class B common stock, $0.01 par value, of the Company.

    "CODE" means the Internal Revenue Code of 1986.

    "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 1999 and the footnotes thereto set forth in the Company 10-K.

    "COMPANY INTELLECTUAL PROPERTY RIGHTS" means all material Intellectual Property Rights owned or licensed and used or held for use by the Company or any of its Subsidiaries.

    "COMPANY 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 1999.

    "CONTROLLED GROUP LIABILITY" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 ET SEQ. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Plans, Benefit Arrangements and International Plans listed in the Company Disclosure Schedule.

    "DELAWARE LAW" means the General Corporation Law of the State of Delaware.

    "EMPLOYEE ARRANGEMENT" means any Benefit Arrangement, Employee Plan or International Plan.

    "EMPLOYEE PLAN" means any "employee benefit plan", as defined in
Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries.

    "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law, regulation, rule, order or decree, in each case as in effect on the date hereof, that has as its principal purpose the protection of the environment or the effect of the environment on human health and safety.

    "ENVIRONMENTAL PERMITS" means all permits, licenses, certificates or approvals necessary for the operation of the Company or any of its Subsidiaries as currently conducted to comply with all applicable Environmental Laws.

    "ERISA" means the Employee Retirement Income Security Act of 1974.

    "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001(b)(1) or 4001(a)(14) of ERISA.

    "GOVERNMENTAL ENTITY" means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

    "INTELLECTUAL PROPERTY RIGHT" means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how or proprietary information contained on any website, processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

    "INTERNATIONAL PLAN" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for compensatory severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan or a Benefit Arrangement, (ii) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries.

    "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

    "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole except any such effect resulting from or arising in connection with:
(i) changes in circumstances or conditions affecting food companies in general,
(ii) changes in general economic or business conditions or in financial markets in the United States or (iii) this Agreement or the transactions contemplated hereby or the announcement hereof.

    "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in
Section 3(37) of ERISA.

    "1933 ACT" means the Securities Act of 1933.

    "1934 ACT" means the Securities Exchange Act of 1934.

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

    "SEC" means the Securities and Exchange Commission.

    "SHARES" means the Class A Shares and the Class B Shares.

    "SIGNIFICANT JOINT VENTURES" means, together with their Subsidiaries,
(i) Bladeland Limited, (ii) Nabisco South Africa (Proprietary) Limited,
(iii) PT Nabisco Foods, (iv) Beijing Yili Food Company, (v) Beijing Nabisco Food Company and (vi) any comparable joint venture or partnership of the Company or any of its Subsidiaries.

    "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

    "TAX SHARING AGREEMENT" means the Tax Sharing Agreement dated as of
June 14, 1999 among NGH, R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company and the Company, as such agreement may be amended from time to time.

    "TITLE IV PLAN" means a plan subject to Title IV of ERISA other than any Multiemployer Plan.

    "WITHDRAWAL LIABILITY" means liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

    Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

    (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                           SECTION
----                                                          ---------
Acquisition Proposal........................................       6.04
Agents......................................................       6.04
Certificates................................................       2.03
Change in Tax Law...........................................      10.01
Company Disclosure Schedule.................................  Article 4
Company Employees...........................................       7.04
Company Information Statement...............................       4.09
Company Properties..........................................       4.21
Company SEC Documents.......................................       4.07
Company Securities..........................................       4.05
Company Subsidiary Securities...............................       4.06
Confidentiality Agreement...................................       6.03
Contracts...................................................       4.22
Effective Time..............................................       2.01
Exchange Agent..............................................       2.03
Filed Contracts.............................................       4.22
Financing Agreements........................................       5.07
GAAP........................................................       4.08
Indemnified Person..........................................       7.03
IRS.........................................................       4.16
JV Agreements...............................................       4.22
Merger......................................................       2.01
Merger Consideration........................................       2.02
NGH.........................................................   recitals
NGH Stockholder Meeting.....................................      10.01
NGH Voting Agreement........................................   recitals
Preferred Shares............................................       4.05
RJR.........................................................      10.01
Superior Proposal...........................................       6.04
Surviving Corporation.......................................       2.01
Tax Return..................................................       4.16
Taxes.......................................................       4.16
Taxing Authority............................................       4.16

                                   ARTICLE 2
                                   THE MERGER

    Section 2.01. THE MERGER. (a) At the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

    (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "EFFECTIVE TIME") as the certificate of merger is duly filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger.

    (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

    Section 2.02.  CONVERSION OF SHARES.  At the Effective Time:

    (a) except as otherwise provided in Section 2.02(b) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $55.00 in cash, without interest (the "MERGER CONSIDERATION");

    (b) each Share held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

    (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    Section 2.03. SURRENDER AND PAYMENT. (a) Prior to the Effective Time, Parent shall appoint an agent (the "EXCHANGE AGENT") reasonably acceptable to the Company for the purpose of exchanging certificates representing Shares (the "CERTIFICATES") for the Merger Consideration. At the Effective Time, Parent will deposit with the Exchange Agent the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

    (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

    (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

    (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this
Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares three years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

    (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

    Section 2.04. DISSENTING SHARES. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares. Except as required by applicable law or with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

    Section 2.05. STOCK OPTIONS. (a) At or immediately prior to the Effective Time, each employee or director stock option to purchase Shares outstanding under any stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be canceled, and the Company shall pay each holder of any such option at the time provided below for each such option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration per Share over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time. In the case of each such option that is outstanding on the date hereof, such payment shall be made before, at or promptly after the Effective Time. In all other cases, such payment shall be made when and if such option is exercised (or vests, if converted into a right to receive cash) in accordance with its terms.

    (b) Prior to the Effective Time, the Company shall (i) use its best efforts to obtain any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or (ii), are necessary to give effect to the transactions contemplated by Section 2.05(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee stock option until such necessary consents are obtained, and the Company shall withhold from such payments all amounts required by applicable law or regulation to be withheld for taxes or otherwise.

    Section 2.06. ADJUSTMENTS. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

    Section 2.07. WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

    Section 2.08. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

                                   ARTICLE 3
                           THE SURVIVING CORPORATION

    Section 3.01. CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

    Section 3.02. BYLAWS. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

    Section 3.03. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent on or prior to the date hereof (the "COMPANY DISCLOSURE SCHEDULE") or in the Company SEC Documents, the Company represents and warrants to Parent that:

    Section 4.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

    Section 4.02. CORPORATE AUTHORIZATION. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company.

    (b)  At a meeting duly called and held, the Company's Board of Directors has
(i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) declared advisable, approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 6.04(c)) to recommend approval and adoption of this Agreement and the Merger by its stockholders.

    Section 4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign and
(iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

    Section 4.04. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or of the similar organizational documents of any of its material Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries (or their respective Company Properties) or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

    Section 4.05. CAPITALIZATION. (a) The authorized capital stock of the Company consists of (i) 1 billion shares of common stock, $0.01 par value per share, of which (x) 265,000,000 shares have been designated as Class A Shares,
(y) 213,250,000 shares have been designated as Class B Shares and (z) the remaining 521,750,000 shares may be designated by the Board of Directors of the Company as either Class A Shares or Class B Shares prior to issuance, and (ii) 75,000,000 shares of preferred stock, par value $0.01 per share (the "PREFERRED SHARES"). As of June 22, 2000, there were outstanding: (1) 52,704,984 Class A Shares (including equivalents payable in cash or Class A Shares);
(2) 213,250,000 Class B Shares; (3) employee and director stock options to purchase an aggregate of 20,913,569 Class A Shares; and (4) no Preferred Shares. All shares of capital stock of the Company outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable. All Class A Shares issuable upon exercise of outstanding employee or director stock options have been duly authorized and, when issued in accordance with the terms thereof, will be validly issued and will be fully paid and nonassessable.

    (b)  Except as set forth in this Section 4.05 and for changes since
June 22, 2000 resulting from the exercise of employee or director stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

    Section 4.06. SUBSIDIARIES. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All material Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K. Section 4.06 of the Company Disclosure Schedule identifies the Company's direct and indirect percentage ownership of each Subsidiary.

    (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "COMPANY SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities, (ii) to register any Company Subsidiary Securities under the 1933 Act or any state securities law or
(iii) to grant preemptive or antidilutive rights with respect to any Company Subsidiary Securities.

    Section 4.07.  SEC FILINGS.  (a) The Company has made available to Parent
(i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 1999 and 1998, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2000, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1999 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1999 (the documents referred to in this Section 4.07(a), collectively, the "COMPANY SEC DOCUMENTS").

    (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

    (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    (e) Other than Nabisco, Inc., no Subsidiary of the Company is subject to the periodic reporting requirements of the 1934 Act.

    Section 4.08. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements (including the related notes) of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments that are not expected to be material in amount in the case of any unaudited interim financial statements).

    Section 4.09. DISCLOSURE DOCUMENTS. The information statement of the Company to be filed with the SEC in connection with the Merger (the "COMPANY INFORMATION STATEMENT") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Information Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, the Company Information Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Information Statement based upon information furnished to the Company by Parent specifically for use therein.

    Section 4.10. ABSENCE OF CERTAIN CHANGES. Since December 31, 1999, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

    (a) any event, occurrence, development or state of circumstances or facts that, either individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company;

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than customary quarterly cash dividends on the Shares in an amount not greater than $.188 per Share per quarter), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

    (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

    (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

    (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

    (f) any making of any loan, advance or capital contributions to or investment in any Person not wholly owned, directly or indirectly, by the Company, other than immaterial amounts in the ordinary course of business consistent with past practices;

    (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

    (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

    (i) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or any of its Subsidiaries, including, without limitation, any amendment of the Tax Sharing Agreement, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP;

    (j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or (to the extent material in the aggregate) employee of the Company or any of its Subsidiaries, (ii) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, (iii) other than as disclosed in
Section 4.10(j)(iii) of the Company Disclosure Schedule, increase in compensation, bonus or other benefits payable to any director or executive officer (or other officer with an employment agreement) of the Company, or (iv) other than in the ordinary course of business consistent with past practice, increase in compensation, bonus or other benefits payable to any employee not described in clause (iii) of the Company or any of its Subsidiaries;

    (k) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at December 31, 1999, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

    (l)  any settlement or waiver of a material litigation or claim; or

    (m)  any agreement to do any of the foregoing.

    Section 4.11. NO UNDISCLOSED LIABILITIES. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

    (a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof,

    (b) liabilities or obligations incurred in the ordinary course of business that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company,

    (c) immaterial liabilities or obligations not incurred in the ordinary course which, taken together, are not material to the Company and its Subsidiaries taken as a whole,

    (d)  liabilities or obligations under this Agreement, or

    (e) liabilities or obligations incurred in connection with the transactions contemplated hereby and disclosed in the Company Disclosure Schedule.

    No representations or warranties with respect to environmental matters are being made in this Section 4.11.

    Section 4.12. COMPLIANCE WITH LAWS AND COURT ORDERS. Neither the Company nor any of its Subsidiaries nor any of their respective properties is in violation of, or has since December 31, 1999 violated, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. The Company and its Subsidiaries are in compliance with the terms of all required governmental licenses, authorizations, permits, consents and approvals, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

    Section 4.13. LITIGATION. There is no action, suit, investigation or proceeding pending, or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or any of their respective properties before any court or arbitrator or before or by any Governmental Entity, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

    Section 4.14. FINDERS' FEES. Except for UBS Warburg LLC, Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc., copies of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The fees, commissions and expenses of UBS Warburg, LLC, Morgan Stanley & Co. Incorporated, Bear,
Stearns & Co. Inc., Davis Polk & Wardwell, Deloitte & Touche LLP and any other advisors retained by the Company or NGH in connection with the transactions contemplated by this Agreement to be paid by the Company will not exceed
$50 million.

    Section 4.15. OPINION OF FINANCIAL ADVISORS. The Company has received an opinion of UBS Warburg LLC and an opinion of Morgan Stanley & Co. Incorporated, each dated as of the date of this Agreement and each to the effect that, as of the date of such opinion, the Merger Consideration is fair to the Company's stockholders from a financial point of view. Complete and correct signed copies of such opinions will be delivered to Parent as soon as practicable after the date of this Agreement.

    Section 4.16. TAXES. (a) The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed all material Tax Returns required by applicable law to be filed by it or on its behalf prior to or as of the Effective Time, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects.

    (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) or (with respect to new contingencies arising after the date hereof) will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for the payment of, all taxes due with respect to any period ending prior to or as of the Effective Time.

    (c) The federal income Tax Returns filed with respect to the Company and its Subsidiaries have been examined and settled with the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1994.

    (d) There are no material Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries.

    (e) The Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

    (f) No federal, state, local or foreign audits or administrative proceedings are pending with regard to any material Taxes or Tax Return of the Company or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding.

    (g) "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "TAXING AUTHORITY"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

    Section 4.17. EMPLOYEE BENEFIT PLANS. (a) The Company has made available to Parent copies of each material Employee Plan (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), summary plan description and any material modifications thereto, annual financial report and actuarial valuation report prepared in connection with any such Employee Plan and all trust agreements, insurance contracts and other funding vehicles relating thereto. The Company Disclosure
Schedule identifies each such Employee Plan that is (i) a Multiemployer Plan,
(ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code.

    (b)  Each material Employee Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. The Company has made available to Parent the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each material Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code.

    (c) The Company has made available to Parent copies (or if there is no written plan document, any existing written descriptions) of each material Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

    (d) There has been no failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code
Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)). Neither the Company nor any of its Subsidiaries has contributed to a nonconforming group health plan (as defined in Section 5000(c)) and no ERISA Affiliate of the Company or any of its Subsidiaries has incurred a tax under Section 5000(a) that is or could become a liability of the Company or any of its Subsidiaries.

    (e) The Company has made available to Parent copies of each material International Plan. Each such International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any material International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. Each such International Plan that is intended to be funded and/or book-reserved is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

    (f) The Company Disclosure Schedule contains a complete list of all material Employee Arrangements. Except as specifically provided in the foregoing documents made available to Parent, no amendments to any such Employee Arrangement have been adopted or approved nor has the Company or any of its Affiliates undertaken to make any such amendments or to adopt or approve any new material Employee Arrangement.

    (g) All material contributions required to be made to any Employee Arrangement or any trust or other arrangement funding any of the foregoing by applicable law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Employee Arrangement, for any period through the date hereof have been timely made or paid in full.

    (h) With respect to each Title IV Plan: (i) there does not exist any accumulated funding deficiency within the meaning of Code Section 412 or
Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) all premiums to the PBGC have been timely paid in full;
(iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (v) the PBGC has not instituted proceedings to terminate any such Title IV Plan and, to the Company's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Title IV Plan.

    (i) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Company or any of its Subsidiaries following the Closing. None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any material Withdrawal Liability that has not been satisfied in full. With respect to each Employee Plan that is a Multiemployer Plan: (i) if the Company or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no material Withdrawal Liability would be incurred; and (ii) none of the Company and its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such Employee Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

    (j) The Company Disclosure Schedule sets forth: (i) an accurate and complete list of each material Employee Arrangement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event such as termination of employment) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company, or any of its Subsidiaries, or for which the Company or any of its Subsidiaries could be liable, or would limit the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any material Employee Arrangement or related trust; (ii) the aggregate dollar amounts payable by the Company and its Subsidiaries pursuant to or with respect to bonuses and other incentive compensation in connection with or as a result of the consummation of the transactions contemplated hereby; (iii) the aggregate liabilities of the Company and its Subsidiaries, together with any corresponding assets held in any grantor trust of the Company and its Subsidiaries, pursuant to each Employee Arrangement (other than Employee Plans that are qualified under Section 401(a) of the Code) providing any supplemental or excess retirement benefits or other deferred compensation (whether elective or nonelective), in each case determined as of the date set forth in the Company Disclosure Schedule and (iv) the aggregate amounts of change-of-control severance and other change-of-control payments (whether contingent or not) that have been or will be deferred under the Company's Deferred Compensation Plan. No outstanding options to purchase Shares granted to any current or former employee or director of the Company or any of its Affiliates contain any provision that would entitle the holder to receive any cash payment with respect thereto in connection with the consummation of the transactions contemplated hereby in excess of the amounts provided for in Section 2.05 hereof.

    (k) There are no pending or threatened claims (other than claims for benefits in the ordinary course), investigations, lawsuits or arbitrations which have been asserted or instituted, and, to the Company's knowledge, no set of circumstances exists which may reasonably be expected to give rise to a claim or lawsuits, against the material Employee Arrangements, any fiduciaries thereof with respect to their duties to such Employee Arrangements or the assets of any of the trusts under any of such Employee Arrangements which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor, or any other U.S. or foreign governmental authority, or to any of such Employee Arrangements, any participant in any such Employee Arrangement, or any other party. Without limiting the generality of the foregoing, neither the Company nor any of its Affiliates has any actual or contingent liability under any such Employee Arrangement or under any applicable law or regulation for pay or benefits incurred as a result of corporate restructuring, downsizing, layoffs or similar events that has not been fully satisfied or adequately reserved for in the audited consolidated financial statements (including the related notes) and unaudited consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents.

    Section 4.18. ENVIRONMENTAL MATTERS. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

        (i) no written notice, demand, request for information, citation, summons or order has been received, no penalty has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Entity or other Person which alleges a violation by the Company or any Subsidiary of the Company of any Environmental Law;

        (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits; and

        (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising (x) under or in connection with any Environmental Law or any related claim or (y) in connection with any environmental matter.

    Section 4.19. INTELLECTUAL PROPERTY. The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Company Intellectual Property Rights used in the conduct of their businesses, except where the failure to own or possess valid rights to such Company Intellectual Property Rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any of its Subsidiaries or restricting the licensing thereof by the Company or any of its Subsidiaries to any Person, except for any judgment, injunction, order, decree or agreement which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is infringing on any other Person's Intellectual Property Rights and to the knowledge of the Company no Person is infringing on any Company Intellectual Property Rights, except, in either case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except for such matters as would not reasonably be expected to have a Material Adverse Effect on the Company, as of May 31, 2000 (i) neither the Company nor any of its Subsidiaries was a defendant in any action, suit, investigation or proceeding relating to, or otherwise was notified of, any alleged claim of infringement of any Intellectual Property Right and (ii) the Company and its Subsidiaries had no outstanding claim or suit for any continuing infringement by any other Person of any Company Intellectual Property Rights.

    Section 4.20. ANTITAKEOVER STATUTE. The Company has taken all action necessary to exempt the Merger and this Agreement and the transactions contemplated hereby from the provisions of Section 203 of Delaware Law.

    Section 4.21. REAL PROPERTY. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the
Company: (i) the Company or its Subsidiaries have good and marketable fee title or a valid leasehold interest in all of the real property and related equipment used by the Company or its Subsidiaries or otherwise reflected in the Company's financial statements identified in Section 4.08 above (collectively, the "COMPANY PROPERTIES"), in each case free and clear of any Liens or rights of third parties and (ii) the Company Properties (taking into account, without limitation, all Liens related thereto, all zoning and other restrictions applicable thereto and the condition thereof) are suitable and adequate for the conduct of the businesses of the Company and its Subsidiaries as currently conducted.

    Section 4.22. CONTRACTS; JOINT VENTURES. (a) Except for employee benefit plans and any contracts filed as an exhibit to any Company SEC Documents ("FILED CONTRACTS"), Section 4.22(a) of the Company Disclosure Schedule lists all oral or written contracts, agreements, guarantees and leases that exist as of the date hereof to which the Company or any of its Subsidiaries is a party or by which it is bound which are or would be required to be filed as an exhibit to the Company SEC Documents (the listed contracts and the Filed Contracts, the "CONTRACTS"). All of the Contracts governed by the laws of the United States or any state and, to the knowledge of the Company, all of the Contracts governed by the laws of any foreign jurisdiction, are valid and binding obligations of the Company or such Subsidiary and, to the knowledge of the Company, the valid and binding obligation of each other party thereto, with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company or such Subsidiary nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract, except such violations or defaults under or terminations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

    (b) The Company has made available to Parent complete and correct copies of all agreements relating to the formation and governance of the Significant Joint Ventures (the "JV AGREEMENTS"). Other than as contained in the JV Agreements, the Company has no obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, to loan funds to, make capital contributions to, or guarantee indebtedness or other obligations of, the Significant Joint Ventures.

    Section 4.23. INDEBTEDNESS. At the date hereof, the Company and its Subsidiaries have outstanding indebtedness for borrowed money (including, without limitation, off-balance sheet indebtedness, guarantees of third party indebtedness and capitalized lease obligations) in an aggregate principal amount not greater than $4.5 billion.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to the Company that:

    Section 5.01. CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

    Section 5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

    Section 5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

    Section 5.04. NON-CONTRAVENTION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in
Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any law, regulation, judgment, injunction, order or decree or
(iii) require any consent or other action by any Person under, constitute (with or without notice of lapse of time or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, except, in the case of clauses (ii) and (iii), for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger.

    Section 5.05. DISCLOSURE DOCUMENTS. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company specifically for use in the Company Information Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Company Information Statement or any amendment or supplement thereto is first mailed to stockholders of the Company.

    Section 5.06. FINDERS' FEES. Except for Chase Securities Inc., Credit Suisse First Boston and Wasserstein Perella & Co., Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

    Section 5.07. FINANCING. Parent has received and furnished copies to the Company of fully executed and operative agreements (the "FINANCING AGREEMENTS") with Chase Securities Inc. and Credit Suisse First Boston Corp. dated as of
June 22, 2000 pursuant to which such entities have agreed, subject to the terms and conditions thereof, to provide financing to Parent in an amount sufficient, together with existing credit facilities, cash on hand and other liquid securities owned directly or indirectly by Parent, to pay all cash amounts payable to Company stockholders and optionholders in connection with the transactions contemplated by this Agreement, to effect, assuming the accuracy of the Company's representations in this Agreement, all necessary refinancing of existing indebtedness of the Company and its Subsidiaries or of Parent and its Subsidiaries that is required as a result of the transactions contemplated by this Agreement, and to pay all related fees and expenses. As of the date hereof, Parent knows of no facts or circumstances that could reasonably be expected to result in any of the conditions set forth in the Financing Agreements not being satisfied.

                                   ARTICLE 6
                            COVENANTS OF THE COMPANY

    The Company agrees that:

    Section 6.01. CONDUCT OF THE COMPANY. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business and operate their properties in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent or as contemplated by this Agreement or as set forth in the Company Disclosure Schedule, from the date hereof until the Effective Time neither the Company nor any of its Subsidiaries shall:

    (a) declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock, other than (x) customary quarterly cash dividends on the Shares in an amount not to exceed $.188 per Share per quarter and (y) dividends and other distributions paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

    (b) repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

    (c) issue, deliver, pledge, encumber or sell any Shares, or any securities convertible into Shares, or any rights, warrants or options to acquire any Shares, other than (i) issuances pursuant to stock-based awards or options that are outstanding on the date hereof, as referenced in Section 4.05 of this Agreement, or are granted in accordance with the following clause (ii), and (ii) additional options to acquire Shares granted at fair market value or other awards based on Shares under the terms of the Company's stock plans as in effect on the date hereof in the ordinary course consistent with past practice, but in no event shall such options and awards relate to more than 100,000 Shares, nor shall any such options or awards be granted to any officers or directors of the Company or contain any provisions relating to the acceleration of vesting that are triggered by the execution of this Agreement or the consummation of the Merger;

    (d) amend its Certificate of Incorporation or By-Laws or other comparable organizational documents or amend any terms of the outstanding securities of the Company or its Subsidiaries;

    (e) merge or consolidate with any other Person, make any investment in any other Person, including any joint venture, or acquire the stock or assets or rights of any other Person other than (i) pursuant to existing contracts or commitments as set forth in Section 6.01 of the Company Disclosure Schedule,
(ii) in each case in the ordinary course of business consistent with past practice, purchases of raw materials, property, plant and equipment, services and items used or consumed in the manufacturing process, (iii) capital expenditures made pursuant to the Company's 2000 Capital Expenditure Program, a copy of which has been made available to Parent, or (iv) transactions that are in the ordinary course consistent with past practice and not individually in excess of $5 million;

    (f) sell, lease, license or otherwise dispose of any Subsidiary or any assets, securities, rights or property other than (but for purposes of clauses
(i)--(iii), excluding matters addressed in

Section 6.01(r)) (i) pursuant to existing contracts or commitments as set forth in Section 6.01 of the Company Disclosure Schedule, (ii) sales of inventory and equipment in the ordinary course of business consistent with past practice, or
(iii) transactions that are in the ordinary course consistent with past practice and not individually in excess of $10 million;

    (g) incur any indebtedness (whether or not reflected on the Company's balance sheet) for borrowed money, guarantee any such indebtedness, enter into any new or amend existing facilities relating to indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities, other than any indebtedness, guarantee or issuance incurred under current facilities (or renewals or replacements thereof made in consultation with Parent) in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $4.6 billion outstanding at any time or incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;

    (h) except as required under any collective bargaining agreement (whether now or hereafter in effect) or under Section 2.05 or as may be mutually agreed upon between Parent and the Company, enter into or adopt any new, or amend any existing, Employee Arrangement, other than as required by law, except that, in order to retain a current employee or recruit a new employee, in each case consistent with past practice, the Company or its Subsidiaries may amend Employee Arrangements with individual employees who are not officers or directors of the Company if such amendments will result in not more than a DE MINIMIS additional cost to the Company or its Subsidiaries and will not materially increase the obligations of the Company or its Subsidiaries;

    (i) except (i) as permitted under Section 6.01(h) or (ii) to the extent required under any collective bargaining agreement (whether now or hereafter in effect) or by written employment agreements existing on the date of this Agreement and listed in the Company Disclosure Schedule, increase the compensation payable or to become payable to its officers, directors or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees (who are not executive officers or directors of the Company or any of its Subsidiaries) that, in any event, do not result in aggregate increases in such compensation by more than 2% over the compensation in effect on the date of this Agreement;

    (j) renew any collective bargaining agreement or enter into any new collective bargaining agreement, if such renewed or new collective bargaining agreement would materially increase the costs and/or obligations imposed on the Company and its Subsidiaries thereunder;

    (k) contribute any amount to any Employee Arrangement or any trust or other arrangement funding any Employee Arrangement, except to the extent required by the existing terms of such Employee Arrangement, trust or other funding arrangement, by any collective bargaining agreement now or hereafter in effect, by any written employment agreement existing on the date of this Agreement and listed in the Company Disclosure Schedule, or by applicable law;

    (l) (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of the Company or its Subsidiaries;

    (m) renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of the Company or its Subsidiaries, or, after the Effective Time, of Parent or its Subsidiaries;

    (n) enter into, modify in any material respect, amend in any material respect or terminate any (i) Contract or (ii) agreement having a term longer than one year and having an aggregate value over its term greater than $10 million;

    (o) (i) renew, enter into, amend or waive any material right under (a) any contract with or loan to any Affiliate of the Company (other than its wholly-owned Subsidiaries), except with respect to certain employment matters as permitted under other covenants contained herein, (b) any distribution agreement that is not terminable without penalty on thirty days notice, other than any distribution agreement which involves or would be expected to involve monthly sales not in excess of $25,000 and which is otherwise in the ordinary course of business consistent with past practice or (c) any JV Agreement except as permitted under Section 6.01(e)(2) of the Company Disclosure Schedule, or
(ii) exercise any voting or veto rights under the United Biscuits transaction documents (as set forth in Section 4.10(h) of the Company Disclosure Schedule) with respect to acquisitions, dispositions or the incurrence of additional indebtedness, other than (x) the refinancing described in such documents and
(y) the fulfillment of any existing commitments of the Company and its Subsidiaries under such documents;

    (p) settle or compromise any material litigation, or waive, release or assign any material claims, including with respect to any Company Intellectual Property Rights;

    (q) adopt any change, other than as required by the SEC or by GAAP, in its accounting policies, procedures or practices;

    (r) sell, license, lease or otherwise dispose of any Company Intellectual Property Rights or any brand or line of business, other than pursuant to agreements in place on the date hereof and disclosed in Section 6.01(r) of the Company Disclosure Schedule;

    (s)  agree or commit to do any of the foregoing.

    Section 6.02.  STOCKHOLDER ACTION BY WRITTEN CONSENT; INFORMATION
MATERIAL. In lieu of calling a meeting of the Company's stockholders, the Company will seek approval and adoption of this Agreement and the Merger by written consent of NGH. Such approval will be sought so that, on the same Business Day as the NGH Stockholder Meeting, such consent shall be obtained and shall be effective (assuming that the NGH Stockholder Approval (as defined in the NGH Voting Agreement) is obtained). Subject to Section 6.04(c), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such action by written consent, the Company will (i) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Information Statement,
(ii) use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such approvals.

    Section 6.03. ACCESS TO INFORMATION. From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement dated as of April 19, 2000 between NGH and Parent, as modified (the "CONFIDENTIALITY AGREEMENT"), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries and (iv) promptly advise Parent orally and in writing of any fact or circumstance reasonably likely to have a Material Adverse Effect on the Company. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

    Section 6.04. NO SOLICITATION; OTHER OFFERS. (a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 10, the Company and its Subsidiaries will not, and the Company will use its reasonable best efforts to cause the officers, directors, employees, investment bankers, consultants or other agents or representatives (collectively, "AGENTS") of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) engage in discussions or negotiations with any Person concerning an Acquisition Proposal, (iii) disclose any nonpublic information relating to the Company or any of its Subsidiaries to any Person who, to the knowledge of the Company, is considering making, or has made, an Acquisition Proposal or (iv) take any other action to facilitate any inquiries or the making of any proposal that constitutes or that could reasonably be expected to lead to an Acquisition Proposal. The Company will notify Parent promptly (but in no event later than 24 hours) after receipt by the Company of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person who, to the knowledge of the Company, is making, or has made, an Acquisition Proposal. The Company shall promptly provide such notice orally and in writing and shall identify the Person making, and all terms and conditions of, any such Acquisition Proposal or request. The Company shall keep Parent promptly informed of the status and details of any such Acquisition Proposal (including amendments or proposed amendments) or request and any discussions or negotiations pursuant to Section 6.04(b) and the Company shall provide to Parent copies of any written communications between the Company and any Person making the Acquisition Proposal. The Company shall, and the Company shall use reasonable best efforts to cause its Subsidiaries and the Agents of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 or Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal.

    (b) Notwithstanding the foregoing, the Company may prior to receipt of the NGH Stockholder Approval (as defined in the NGH Voting Agreement), negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Person in response to an unsolicited Acquisition Proposal by such Person if (i) the Company has complied with the terms of Section 6.04(a),
(ii) the Board of Directors of the Company determines in good faith that such Acquisition Proposal is likely to result in a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties under applicable law, (iii) such Person executes a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (except as to the standstill provisions) and (iv) the Company shall have delivered to Parent prior written notice advising Parent that it intends to take such action.

    (c) The Board of Directors of the Company shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to its stockholders referred to in Section 6.02 hereof, but only if (i) the Company has complied with the terms of Section 6.04(a), (ii) the Company has received an unsolicited Acquisition Proposal which the Board of Directors determines in good faith constitutes a Superior Proposal, (iii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties under applicable law and (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.

    (d)  For purposes of this Agreement:

    "ACQUISITION PROPOSAL" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, more than 35% of the voting securities of the Company, or a substantial portion of the assets of the Company and its Subsidiaries taken as a whole, other than the transactions contemplated by this Agreement.

    "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal (i) on terms that the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal including the legal, financial and regulatory aspects of the proposal) provide greater value to the Company's stockholders than the transaction contemplated hereunder, as amended pursuant to Section 10.01(d) if applicable and (ii) that is reasonably likely to be consummated by the Person making such Acquisition Proposal.

    (e) The Company will promptly provide to Parent any information regarding the Company provided to any Person making an Acquisition Proposal that was not previously provided to Parent.

    Section 6.05. THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to the making of an Acquisition Proposal to which it or any of its Subsidiaries is a party (other than any involving Parent or its Subsidiaries). During such period, the Company agrees to use reasonable best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                                   ARTICLE 7
                              COVENANTS OF PARENT

    Parent agrees that:

    Section 7.01. CONFIDENTIALITY. Prior to the Effective Time and after any termination of this Agreement, Parent will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all documents and information concerning the Company or any of its Subsidiaries furnished to Parent or its Affiliates in connection with the transactions contemplated by this Agreement in accordance with the terms of the Confidentiality Agreement.

    Section 7.02. OBLIGATIONS OF MERGER SUBSIDIARY. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

    Section 7.03. DIRECTOR AND OFFICER LIABILITY. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

    (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former officer and director of the Company (each an "INDEMNIFIED PERSON") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof, PROVIDED that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

    (b) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.03. The Surviving Corporation shall be entitled to assume the defense of any action, suit, investigation or proceeding and the Surviving Corporation shall not be liable to any Indemnified Person for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Person advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Person, the Indemnified Person may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Person promptly as statements therefor are received; PROVIDED that the Surviving Corporation shall not be liable for the fees of more than one counsel for all Indemnified Persons, other than local counsel, unless a conflict of interest shall be caused thereby, and PROVIDED FURTHER that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

    (c) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; PROVIDED if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

    (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

    (e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

    Section 7.04. EMPLOYEE MATTERS (a) For a period of two years after the Effective Time, the Surviving Corporation will provide employee compensation and benefits for the benefit of current and former employees of the Company and its Subsidiaries, other than employees represented by collective bargaining units and employees with which the Company or NGH have entered into employment agreements (the compensation and benefits for which such employees shall be in accordance with their respective collective bargaining agreement or employment agreement), ("COMPANY EMPLOYEES") that are in the aggregate not less favorable to such employees than the Employee Arrangements. The foregoing notwithstanding, in the event the employment of any Company Employee is terminated other than for cause during the two-year period beginning at the Effective Time, such employee shall receive severance or separation benefits in an aggregate amount at least equal to the severance or separation benefits such employee would have received under such circumstances under the Employee Arrangements listed in the Company Disclosure Schedule.

    (b) The Surviving Corporation shall give Company Employees full credit for purposes of eligibility, vesting and, for purposes of vacation and severance benefits only, benefit accrual under any such plans or arrangements maintained by the Surviving Corporation pursuant to Section 7.04(a) for such employees' service recognized for such purposes under the Employee Arrangements.

    (c) As soon as practicable after the date of this Agreement, the Company shall take all steps necessary or appropriate to (i) delete from the Company's Deferred Compensation Plan and all other Employee Arrangements (other than Employee Plans that are qualified under Section 401(a) of the Code and contracts currently in effect with individual employees with respect to benefits accrued as of the date of this Agreement) providing any supplemental or excess retirement benefits or other deferred compensation (whether elective or nonelective) any and all provisions limiting or eliminating the ability to amend or terminate such plans after a "change of control" or similar events, except for such limitations that merely prevent the reduction or elimination of rights and benefits that have already vested or accrued thereunder, and (ii) ensure that the provision for employer matching contributions under the Company's Deferred Compensation Plan does not apply to amounts deferred under that plan that are payable as a result of a "change of control" or otherwise in connection with the consummation of the transactions contemplated hereby, and to eliminate such provision effective not later than the Effective Time.

    (d) Nothing contained in this Agreement shall be construed to prevent the termination of employment of any Company Employee or the amendment or termination of any particular Employee Arrangement to the extent permitted by its terms as in effect immediately before the Effective Time.

                                   ARTICLE 8
                      COVENANTS OF PARENT AND THE COMPANY

    The parties hereto agree that:

    Section 8.01. REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, Company and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and Company agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (and to make such other filings as are required under laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act (or pursuant to such foreign laws, rules or regulations) and
(ii) to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (and to obtain the necessary approvals under such foreign laws, rules or regulations) as soon as practicable, including, in the case of Parent, entering into any required settlement, undertaking, consent decree or stipulation with any Governmental Entity or implementing any required divestiture, hold separate or similar transaction with respect to any assets; PROVIDED, that, Parent shall not be required to agree, and the Company shall not agree without Parent's consent, to waive any substantial rights or to accept any substantial limitation on its operations or to dispose of any significant assets in connection with obtaining any such consent or authorization unless such waiver, limitation or disposition would not reasonably be expected to have a Material Adverse Effect on the Company, Parent or Parent's food business, and PROVIDED, further, that at Parent's written request, the Company shall agree to any such waiver, limitation or disposal, which agreement may, at the Company's option, be conditioned upon and effective only as of the Effective Time.

    Section 8.02. CERTAIN FILINGS. The Company and Parent shall cooperate with one another and use their best efforts (i) in connection with the preparation of the Company Information Statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and
(iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Information Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

    Section 8.03. PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

    Section 8.04. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    Section 8.05. NOTICES OF CERTAIN EVENTS. Each of the Company and Parent shall promptly notify the other of:

    (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

    (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, Parent or any of their respective Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 9
                            CONDITIONS TO THE MERGER

    Section 9.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

    (b) no provision of any applicable law or regulation and no judgment, temporary restraining order, preliminary or permanent injunction, order, decree or other legal restraint or prohibition shall prohibit the consummation of the Merger;

    (c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

    (d) Parent and the Company shall have received in respect of the Merger and any matters arising therefrom confirmation by way of a decision from the Commission of the European Communities under Regulation No. 4064/89 (with or without the initiation of proceedings under Article 6(1)(c) thereof) that the Merger and any matters arising therefrom are compatible with the common market.

    Section 9.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

    (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

    (b) except with respect to the representations and warranties of the Company contained in Section 4.10(a) of this Agreement, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

    (c)  the representations and warranties of the Company contained in
Section 4.10(a) of this Agreement shall be true at and as of the Effective Time as if made at and as of such time;

    (d) Parent shall have received a certificate signed by an executive of the Company to the foregoing effect; and

    (e) all consents or approvals of any Governmental Entity required in connection with the consummation of the transactions contemplated hereby shall have been obtained, except for such consents or approvals which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

    Section 9.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

    (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

    (b) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

    (c) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

                                   ARTICLE 10
                                  TERMINATION

    Section 10.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

    (a)  by mutual written agreement of the Company and Parent;

    (b)  by either the Company or Parent, if:

        (i) the Merger has not been consummated on or before April 30, 2001, PROVIDED that the right to terminate this Agreement pursuant to this
    Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

        (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, decree or order shall have become final and nonappealable;

        (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders by reason of the failure to obtain the required vote of NGH's stockholders for approval of the sale of NGH's Shares pursuant this Agreement at a duly held meeting (including any adjournments thereof) of NGH's stockholders (the "NGH STOCKHOLDER MEETING"); or

        (iv)  the NGH Voting Agreement shall have terminated pursuant to
    Section 7(b) or 7(c) thereof;

    (c)  by Parent, if

        (i) the Board of Directors of the Company shall have failed to recommend or shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, shall have approved or recommended a Superior Proposal, or shall have resolved to do any of the foregoing,

        (ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal; or

        (iii) the Company shall have (1) failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement or (2) breached any of its representations or warranties such that the condition set forth in
    Section 9.02(b) or 9.02(c) cannot be satisfied, which failure under clause (1) or (2) shall not be cured within 15 Business Days of notice from Parent (or such longer period during which the Company exercises reasonable best efforts to cure);

    (d) by the Company, if the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal, PROVIDED however that (i) the Company shall have complied with Section 6.04, (ii) the Company shall have given Parent at least three Business Days written prior notice of its intention to terminate the Agreement, attaching a description of all material terms and conditions of the Superior Proposal to such notice, (iii) during such three Business Days or greater period, the Company engages in good faith negotiations with Parent with respect to such changes as Parent may propose to the terms of the Merger and this Agreement, (iv) Parent does not make prior to such termination of this Agreement a definitive, binding offer which the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal, and (v) the Company prior to such termination pursuant to this Section 10.01(d) pays to Parent in immediately available funds the fee required to be paid pursuant to Section 11.04(b). The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

    (e) by the Company, if Parent or Merger Subsidiary shall have (i) failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Merger Subsidiary to be performed or complied with by it under this Agreement or (ii) breached any of such party's representations or warranties contained in this Agreement such that the condition set forth in Section 9.03(b) cannot be satisfied, which failure or breach described in such clause (i) or (ii) shall not be cured within 15 Business Days of notice from the Company (or such longer period during which Parent or Merger Subsidiary exercises reasonable best efforts to cure); or

    (f) by either the Company or Parent, if since the date of this Agreement, there has been a change in the Code, final or temporary Treasury Regulations promulgated under Section 355(e) or Section 358(g), published pronouncements of the Internal Revenue Service having the same force and effect as final or temporary Treasury Regulations promulgated under Section 355(e) or
Section 358(g), case law applying Section 355(e) or Section 358(g), or other relevant binding legal authority relating to Section 355(e) or Section 358(g) (collectively "CHANGE IN TAX LAW"), that (i) would apply to a transaction consummated subsequent to such Change in Tax Law notwithstanding the existence of a binding written agreement with respect to such transaction, and (ii) would reasonably be expected to result in (a) the imposition of tax on gain realized with respect to the stock of the Company arising out of the distribution on May 18, 1999 by R.J. Reynolds Tobacco Holdings, Inc. ("RJR") to NGH of all of the outstanding Class B Shares or on gain realized with respect to the stock of RJR arising out of the distribution on June 14, 1999 by NGH to the holders of its common stock of all of the outstanding common stock of RJR, or (b) a material increase in the tax liability of NGH resulting from the Merger as compared to the tax liability that would have arisen in the absence of such Change in Tax Law.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

    Section 10.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, PROVIDED that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Sections 7.01, 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11
                                 MISCELLANEOUS

    Section 11.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

    if to Parent or Merger Subsidiary, to:

                                  Philip Morris Companies Inc.
                                  120 Park Avenue
                                  New York, New York 10017
                                  Attention: Charles R. Wall
                                  Fax: (917) 663-5817
                                  with a copy to:
                                  Wachtell, Lipton, Rosen & Katz
                                  51 West 52nd Street
                                  New York, New York 10019
                                  Attention: Martin Lipton

                                          Andrew J. Nussbaum
                                  Fax: (212) 403-2000
                                  and
                                  Hunton & Williams
                                  200 Park Avenue
                                  New York, New York 10166
                                  Attention: Jerry E. Whitson
                                  Fax: (212) 309-1100

    if to the Company, to:

                                  Nabisco Holdings Corp.
                                  7 Campus Drive
                                  Parsippany, New Jersey 07054
                                  Attention: James A. Kirkman III
                                  Fax: (973) 539-9150
                                  with a copy to:
                                  Davis Polk & Wardwell
                                  450 Lexington Avenue
                                  New York, New York 10017
                                  Attention: William L. Rosoff
                                  Fax: (212) 450-4800

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

    Section 11.02. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

    Section 11.03. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, PROVIDED that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    Section 11.04. EXPENSES. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    (b)  If:

        (i)  the Company shall terminate this Agreement pursuant to
    Section 10.01(d);

        (ii)  Parent shall terminate this Agreement (a) pursuant to
    Section 10.01(c)(i) or 10.01(c)(ii), or (b) pursuant to
    Section 10.01(c)(iii) (other than as a result of a breach of representation not caused by action (including breach of a covenant contained herein) of the Company after the date hereof and not capable of being cured using reasonable best efforts) if, in the case of this clause (B), at such time a third party shall have made an Acquisition Proposal and within nine months after termination of this Agreement the Company enters into a definitive agreement in respect of any Acquisition Proposal or such a transaction is consummated; or

        (iii) either the Company or Parent shall terminate this Agreement pursuant to Section 10.01(b)(iii) or 10.01(b)(iv) and (A) prior to the NGH Stockholder Meeting a third party or the Company shall have publicly announced an Acquisition Proposal and (B) within nine months after termination of this Agreement the Company enters into a definitive agreement in respect of any Acquisition Proposal or such a transaction is consummated;

then in any case as described in clause (i), (ii) or (iii), the Company shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination of this Agreement or, in the case of clauses (ii)(B) and
(iii), the earlier of the date of such definitive agreement or consummation of such a transaction) an amount equal to $445 million, less any amounts previously paid pursuant to Section 11.04(c); PROVIDED however that such amount shall be reduced by the amount of any fee paid by NGH to Parent pursuant to Section 8(b) of the NGH Voting Agreement. The Company shall be entitled to deduct and withhold from any payments made to Parent under this Section 11.04(b) such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provisions of state or local tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for purposes of this Section 11.04(b) as having been paid to Parent.

    (c)  If:

        (i)  Parent shall terminate this Agreement pursuant to
    Section 10.01(c)(iii) and at such time a third party shall have made an Acquisition Proposal; or

        (ii)  the Company or Parent shall terminate this Agreement pursuant to
    Section 10.01(b)(iii);

then the Company shall within five Business Days pay to Parent in immediately available funds up to $30 million as reimbursement for documented expenses incurred in connection with the negotiation and execution of this Agreement.

    (d)  If the Company shall terminate this Agreement pursuant to
Section 10.01(e), then Parent shall within five Business Days pay to the Company in immediately available funds up to $30 million as reimbursement for documented expenses incurred in connection with the negotiation and execution of this Agreement.

    Section 11.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment will relieve Parent or Merger Subsidiary of its obligations hereunder.

    Section 11.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

    Section 11.07. JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

    Section 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

    Section 11.09. COUNTERPARTS; EFFECTIVENESS; BENEFIT. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

    Section 11.10. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

    Section 11.11. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

    Section 11.12. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

    Section 11.13. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                       NABISCO HOLDINGS CORP.

                                                       By:  /s/ JAMES M. KILTS
                                                            -----------------------------------------
                                                            Name:  James M. Kilts
                                                            Title:   President and Chief Executive
                                                            Officer

                                                       PHILIP MORRIS COMPANIES INC.

                                                       By:  /s/ LOUIS CAMILLERI
                                                            -----------------------------------------
                                                            Name:  Louis Camilleri
                                                            Title:   Senior Vice President and Chief
                                                                    Financial Officer

                                                       STRIKE ACQUISITION CORP.

                                                       By:  /s/ NANCY DELISI
                                                            -----------------------------------------
                                                            Name:  Nancy DeLisi
                                                            Title:   President

                                                                         ANNEX B

                         VOTING AND INDEMNITY AGREEMENT

    Voting and Indemnity Agreement dated as of June 25, 2000 between Nabisco Group Holdings Corp. ("NGH"), a Delaware corporation, Philip Morris
Companies Inc., a Virginia corporation ("PARENT"), and, solely for purposes of Sections 5(d), 8(c) and 9 of this Agreement, Nabisco Holdings Corp., a Delaware corporation (the "COMPANY").

    WHEREAS, the Company, Parent and Strike Acquisition Corp. ("MERGER SUBSIDIARY") are concurrently with the execution and delivery of this Agreement entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") pursuant to which Merger Subsidiary will merge with and into the Company on the terms and conditions set forth therein; and

    WHEREAS, in order to induce Parent to enter into the Merger Agreement, Parent has requested NGH, and NGH has agreed, to enter into this Agreement.

    NOW, THEREFORE, the parties hereto agree as follows:

    Section 1. DEFINITIONS. Capitalized terms used and not defined herein shall have the meaning assigned to such terms in the Merger Agreement.

    Section 2. NGH STOCKHOLDER MEETING; PROXY MATERIAL. NGH shall cause a meeting of its stockholders (the "NGH STOCKHOLDER MEETING") to be duly called and held (as promptly as practicable following filing of the proxy statement of NGH relating to such meeting) at which its stockholders will vote on a resolution to authorize the sale of the Shares (as defined below) pursuant to the Merger Agreement (the "NA SALE") and related matters. Unless Parent otherwise agrees, the NGH Stockholder Meeting will be held either simultaneously with or prior to any other meeting of the NGH stockholders to be held in connection with the NGH Merger Agreement or any other transaction replacing the NGH Merger Agreement. Subject to Section 6(C), the Board of Directors of NGH shall recommend approval of the NA Sale by NGH's stockholders. In connection with such meeting, NGH will (i) romptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable a proxy statement of NGH and all other proxy materials for such meeting, (ii) use its reasonable best efforts (including postponing or adjourning the NGH Stockholder Meeting to solicit additional proxies for a period of up to 30 days) to obtain the approval of the NA Sale by holders of a majority of the outstanding stock of NGH entitled to vote thereon (the "NGH STOCKHOLDER APPROVAL") and (iii) otherwise comply with all legal requirements applicable to such meeting. The NGH Stockholder Approval will be presented as a single proposal in the NGH proxy statement and will not be conditioned on approval of any other proposal. Parent and its counsel shall be given an opportunity to review and comment on the NGH proxy statement prior to its being filed with the SEC or mailed to NGH stockholders, and NGH shall provide to Parent copies of any comments received from the SEC in connection therewith and shall consult with Parent in responding to the SEC.

    Section 3. AGREEMENT TO VOTE. Subject to obtaining the NGH Stockholder Approval, NGH agrees to vote all Shares (as defined below) at any meeting of stockholders of the Company, or pursuant to any action by written consent (which consent, in the case of clause (a) of this Section 3, it shall execute and deliver to the Company immediately following (i.e. on the same day) receipt of the NGH Stockholder Approval), in each case where such matters arise (a) in favor of the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and (b) against (i) any proposal made in opposition to or in competition with the Merger and the transactions contemplated by the Merger Agreement, (ii) any merger, reorganization, consolidation, share exchange, business combination, sale of assets or other similar transaction with or involving the Company and any party other than Parent, or (iii) any other action the consummation of which would reasonably be expected to prevent or delay consummation of the transactions contemplated by the Merger Agreement.

    Section 4. REPRESENTATIONS AND WARRANTIES OF NGH. NGH hereby represents and warrants to Parent that:

    (a) OWNERSHIP OF SHARES. NGH owns, beneficially and of record, 213,250,000 shares (the "SHARES") of Class B common stock, $0.01 par value per share, of the Company, free and clear of any Lien and, subject to applicable law, free of any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. Except for the Shares, NGH does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, other than as provided in the Corporate Agreement dated as of June 14, 1999 among NGH, the Company and R.J. Reynolds Tobacco Holdings, Inc. ("RJR").

    (b) CORPORATE AUTHORIZATION. Subject to obtaining the NGH Stockholder Approval, the execution, delivery and performance by NGH of this Agreement and the consummation by NGH of the transactions contemplated hereby are within NGH's corporate powers and have been duly authorized by all necessary corporate action on the part of NGH. This Agreement has been duly executed and delivered by NGH and constitutes a valid and binding Agreement of NGH.

    (c) NON-CONTRAVENTION. Subject to obtaining the NGH Stockholder Approval and to compliance with the matters set forth in Section 10, the execution, delivery and performance by NGH of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of NGH, (ii) contravene, conflict with, or result in any violation or breach of any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute (with or without notice or lapse of time or both) a default under, or cause or permit the termination, cancellation or acceleration or other change of any right or obligation or the loss of any benefit to which NGH is entitled under any provision of any agreement or other instrument binding on NGH, except in the case of clauses (ii) and (iii) for such matters as would not materially impair NGH's ability to perform its obligations under this Agreement.

    (d) OPINION OF FINANCIAL ADVISORS. NGH has received an opinion of UBS Warburg LLC and an opinion of Morgan Stanley & Co. Incorporated, each dated as of the date of this Agreement and each to the effect that, as of the date of such opinion, the NA Sale is fair from a financial point of view to the Company's stockholders, including NGH. Complete and correct signed copies of such opinions will be delivered to Parent as soon as practicable after the date of this Agreement. NGH has received the consent of each of UBS Warburg LLC and Morgan Stanley & Co. Incorporated to include the above-referenced opinions in the NGH proxy statement relating to the NA Sale.

    (e) TAX REPRESENTATION. NGH represents and warrants that the requirement set forth in Section 4.06 of the Tax Sharing Agreement with respect to this Agreement, the Merger Agreement and consummation of the transactions contemplated by this Agreement and the Merger Agreement (collectively, the "TRANSACTIONS") has been fully satisfied on or prior to the date hereof, each party to the Tax Sharing Agreement has irrevocably waived any right it may otherwise have had to consent to the Transactions, and no such party will have any claim or right under the Tax Sharing Agreement to payment from the Company or Parent in connection with the consummation of the Transactions insofar as such claim or right to payment relates to the taxability of the Internal Distribution or the Distribution (each as defined in the Tax Sharing Agreement) by reason of the consummation of the Transactions.

    (f) NGH MERGER AGREEMENT. (i) NGH hereby represents and warrants to Parent that the NGH Merger Agreement will be substantially in the form previously provided to Parent. NGH will not amend or modify the NGH Merger Agreement or waive any of its rights thereunder in any manner that would reasonably be expected to materially delay or prevent consummation of the Merger or create any material additional liabilities of the Company.

        (ii) With respect to NGH's actions under Section 6.05 (Surety Obligations) of the NGH Merger Agreement, NGH shall take such actions in consultation with the Company and in a manner that does not unreasonably disrupt the Company's business or operations.

        (iii) Without the prior written consent of Parent, NGH will not amend or modify Section 7.04 of the NGH Merger Agreement in any manner that would adversely affect Parent or the Company.

    (g) Without limiting the indemnification provided in Section 9(a) herein and the assumption of liability for certain employee obligations in
Section 7.04 of the NGH Merger Agreement, the Company and NGH, after the date hereof, will consider in good faith making appropriate arrangements to provide for the administration of such employee obligations, PROVIDED that in no event will the Company be required to incur any additional costs or liabilities in connection therewith (other than routine administrative costs that do not impose any incremental costs on the Company).

    Section 5. CERTAIN COVENANTS. (a) Except pursuant to the terms of this Agreement and the Merger Agreement, NGH shall not, without the prior written consent of Parent, directly or indirectly (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement.

    (b) During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, NGH shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to the making of an Acquisition Proposal to which it or any of its Subsidiaries is a party (other than any involving Parent or its Subsidiaries). During such period, NGH agrees to use reasonable best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

    (c) During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, NGH shall not terminate, amend, modify or waive any provision of the Rights Agreement, dated as of March 13, 2000, between NGH and EquiServe Trust Company, N.A., as Rights Agent (the "RIGHTS AGREEMENT"), except (i) that NGH shall take all action necessary to ensure that the transactions contemplated by the Merger Agreement and the NGH Merger Agreement (as defined below) are exempt from the provisions of the Rights Agreement and (ii) NGH may take any action necessary to permit any transaction that is to be completed after consummation of the NA Sale, so long as such action would not adversely affect NGH's ability to obtain the NGH Stockholder Approval.

    (d) The Company shall pay the fees, commissions and expenses of UBS Warburg LLC, Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Davis Polk & Wardwell, Deloitte & Touche LLP and any other advisors retained by the Company or NGH in connection with the transactions contemplated by this Agreement and the Merger Agreement up to a maximum of $50 million (as permitted by Section 4.14 of the Merger Agreement). NGH shall pay, or at or prior to the Effective Time shall reimburse the Company for, all such fees, commission, and expenses in excess of $50 million.

    (e) Either before or after the Effective Time, NGH shall not amend the Distribution Agreement, dated as of May 12, 1999, among RJR Nabisco Holdings Corp., RJR Nabisco, Inc. and R.J. Reynolds Tobacco Company (the "DISTRIBUTION AGREEMENT") in any manner adverse to the Company's rights under Articles 7 or 8 or Section 10.06 of the Distribution Agreement.

    Section 6. NO SOLICITATION; OTHER OFFERS. (a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7, NGH will not, and NGH will use its reasonable best efforts to cause the officers, directors, employees, investment bankers, consultants or other agents or representatives (collectively, "AGENTS") of NGH not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) engage in discussions or negotiations with any Person concerning an Acquisition Proposal, (iii) disclose any nonpublic information relating to NGH or any of its Subsidiaries to any Person who, to the knowledge of NGH, is considering making, or has made, an Acquisition Proposal or (iv) take any other action to facilitate any inquiries or the making of any proposal that constitutes, or that could reasonably be expected to lead to, an Acquisition Proposal. NGH will notify Parent promptly (but in no event later than 24 hours) after receipt by NGH of any Acquisition Proposal or any request for nonpublic information relating to NGH or any of its Subsidiaries by any Person who, to the knowledge of NGH, is making, or has made, an Acquisition Proposal. NGH shall promptly provide such notice orally and in writing and shall identify the Person making, and all terms and conditions of, any such Acquisition Proposal or request. NGH shall keep Parent promptly informed of the status and details of any such Acquisition Proposal (including any amendments or proposed amendments) or request and any discussions or negotiations pursuant to Section 6(B) and NGH shall provide to Parent copies of any written communications between NGH and the Person making the Acquisition Proposal. NGH shall, and NGH shall use reasonable best efforts to cause the Agents of NGH to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of NGH from complying with Rule 14d-9 or Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal.

    (b) Notwithstanding the foregoing, NGH may prior to receipt of the NGH Stockholder Approval negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Person in response to an unsolicited Acquisition Proposal by such Person if (i) NGH has complied with the terms of Section 6(A), (ii) the Board of Directors of NGH determines in good faith that such Acquisition Proposal is likely to result in a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties under applicable law, (iii) such Person executes a confidentiality agreement with terms no less favorable to NGH than those contained in the Confidentiality Agreement (except as to the standstill provisions) and (iv) NGH shall have delivered to Parent prior written notice advising Parent that it intends to take such action.

    (c) The Board of Directors of NGH shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to its stockholders referred to in Section 2 hereof, but only if (i) NGH has complied with the terms of
Section 6(A), (ii) NGH has received an unsolicited Acquisition Proposal which the Board of Directors determines in good faith constitutes a Superior Proposal,
(iii) the Board of Directors of NGH determines in good faith, after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties under applicable law and (iv) NGH shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.

    (d)  For purposes of this Agreement:

    "ACQUISITION PROPOSAL" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination, or other similar transaction involving NGH or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, more than 35% of the voting securities of NGH or the Company, or a substantial portion of the assets of NGH and its Subsidiaries taken as a whole, other than the transactions contemplated by the Merger Agreement or any transaction to be completed after consummation of the NA Sale.

    "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal (i) on terms that the Board of Directors of NGH determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal including the legal, financial and regulatory aspects of the proposal) are more favorable to NGH's stockholders (taking into account the consideration to be received by NGH in the NA Sale) than the transaction contemplated by the Merger Agreement, as amended pursuant to Section 10.01(d) of the Merger Agreement, if applicable, and (ii) that is reasonably likely to be consummated by the Person making such Acquisition Proposal.

    (e) NGH will promptly provide to Parent any information regarding NGH provided to any Person making an Acquisition Proposal which was not previously provided to Parent.

    Section 7. TERMINATION. (a) Unless earlier terminated pursuant to this Section, this Agreement will terminate on the earlier to occur of: (i) the consummation of the Merger, (ii) termination of the Merger Agreement in accordance with its terms and (iii) the date of the NGH Stockholder Meeting, including reasonable extensions thereof up to 30 days to obtain additional proxies, if the NGH Stockholder Approval shall not have been obtained at such meeting by reason of the failure to obtain the required vote.

    (b) NGH may terminate this Agreement if the Board of Directors of NGH authorizes NGH, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal, PROVIDED, however that
(i) NGH shall have complied with Section 6 hereof, (ii) NGH shall have given Parent at least three Business Days written prior notice of its intention to terminate the Agreement, attaching a description of all material terms and conditions of the Superior Proposal to such notice, (iii) during such three Business Days or greater period, the Company and NGH engage in good faith negotiations with Parent with respect to such changes as Parent may propose to the terms of this Agreement, the Merger and the Merger Agreement, (iv) Parent does not make, prior to such termination of this Agreement, a definitive, binding offer which the Board of Directors of NGH determines, in good faith after consultation with its financial advisors, is at least as favorable to the NGH stockholders (taking into account the consideration to be received by NGH in the NA Sale) as the Superior Proposal and (v) NGH, prior to such termination pursuant to this clause (b), pays to Parent in immediately available funds the fee required to be paid pursuant to Section 8(B). NGH agrees to notify Parent promptly if its intention to enter into a written agreement in connection with a Superior Proposal shall change at any time after giving such notification.

    (c)  Parent may terminate this Agreement if:

        (i) the Board of Directors of NGH shall have failed to recommend or shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of the NA Sale, shall have approved or recommended a Superior Proposal, or shall have resolved to do any of the foregoing;

        (ii) NGH shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal; or

        (iii) NGH shall breach its obligations set forth in Section 3, which breach shall not be cured within two Business Days.

    (d) The provisions of Sections 8, 9, 15, 16 and 17 will survive any termination of this Agreement pursuant to Section 7. The provisions of Sections 4(E), 5(D), 5(E), 11 and 14 will survive termination of this Agreement pursuant to Section 7(A)(I). The provisions of Section 9 of this Agreement will terminate automatically if both the Merger Agreement and the NGH Merger Agreement shall have been terminated.

    Section 8. EXPENSES. (a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    (b)  If:

        (i)  NGH shall terminate this Agreement pursuant to Section 7(b);

        (ii)  this Agreement shall terminate pursuant to Section 7(A)(III) and
    (A) prior to the NGH Stockholder Meeting a third party or NGH or the Company shall have announced an Acquisition Proposal and (B) within nine months after termination of this Agreement the Company or NGH enters into a definitive agreement in respect of any Acquisition Proposal with respect to the Company or NGH, respectively, or such a transaction is consummated; or

        (iii)  Parent shall terminate this Agreement pursuant to Section 7(C);

then NGH shall pay to Parent (by wire transfer of immediately available funds not later than the date of termination of this Agreement or, in the case of clause (ii), the date of such definitive agreement) an amount equal to $445 million less any amounts previously paid pursuant to Section 11.04(b) or 11.04(c) of the Merger Agreement. NGH shall be entitled to deduct and withhold from any payments made to Parent under this Section 8(B) such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provisions of state or local tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for purposes of this
Section 8(B) as having been paid to Parent.

    (c) Notwithstanding the foregoing, if a fee shall become payable pursuant to both Section 8(B) of this Agreement and Section 11.04(b) of the Merger Agreement, the Company shall, and NGH shall cause the Company to, pay such fee in accordance with and at the time provided for in the Merger Agreement and no fee shall be initially payable by NGH hereunder; PROVIDED that NGH shall remain liable and shall immediately pay such fee to the extent that the Company shall fail timely to pay such fee in full, in which case NGH shall have the right to obtain reimbursement of the fee from the Company.

    Section 9.  INDEMNIFICATION.

    (a)  NGH INDEMNIFICATION OF PARENT FOR NGH LIABILITIES.  Subject to
Section 9(C), on and after the Effective Time, NGH shall indemnify and hold harmless Parent and its affiliates (including the Company after the Merger) and their respective present and former directors, officers and employees (each, a "PARENT INDEMNITEE") from and against any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("LOSSES") incurred or suffered by any Parent Indemnitee arising out of any NGH Liabilities, regardless of whether such Losses arise as a result of the negligence or strict liability (or any other liability under any theory of law or equity) of such Parent Indemnitee.

    (b)  COMPANY INDEMNIFICATION OF NGH FOR COMPANY LIABILITIES.  Subject to
Section 9(C), on and after the Effective Time, the Company shall indemnify and hold harmless NGH and its affiliates and their respective present and former directors, officers and employees (each, an "NGH INDEMNITEE") from and against any and all Losses incurred or suffered by any NGH Indemnitee arising out of any Company Liabilities, regardless of whether such Losses arise as a result of the negligence or strict liability (or any other liability under any theory of law or equity) of such NGH Indemnitee.

    (c) THIRD-PARTY RIGHTS; TAX BENEFITS AND INSURANCE PROCEEDS. Any indemnification pursuant to Section 9(A) or Section 9(B) shall be paid net of any tax benefit or insurance proceeds to the Indemnified Party attributable to the relevant payment. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit (as a third-party beneficiary or otherwise) that it would not be entitled to receive in the absence of
Section 9(A) or Section 9(B), (ii) relieved of the responsibility to pay any claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation under Section 9(A) or Section 9(B).

    (d) INSURANCE. NGH agrees to provide reasonable cooperation at the expense of the Company in connection with any claims the Company may have under insurance policies in effect at any time prior to the Effective Time that in any way relate to Company Liabilities or Liabilities in respect of officers and directors of the Company acting in their capacities as such. The Company agrees to provide reasonable cooperation at the expense of NGH in connection with any claims NGH may have under insurance policies in effect at any time prior to the Effective Time that in any way relate to NGH Liabilities or Liabilities in respect of officers and directors of NGH acting in their capacities as such.

    (e) DEFINITIONS. For purposes of this Section 9, the following terms have the following meanings:

    "COMPANY LIABILITIES" means all Liabilities, whether arising before, at or after the Effective Time, of or in any way relating, in whole or in part, to
(a) the Company or any of its Subsidiaries or their respective employees (except to the extent defined as NGH Liabilities below or expressly assumed by NGH pursuant to Section 7.04 of the NGH Merger Agreement as in effect on the date hereof or as amended with the prior written consent of Parent) or arising from the conduct of, in connection with or in any way relating to, in whole or in part, the business of the Company and its Subsidiaries, or the ownership or use of assets or property in connection with that business or (b) any Benefit Arrangement or Employee Plan (as such terms are defined in the Merger Agreement) except to the extent expressly assumed by NGH pursuant to Section 7.04 of the NGH Merger Agreement as in effect on the date hereof or as amended with the prior written consent of Parent. Notwithstanding the foregoing, "COMPANY LIABILITIES" shall exclude all Liabilities for Taxes of the Company or any of its Subsidiaries and all Liabilities for Taxes that may otherwise be collected from the Company or any of its Subsidiaries, in each case to the extent governed by the Tax Sharing Agreement.

    "LIABILITIES" means any and all claims, debts, liabilities and obligations of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) whenever arising, including all costs and expenses relating thereto.

    "NGH LIABILITIES" means all Liabilities (other than Company Liabilities), whether arising before, at or after the Effective Time, of or in any way relating, in whole or in part, to (a) NGH or its employees or arising from the conduct of, in connection with or in any way relating to, in whole or in part, NGH's business, or the ownership or use of assets or property in connection with that business or (b) the Liabilities expressly assumed by NGH pursuant to
Section 7.04 of the NGH Merger Agreement as in effect on the date hereof or as amended with the prior written consent of Parent. Notwithstanding the foregoing, "NGH LIABILITIES" shall exclude all (i) Liabilities for Taxes of NGH and all Liabilities for Taxes that may otherwise be collected from NGH, in each case to the extent governed by the Tax Sharing Agreement and (ii) Liabilities addressed in Section 8.02 of the Distribution Agreement dated as of May 12, 1999 among NGH, RJR and R. J. Reynolds Tobacco Company, which provision shall remain in effect in accordance with its terms. Without limiting the generality of the foregoing, "NGH LIABILITIES" shall also include all Liabilities (i) for compensation deferred pursuant to any deferred compensation plan, arrangement or agreement of NGH (which such plan shall not include the Company's Deferred Compensation Plan); (ii) for compensation, benefits, severance pay and benefits, or any similar payment or benefit that is payable with respect to service by any individual as an employee or director of NGH, whether or not such compensation has been deferred pursuant to the Company's Deferred Compensation Plan or any other Employee Arrangement, except to the extent NGH has previously contributed assets to fund such amounts to the Retention Plan and Deferred Compensation Plan trust of Nabisco, Inc. (the "TRUST"); (iii) with respect to or arising out of any option to acquire equity securities of NGH or any award of restricted stock, restricted stock units, performance shares, performance units or other awards, in each case based on equity securities of NGH or granted pursuant to the Nabisco Group Holdings Corp. 1990 Long Term Incentive Program, (iv) any "grossup" or similar make-whole or indemnity payment required to be made under any Employee Arrangement with respect to excise, income or other taxes imposed on any of the foregoing;

and (v) Taxes imposed on the income of the Trust attributable to assets thereof funding any of the foregoing.

    "NGH MERGER AGREEMENT" means the Agreement and Plan of Merger dated as of June 25, 2000 among NGH, R.J. Reynolds Tobacco Holdings, Inc. and RJR Acquisition Corp.

    "TAX SHARING AGREEMENT" means the Tax Sharing Agreement dated as of
June 14, 1999 among NGH, RJR, the Company and R. J. Reynolds Tobacco Company, as such agreement may be amended from time to time by agreement of all the parties thereto.

    Section 10. TRUST ORIGINATED PREFERRED SECURITIES. Reference is made to the Amended and Restated Declaration of Trust of Nabisco Group Holdings Capital Trust II (formerly called RJR Nabisco Holdings Capital Trust II) dated as of September 16, 1998, as amended by Amendment No. 1 thereto dated as of July 12, 1999 (the "DECLARATION"). Capitalized terms used in this Section 10 but not defined elsewhere in this Agreement shall have the meanings assigned to such terms in the Declaration. After the date hereof, and at such time as will not delay consummation of the Merger, NGH shall exercise its option under the Declaration to cause the Trustees to (i) dissolve the Trust and (ii) cause the Debentures to be distributed to Holders of the Preferred Securities and Common Securities in exchange therefor, which in each case shall occur prior to the Effective Time. In addition, NGH will (x) deliver an irrevocable notice to the Debenture Trustee stating that all outstanding Debentures are to be redeemed on September 30, 2003 and (y) take all necessary action to cause the conditions set forth in Section 10.1(C) of the Indenture to be satisfied such that a "covenant defeasance" under such section will occur concurrently with the above-described dissolution of the Trust and distribution of the Debentures.

    Section 11. NAME CHANGE. As promptly as practicable after the Effective Time, NGH shall change its name and the names of any of its Subsidiaries or related entities to new names that do not include the word "Nabisco" or any derivatives thereof and shall cease to use such name or derivatives in its business or operations.

    Section 12. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

    if to Parent, to:

             Philip Morris Companies Inc.
             120 Park Avenue
             New York, New York 10017
             Attention: Charles R. Wall
             Fax: (917) 663-5817

             with a copy to:

             Wachtell, Lipton, Rosen & Katz
             51 West 52nd Street
             New York, New York 10019
             Attention: Martin Lipton
                       Andrew J. Nussbaum
                       Fax: (212) 403-2000

             and

             Hunton & Williams
             200 Park Avenue
             New York, New York 10166
             Attention: Jerry E. Whitson
             Fax: (212) 309-1100
    if to NGH, to:

             Nabisco Group Holdings Corp.
             7 Campus Drive
             Parsippany, New Jersey 07054
             Attention: James A. Kirkman III
             Fax: (973) 539-9150

             with a copy to:

             Davis Polk & Wardwell
             450 Lexington Avenue
             New York, New York 10017
             Attention: William L. Rosoff
             Fax: (212) 450-4800

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

    Section 13. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    Section 14. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. If Parent, NGH or the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, NGH, or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Agreement.

    Section 15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

    Section 16. JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12 shall be deemed effective service of process on such party.

    Section 17. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

    Section 18. COUNTERPARTS; EFFECTIVENESS; BENEFIT. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 9, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

    Section 19. ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

    Section 20. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

    Section 21. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

    Section 22. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                       PHILIP MORRIS COMPANIES INC.

                                                       By:  /s/ LOUIS CAMILLERI
                                                            -----------------------------------------
                                                            Name:  Louis Camilleri
                                                            Title:   Senior Vice President and Chief
                                                                    Executive Officer

                                                       NABISCO GROUP HOLDINGS CORP.

                                                       By:  /s/ JAMES M. KILTS
                                                            -----------------------------------------
                                                            Name:  James M. Kilts
                                                            Title:   President and Chief Executive
                                                            Officer

                                                       NABISCO HOLDINGS CORP.,
                                                       solely for purposes of Section 5(D), 8(C) and 9
                                                       hereof

                                                       By:  /s/ JAMES M. KILTS
                                                            -----------------------------------------
                                                            Name:  James M. Kilts
                                                            Title:   President and Chief Executive
                                                            Officer

                                                                         ANNEX C

                                                          UBS WARBURG LLC

[LOGO]
                                                          299 Park Avenue
                                                          New York, NY
                                                          10171-0026
                                                          Telephone 212 821-4000
                                                          www.ubswarburg.com

                                                                   June 25, 2000

Board of Directors
Nabisco Group Holdings Corp.
7 Campus Drive
Parsippany, NJ 07054

Board of Directors
Nabisco Holdings Corp.
7 Campus Drive
Parsippany, NJ 07054

Members of the Boards of Directors:

    We understand that Nabisco Group Holdings Corp., a Delaware corporation ("NGH"), and Nabisco Holdings Corp., a Delaware corporation ("NA"), are considering a transaction (the "Transaction") whereby Philip Morris
Companies Inc., a Delaware corporation ("PM"), will acquire NA. Pursuant to the terms of an Agreement and Plan of Merger, dated as of June 25, 2000 (the "Merger Agreement"), by and among PM, Strike Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of PM, and NA, among other things,
(i) Merger Sub will be merged with and into NA (the "Merger"), and (ii) in connection with the Merger, each issued and outstanding share of Class A common stock, par value $.01 per share ("Class A Common Stock"), and Class B common stock, par value $.01 per share ("Class B Common Stock" and, together with the Class A Common Stock, the "NA Common Stock"), of NA (other than shares held by NA as treasury stock or owned by PM or any of its subsidiaries and dissenting shares under Section 2.04 of the Merger Agreement) will be converted into the right to receive $55.00, without interest (the "Merger Consideration"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement and the Voting Agreement, dated as of June 25, 2000 (the "Voting Agreement"), between NGH and PM.

    You have requested our opinion as to the fairness to the holders of NA Common Stock from a financial point of view of the Merger Consideration.

    UBS Warburg LLC ("UBSW") has acted as financial advisor to the Board of Directors of each of NGH and NA in connection with the Transaction, which joint engagement was consented to by each of NGH and NA. UBSW will receive a fee from NGH and NA the majority of which is payable upon the consummation of the Transaction. In the past, UBSW and its predecessors have provided investment banking services to NGH, NA and PM and received customary compensation for the rendering of such services. In the ordinary course of business, UBSW, its successors and affiliates may trade or have traded securities of NGH, NA and PM for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

                                                      MEMBER SIPC

UBS WARBURG LLC IS A SUBSIDIARY OF UBS AG.            MEMBER NEW YORK STOCK EXCHANGE
UBS WARBURG IS A FINANCIAL SERVICES GROUP OF UBS AG.  AND OTHER PRINCIPAL EXCHANGES

    Our opinion does not address NGH's or NA's underlying business decision to effect the Transaction or constitute a recommendation to any stockholder of NGH or NA as to how such stockholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the Voting Agreement, the form of the Transaction or the after-tax consequences to any holder of NA Common Stock of the Transaction. In addition, at your direction, we have considered the value of NA as a whole on the assumption that all NA stockholders would receive equal consideration for their shares of NA Common Stock. Furthermore, at your direction, UBSW is not expressing any opinion as to the prices at which the NGH common stock will trade subsequent to the Transaction or the use of the proceeds from the Transaction by NGH or any other NA stockholder. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement and the Voting Agreement does not differ in any material respect from the drafts that we have examined, and that NA, PM and Merger Sub will comply with all the material terms of the Merger Agreement and the Voting Agreement. At your request, we have contacted third parties to solicit indications of interest in a possible business combination transaction with NGH and NA.

    In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to NA, (ii) reviewed the reported prices and trading activity for the Class A Common Stock, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of NA, including estimates and financial forecasts prepared by management of NA, that were provided to us by NA and not publicly available, (iv) conducted discussions with members of the senior management of NA, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of NA, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant,
(vii) reviewed drafts of the Merger Agreement and the Voting Agreement, and
(viii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

    In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of NA, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NA as to the future performance of NA. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of NA Common Stock.

                                          Very truly yours,
                                          UBS WARBURG LLC

                                          /s/ UBS Warburg LLC

                                                                         ANNEX D

MORGAN STANLEY DEAN WITTER

                                                  1585 BROADWAY
                                                  NEW YORK, NEW YORK 10036
                                                  (212) 761-4000

                                                          June 25, 2000

Board of Directors
Nabisco Holdings Corp.
7 Campus Drive
Parsippany, NJ 07054-0311

Board of Directors
Nabisco Group Holdings Corp.
7 Campus Drive
Parsippany, NJ 07054-0311

Ladies and Gentlemen:

    We understand that Nabisco Holdings Corp. ("Target" or the "Company"), Philip Morris Companies Inc. ("Buyer") and Strike Acquisition Corp., a wholly owned subsidiary of Buyer ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated
June 21, 2000 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Target. Pursuant to the Merger, Target will become a wholly owned subsidiary of Buyer and each outstanding share of Class A common stock, par value $.01 per share, of Target (the "Class A Common Stock") and Class B Common Stock, par value $.01 per share, of Target (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock") other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $55.00 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether the consideration to be paid pursuant to the Merger Agreement in the aggregate is fair from a financial point of view to the holders of Common Stock other than Buyer and its affiliates.

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of the Company;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

   (iii) reviewed certain financial projections regarding the Company prepared by the management of the Company;

    (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

    (v) reviewed the reported prices and trading activity of the Class A Common Stock;

    (vi) compared the financial performance of the Company and the prices and trading activity of the Class A Common Stock with that of certain comparable publicly-traded companies and their securities;

   (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (viii) participated in certain discussions and negotiations among representatives of the Company, Nabisco Group Holdings Corp. (the "Parent") and Buyer and their financial and legal advisors;

    (ix) reviewed the drafts dated June 21, 2000 of the Merger Agreement, as well as the Voting Agreement to be entered into between Parent and Buyer (the "Voting Agreement");

    (x) discussed the tax implications of the consummation of the Merger with the Company, Parent and their counsel; and

    (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made and have not assumed responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the executed versions of the Merger Agreement and the Voting Agreement will not differ in any material respect from the last drafts thereof that we have reviewed. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without material modification or waiver. We have also assumed that the consummation of the Merger will not adversely affect the tax-free treatment of the spin-off of R.J. Reynolds Tobacco Holdings, Inc. completed June 14, 1999. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof, but our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement.

    We have acted as financial advisor to the Board of Directors of the Company and the Board of Directors of Parent in connection with the Merger and will receive a fee from each of the Company and Parent for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates ("Morgan Stanley") have provided financial advisory and financing services for the Company, Parent and Buyer and have received fees for the rendering of these services. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities or indebtedness of the Company, Parent or Buyer for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness.

    It is understood that this letter is for the information of the Board of Directors of the Company and Parent and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety, if required, in any filing made by the Company, Parent or Buyer in respect of the Merger with the Securities and Exchange Commission. This opinion does not address the relative fairness of the consideration to be paid pursuant to the Merger Agreement to the holders of the Class A Common Stock and the Class B Common Stock, and we express no opinion or recommendation as to how the stockholders of the Company or the Parent should vote with respect to the Merger.

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
    Based on the foregoing, we are of the opinion on the date hereof that the consideration to be paid pursuant to the Merger Agreement in the aggregate is fair from a financial point of view to the holders of Common Stock other than Buyer and its affiliates.

                                        Very truly yours,

                                                       MORGAN STANLEY & CO. INCORPORATED

                                                 [LOGO]

                                                       By:            /s/ RAYMOND J. MCGUIRE
                                                            -----------------------------------------
                                                                        Raymond J. McGuire
                                                                        Managing Director

                                                                         ANNEX E

                     SECTION 262 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

SECTION 262--APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

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
        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d)  Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L.'98, eff. 7-1-98).